   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 1996


                                                      REGISTRATION NO. 333-10779

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          MINDSPRING ENTERPRISES, INC.

             (Exact name of registrant as specified in its charter)
                             ---------------------

             DELAWARE                            7389                           58-2113290
 (State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
  incorporation or organization)     Classification Code Number)          Identification Number)

                             ---------------------
                         1430 WEST PEACHTREE, SUITE 400
                               ATLANTA, GA 30309
                                 (404) 815-0770

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                               CHARLES M. BREWER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          MINDSPRING ENTERPRISES, INC.
                         1430 WEST PEACHTREE, SUITE 400
                               ATLANTA, GA 30309
                                 (404) 815-0770

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

           DAVID B.H. MARTIN, JR., ESQ.                           GLENN W. STURM, ESQ.
              NANCY J. KELLNER, ESQ.                              JAMES WALKER IV, ESQ.
              HOGAN & HARTSON L.L.P.                                 NELSON MULLINS
            555 THIRTEENTH STREET, N.W.                        RILEY & SCARBOROUGH, L.L.P.
              WASHINGTON, D.C. 20004                          400 COLONY SQUARE, SUITE 2200
                  (202) 637-5600                               1201 PEACHTREE STREET, N.E.
                                                                    ATLANTA, GA 30361
                                                                     (404) 817-6000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
                             ---------------------
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /
                             ---------------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /
                             ---------------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


==================================================================================================================
                                                                                  PROPOSED
          TITLE OF EACH CLASS                    AMOUNT           PROPOSED        MAXIMUM        AMOUNT OF
             OF SECURITIES                       TO BE        MAXIMUM OFFERING    AGGREGATE     REGISTRATION
           TO BE REGISTERED                    REGISTERED     PRICE PER SHARE  OFFERING PRICE       FEE
- ------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value..........       4,025,000(1)       $10.25(2)     $41,256,250(2)    $14,227(3)
==================================================================================================================


(1) Includes 525,000 shares subject to an over-allotment option granted by the Company to the Underwriters. See "Underwriting."
(2) Estimated solely for purposes of calculating the registration fee.

(3) Previously paid.

                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 1996


PROSPECTUS

                               3,500,000 SHARES

                              [MINDSPRING LOGO]

                                 COMMON STOCK


     The 3,500,000 shares of Common Stock offered hereby (the "Offering") are being sold by MindSpring Enterprises, Inc. ("MindSpring" or the "Company"). The Common Stock is traded on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "MSPG." On September 11, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $9.13 per share. See "Price Range of Common Stock and Dividend Policy."



     AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF RISK. SEE "RISK FACTORS" APPEARING ON PAGES 6 THROUGH 18 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


                             ---------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------
                                             PRICE TO           UNDERWRITING          PROCEEDS TO
                                              PUBLIC             DISCOUNT(1)          COMPANY(2)
- ------------------------------------------------------------------------------------------------------
Per Share..............................           $                   $                    $
- ------------------------------------------------------------------------------------------------------
Total(3)...............................           $                   $                    $
- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $900,000 payable by the Company.
(3) The Company has granted the Underwriters a 30-day over-allotment option to purchase up to 525,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by the
    Underwriters, the total Price to Public will be $       , the total
    Underwriting Discount will be $       , and the total Proceeds to Company
    will be $       . See "Underwriting."

                             ---------------------

     The shares of Common Stock are offered subject to receipt and acceptance by the several Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that certificates for the shares of Common Stock
will be available for delivery on or about             , 1996.

                             ---------------------


J.C. BRADFORD & CO.

                      WHEAT FIRST BUTCHER SINGER

                                                     THE ROBINSON-HUMPHREY
                                                          COMPANY, INC.

                                          , 1996

                            MINDSPRING SERVICE AREA

[A color map of the continental United States appears on the inside front cover, representing MindSpring's service area. MindSpring's corporate headquarters is represented by a star; each MindSpring POP location is represented by a solid dot; each PSINet POP is represented by a solid triangle. Below the map is a key to the aforementioned symbols.]


     AS OF JUNE 30, 1996, THERE WERE 40 MINDSPRING POPS IN NINE STATES AND THE DISTRICT OF COLUMBIA, AND OVER 200 PSINET POPS IN 46 STATES AND THE DISTRICT OF COLUMBIA. SEE "GLOSSARY OF TECHNICAL TERMS" FOR THE DEFINITION OF "POP" AS USED HEREIN. THE COMPANY HAS OBTAINED ACCESS TO THE PSINET POPS PURSUANT TO A NETWORK SERVICES AGREEMENT, WHICH MAY BE TERMINATED UNDER SPECIFIED CIRCUMSTANCES. SEE "RISK FACTORS -- DEPENDENCE ON PSINET" AND "RECENT TRANSACTIONS."

                              -------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."
                              -------------------

  This Prospectus includes product names and trademarks of the Company and of other organizations.

                               PROSPECTUS SUMMARY


     The following information is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors" and are urged to read this Prospectus in its entirety. Unless otherwise indicated, the information in this Prospectus: (i) assumes and gives effect to the Acquisition (as defined below), except for the historical financial information; and (ii) assumes no exercise of the Underwriters' over-allotment option. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The "Glossary of Technical Terms" appearing elsewhere in this Prospectus contains definitions of certain technical terms used herein.


                                  THE COMPANY


     MindSpring Enterprises, Inc. ("MindSpring" or the "Company") is an Internet access provider that focuses on serving individual subscribers, including individuals with little or no prior on-line experience. MindSpring provides easy-to-use Internet access by offering customized software, reliable network facilities and responsive customer service. MindSpring believes that there is a growing and unsatisfied demand for high quality Internet access for individuals. Trends contributing to this growth in demand include the heightened consumer awareness of the Internet, the increasing number of individuals who have computers with modems and the expanding diversity of information, entertainment and commercial offerings available on the Internet. Management believes that few, if any, of the Company's major competitors have developed a comparable level of service quality and customer support for individual subscribers and that by targeting individual subscribers, rather than attempting to serve all segments of the Internet access market, MindSpring can continue to increase its subscriber base rapidly while maintaining superior quality service.



     In June 1996, the Company announced its plans to become a nationwide Internet access provider through agreements with PSINet Inc. ("PSINet") to purchase up to 100,000 consumer dial-up subscriber accounts, a customer service facility and certain other related assets, and to obtain access to PSINet's national network of over 200 POPs (the "PSINet Transaction"). Prior to the PSINet Transaction, MindSpring was a regional Internet access provider that offered its services through 40 POPs in the southeastern United States and had grown to approximately 34,500 subscribers from approximately 12,400 subscribers as of December 31, 1995. On a pro forma basis as of June 30, 1996, MindSpring would have had access to approximately 230 POPs (excluding PSINet POPs located in areas served by MindSpring POPs) and would have had approximately 134,500 subscribers, assuming the acquisition of 100,000 subscriber accounts from PSINet.


     MindSpring's objective is to become a leading national provider of high quality Internet access to individuals by: (i) leveraging the opportunities afforded by the PSINet Transaction and expanding its subscriber base; (ii) maintaining superior service and customer support and providing easy-to-use software and reliable Internet access; (iii) expanding marketing and distribution activities and pursuing strategic alliances with complementary businesses; (iv) focusing on individual subscribers; and (v) engaging in selected acquisitions.


     Management believes that the PSINet Transaction will enhance the Company's ability to achieve its strategic objectives on a cost-effective and accelerated basis and to realize economies of scale. Management believes that the PSINet Transaction will establish MindSpring as a leading Internet access provider with nationwide coverage, create opportunities for the Company to pursue national marketing and strategic alliances and reduce the need for significant up-front capital expenditures to establish Company-owned POPs. The Company intends, however, to maintain the flexibility to expand, open or close its own POPs or make other capital investments as and where subscriber demand or strategic considerations warrant.


     The Company was incorporated in Georgia in February 1994 and was reincorporated in Delaware in December 1995. The Company's executive offices are located at 1430 West Peachtree, Suite 400, Atlanta, Georgia 30309. The Company's telephone number is (404) 815-0770.

                              RECENT DEVELOPMENTS


     On June 28, 1996, the Company entered into a Purchase Agreement with PSINet (as amended, the "Purchase Agreement") pursuant to which the Company agreed to acquire up to 100,000 subscriber accounts and other assets from PSINet (the "Acquisition"). The maximum aggregate purchase price for the Acquisition is $21,129,000 (excluding accrued interest and increases in principal amounts under promissory notes issued to PSINet), with the actual purchase price dependent on the number of acquired subscriber accounts that remain MindSpring subscriber accounts for a specified period. Management currently expects that fewer than 100,000 subscriber accounts will actually be purchased, due to subscriber attrition over such period. The Company acquired 15,000 of these subscriber accounts for $1,000,000 in cash and a $2,000,000 one-year promissory note on June 28, 1996. The Company acquired substantially all of the remaining subscriber accounts and related assets as of September 1, 1996, at which time the Company issued an additional one-year promissory note in the amount of $9,929,000. The balance of the purchase price is expected to be paid out of the net proceeds from the Offering at specified intervals during the fourth quarter of 1996 and the first quarter of 1997. The completion of the Acquisition is not contingent upon consummation of the Offering.



     In connection with the Acquisition, the Company and PSINet also entered into a Network Services Agreement (as amended, the "Services Agreement"), which will enable MindSpring to offer nationwide Internet access through PSINet's network of over 200 POPs. Pursuant to the Services Agreement, PSINet agreed, among other things, to provide to the Company: (i) Internet connection services which meet reasonable commercial standards, including with respect to access and reliability; and (ii) access to PSINet's network monitoring systems and subscriber log-in and accounting information.



     On August 6, 1996, the Company and The News and Observer Publishing Company ("N&O") entered into a definitive agreement, which was amended and restated on September 11, 1996, pursuant to which the Company agreed to acquire certain individual dial-up subscriber accounts in North Carolina (currently expected to number between 4,000 and 6,000) in connection with N&O's Nando.net Internet access business (the "Nando.net Transaction"). The Nando.net Transaction is expected to be consummated on or about September 30, 1996, subject to the fulfillment of certain customary closing conditions. See "Recent Transactions."


                                  THE OFFERING

Common Stock offered by the
   Company....................   3,500,000 shares

Common Stock to be outstanding
   after the Offering (1).....   8,625,793 shares


Use of proceeds...............   Payment of the balance of the amounts payable
                                   in connection with the Acquisition, the
                                   Nando.net Transaction and other subscriber purchases; capital expenditures through the end of 1996; working capital and general corporate purposes, funding of operating deficits and possible additional strategic acquisitions of subscriber accounts and complementary businesses. See "Use of Proceeds" and "Recent Transactions."


Nasdaq National Market
Symbol........................   MSPG
- ---------------

(1) Based on the number of shares of Common Stock outstanding as of June 30, 1996. Does not include: (a) 100,000 shares of Common Stock issuable on September 19, 1996 upon conversion of the Company's Class C Preferred Stock, par value $0.01 per share ("Class C Preferred"); (b) 439,213 shares of Common Stock issuable upon exercise of stock options granted to directors, officers and employees of the Company at prices ranging from $0.64 to $12.38 per share; or (c) 525,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.


                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully a number of factors that could affect the Company's business, financial condition and results of operations. Such factors are discussed elsewhere in this Prospectus under the heading "Risk Factors."

                      SUMMARY FINANCIAL AND OPERATING DATA

               (IN THOUSANDS EXCEPT PER SHARE AND OPERATING DATA)


     The summary historical and pro forma financial and operating data set forth below should be read in conjunction with "Use of Proceeds," "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's financial statements and notes thereto and other financial and operating data included elsewhere in this Prospectus. The pro forma financial information does not purport to represent what the Company's results of operations would have been if the PSINet Transaction had in fact occurred on such dates, nor does it purport to indicate the future financial position or results of future operations of the Company. The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable.



                                                                    YEAR ENDED               SIX MONTHS ENDED JUNE 30,
                                                                   DECEMBER 31,                    (UNAUDITED)
                                                              ----------------------    -----------------------------------
                                                 INCEPTION                 PRO FORMA                              PRO FORMA
                                                 PERIOD(1)      1995         1995         1995         1996         1996
                                                 ---------    ---------    ---------    ---------    ---------    ---------
STATEMENTS OF OPERATIONS DATA:
Revenues......................................    $   103     $   2,227    $  9,013     $     511    $   4,307    $ 12,262
Costs and expenses:
    Selling, general and administrative.......        121         2,230       9,001           504        4,342      12,362
    Cost of revenues..........................         52           966       4,359           223        1,912       5,890
    Depreciation..............................          5           265         797            48          596         929
    Amortization..............................          0             0       6,990             0            0       3,495
                                                 ---------    ---------    ---------    ---------    ---------    ---------
        Total costs and expenses..............        178         3,461      21,147           775        6,850      22,676
                                                 ---------    ---------    ---------    ---------    ---------    ---------
Operating loss................................        (75)       (1,234)    (12,134)         (264)      (2,543)    (10,414)
Interest income (expense), net................          0          (725)       (725)            2           44          44
                                                 ---------    ---------    ---------    ---------    ---------    ---------
Net loss......................................    $   (75)    $  (1,959)   $(12,859)    $    (262)   $  (2,499)   $(10,370)
                                                 ========      ========    ==========    ========     ========    ==========
PER SHARE DATA:
Net loss per share(2).........................                $   (0.62)   $  (1.93)    $   (0.09)   $   (0.58)   $  (1.33)
Weighted average common shares
  outstanding(2)..............................                3,175,376    6,675,376    2,857,119    4,309,859    7,809,859
OTHER OPERATING DATA:
Approximate number of subscribers at end of
  period(3)...................................      1,000        12,410     112,410         4,370       34,460     134,460
Approximate number of POPs at end of
  period(3)...................................          1            17         207             2           40         230



                                                                                           JUNE 30, 1996
                                                                             ------------------------------------------
                                                                                          AS ADJUSTED
                                                                             ACTUAL   FOR THE OFFERING(4)  PRO FORMA(5)
                                                                             -------  -------------------  ------------
BALANCE SHEET DATA:
Working capital...........................................................   $ 2,154        $31,235          $ 10,781
Property and equipment, net...............................................     6,874          6,874             9,518
Total assets..............................................................    17,215         44,456            44,456
Total liabilities.........................................................     5,082          3,082             3,082
Accumulated deficit.......................................................    (4,533)        (4,533)           (4,533)
Total stockholders' equity................................................    12,133         41,374            41,374


- ---------------

(1) The Inception Period is the period from February 24, 1994 (inception) to December 31, 1994.


(2) Pro forma net loss per share is computed using the weighted average number of shares of Common Stock and dilutive Common Stock equivalent shares from convertible preferred stock (using the if-converted method) and from stock options (using the treasury stock method). For 1996, the Class C Preferred and stock options are excluded from the calculations as their effect is antidilutive. For 1995, Common Stock and Common Stock equivalent shares issued at prices below the initial public offering price ($8.00 per share) during the twelve-month period prior to the Company's initial public offering have been included in the calculation as if they were outstanding for all periods prior to the initial public offering, regardless of whether they are dilutive. Accordingly, all stock options granted and the Class C Preferred are included in the earnings per share calculations for all 1995 periods presented, even though the effect on net loss is antidilutive. For 1995, the Company's Class A Preferred Stock and Class B Preferred Stock (which converted into shares of Common Stock on a one-for-one basis at the time of the Company's initial public offering) have been included for the respective weighted average periods for which such shares were outstanding, even though their effect is antidilutive. For purposes of the pro forma presentations, includes 3,500,000 shares of Common Stock offered hereby.


(3) The pro forma presentations assume the acquisition by the Company of 100,000 subscriber accounts and access to 190 PSINet POPs that are not located in areas served by a MindSpring POP. Under the terms of the Purchase Agreement, the number of subscriber accounts the Company must purchase will not be deemed to exceed 100,000, and could be less depending on various factors described elsewhere herein. For example, if only 66,000 PSINet subscriber accounts are acquired, June 30, 1996 pro forma subscribers would be 100,460. The historical number of POPs and subscribers at end of period for the six months ended June 30, 1996 excludes the effects of the PSINet Transaction.


(4) Adjusted to reflect the sale of 3,500,000 shares of Common Stock offered hereby at an assumed price to the public of $9.13 per share. Assumes an increase to working capital equal to the aggregate estimated net proceeds of the Offering less repayment of the First PSINet Note (as defined herein) (including accrued interest and increases in principal amount through early October 1996), estimated to be $2,160,000 upon completion of the Offering. See "Use of Proceeds" for a description of the Company's specific plans for application of the net proceeds from the Offering.


(5) Adjusted to reflect the sale of 3,500,000 shares of Common Stock offered hereby at an assumed price to the public of $9.13 per share. Assumes an increase to working capital equal to the aggregate estimated net proceeds of the Offering less repayment of indebtedness to PSINet, which is assumed to be $20,399,000 (including accrued interest and increases in principal amounts through early October 1996), based on an assumed acquisition of 100,000 subscriber accounts from PSINet. Assumes that an additional $700,000 of net proceeds from the Offering will be used to pay certain one-time license fees and starter kit costs associated with the transfer of PSINet subscriber accounts to MindSpring. If only 66,000 PSINet subscriber accounts are acquired, indebtedness to PSINet would be $13,599,000 (including accrued interest and increases in principal amounts through early October 1996).

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors before purchasing any of the Common Stock offered hereby.

     LIMITED OPERATING HISTORY; OPERATING LOSSES. The Company was incorporated on February 24, 1994 and commenced offering Internet access in June 1994. The Company has had net losses in each quarter since it commenced operations and had net losses of approximately $75,000, $1,959,000 and $2,499,000 for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, respectively. As of June 30, 1996, the Company had an accumulated deficit of approximately $4,533,000. The Company expects that it will continue to incur net losses at least through the third quarter of 1997. Amortization charges in connection with the Company's acquisition of assets related to PSINet's consumer dial-up Internet access services will be first incurred in the third quarter of 1996 and are expected to adversely affect the Company's results of operations through the second quarter of 1999. The Company's ability to achieve and maintain profitability and positive cash flow is dependent upon a number of factors, including the Company's ability to increase revenues while reducing per subscriber costs by achieving economies of scale. There can be no assurance that the Company will be successful in increasing or maintaining revenues or achieving or sustaining economies of scale or positive cash flow in the future, and any such failure could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Competition," "-- Factors Affecting Operating Results; Potential Fluctuations in Quarterly Results" and "-- Need for Additional Capital to Finance Growth and Capital Requirements."


     PSINET TRANSACTION. The PSINet Transaction involves numerous risks. Such risks include, among others: the difficulty of integrating the Company's network and systems with PSINet's network; the potential disruption of the Company's ongoing business; the potential inability of management to successfully assimilate and retain subscriber accounts acquired from PSINet and convert such subscriber accounts to the Company's billing system; potential problems that transferring subscribers may experience with the process of converting to MindSpring software and the potential dissatisfaction of subscribers who are required to change their e-mail or domain address; the difficulty of assimilating the operations and personnel of the customer service facility to be acquired from PSINet (the "Harrisburg Facility"); the difficulty of incorporating acquired technology and rights into the Company's service offerings and maintaining uniform standards, controls, procedures and policies in conjunction with a dramatically expanded subscriber base; the risks of entering markets in which the Company has little or no direct prior experience; and the possible impairment of relationships with former PSINet employees and subscribers as a result of changes in management. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with the PSINet Transaction. In addition, the Purchase Agreement requires the Company to pay PSINet $200 for each subscriber whose account is acquired by MindSpring and who remains a MindSpring subscriber on certain measurement dates, the first of which is November 15, 1996 and the last of which is January 15, 1997. Such subscribers may cancel their accounts at any time, with the cancellation taking effect as of the first day of the following month. Consequently, if any such subscriber remains a MindSpring subscriber past the applicable measurement date but cancels MindSpring service thereafter, the Company could receive significantly less revenue from such subscriber than the amount it pays to PSINet for the subscriber account. There can be no assurance that the Company will retain the subscriber accounts acquired from PSINet, or successfully integrate the assets or subscriber accounts acquired from PSINet, and any failure to retain subscriber accounts, or to successfully integrate the assets or subscriber accounts acquired from PSINet, could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Risks Associated With Additional Acquisitions and Purchases of Subscriber Accounts," "-- Need for Additional Capital to Finance Growth and Capital Requirements" and "Recent Transactions."


     DEPENDENCE ON PSINET. The Services Agreement with PSINet expires on June 28, 2001, and automatically renews for additional one-year terms, but may be terminated earlier at any time by either party upon 365 days' prior written notice. The Services Agreement does not require PSINet to continue to operate any POP that is not serving as a primary dial-in POP for any MindSpring subscriber. PSINet's inability or unwillingness to provide POP access to MindSpring's subscribers, or the Company's inability to secure alternative POP arrangements upon partial or complete termination of the Services Agreement or other loss of access to PSINet POPs, could significantly limit the Company's ability to provide Internet access to its subscribers and limit the Company's ability to expand nationally, which could, in turn, have a material adverse effect on the Company's business, financial condition and results of operations. Other than its intention to retain the flexibility to open new MindSpring POPs on an as-needed basis, the Company does not currently have any plans or commitments with respect to such alternative POP arrangements. There can be no assurance that any such alternative arrangements will be available if and when the Company requires them or, if available, that such arrangements will be on terms acceptable to the Company.

     Pursuant to the Services Agreement, the Company expects to rely increasingly on PSINet to provide connectivity to MindSpring subscribers through PSINet's nationwide network of over 200 POPs. The future success of the Company's business will depend, in part, on the capacity, reliability and security of PSINet's network infrastructure, over which the Company has no control. In the event of disruptions in PSINet's network, the Company may have no means of replacing these services on a timely basis or at all in the event of such disruption. Any accident, incident, system failure or discontinuance of operations involving PSINet's network that causes interruptions in the Company's operations could have a material adverse effect on the Company's ability to provide Internet services to its subscribers, and, in turn, on the Company's business, financial condition and results of operations. See "-- Dependence on Network Infrastructure; Capacity; Risk of System Failure," "-- Dependence on Telecommunications Carriers and Other Suppliers" and "-- Security Risks."


     COMPETITION. The market for the provision of Internet access to individuals is extremely competitive and highly fragmented. There are no substantial barriers to entry, and the Company expects that competition will continue to intensify. The Company believes that the primary competitive factors determining success in this market are a reputation for reliability and service, effective customer support, pricing, easy-to-use software and geographic coverage. Other important factors include the timing of introductions of new products and services and industry and general economic trends. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations.



     As a result of increased competition in the industry, the Company has encountered and expects to continue to encounter significant pricing pressure. In May 1996, in response to a changing competitive environment, the Company introduced five different pricing plans for dial-up access (one of which was discontinued in September 1996 due to low subscriber interest), compared to two prior plan offerings. These plan changes generally represent a reduction from the previous rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." Further reductions in rates charged by the Company's competitors could require the Company to further reduce prices charged to its subscribers, which could cause a decrease in total revenues and revenue per subscriber and reduce the likelihood of the Company achieving positive cash flow or profitability in the future. Any such reductions in prices could materially adversely affect the Company's business, financial condition and results of operations. In addition, telecommunications companies may be able to offer customers reduced communications costs in connection with their Internet access services, reducing the overall cost of their Internet access services and significantly increasing price pressures on the Company. Competition could also result in increased selling and marketing expenses, related subscriber acquisition costs, and subscriber attrition, all of which could materially adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to offset the effects of any such increased costs or reductions in the Company's prices through an increase in the number of its subscribers, higher revenues from enhanced services, cost reductions or otherwise, or that the Company will have the resources to continue to compete successfully.


     The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. In addition, every local market the Company has entered or intends to enter is served by multiple local Internet access providers. The Company currently competes or expects to compete with the following types of Internet access providers: (i) national commercial Internet access providers, such as NETCOM On-Line Communications, Inc. ("NETCOM"); (ii) numerous regional and local commercial Internet access providers which vary widely in quality, service offerings and pricing; (iii) established on-line commercial information service providers, such as America Online, Inc. ("America Online") and CompuServe Incorporated ("Com-puServe"); (iv) computer hardware and software and other technology companies, such as International Business Machines Corporation ("IBM") and Microsoft Corp. ("Microsoft"); (v) national long distance carriers, such as AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI"), MFS Communications Company, Inc. ("MFS"), Sprint Corporation ("Sprint") and WorldCom, Inc. ("WorldCom"); (vi) regional telephone companies; (vii) cable operators, such as Comcast Corporation, Tele-Communications, Inc. and Time Warner, Inc.; and (viii) nonprofit or educational Internet access providers.


     Congress recently enacted, and President Clinton signed, the Telecommunications Act of 1996, P.L. 104-104 (the "1996 Telecommunications Act"), which contains certain provisions lifting, or establishing procedures for lifting, restrictions on Bell Operating Companies and other companies which may permit them to engage directly in the Internet access business. In addition, the 1996 Telecommunications Act makes it easier for national long distance carriers such as AT&T to offer local telephone service. The Company cannot predict the extent to which the 1996 Telecommunications Act, or strategic alliances or consolidation among Internet access providers, may result in additional competitive pressures on the Company or have a material adverse effect on the Company's business, financial condition and results of operations.


     The Company believes that new competitors, including large computer hardware and software, media and telecommunications companies, will continue to enter the Internet access market, resulting in even greater competition for the Company. For example, Microsoft offers an Internet access solution, including front-end software and an on-line service called "Microsoft Network." IBM's most recent version of its OS/2 operating system software includes Internet utilities, and IBM offers Internet access through its own private communications network. MCI, AT&T and Sprint have also recently entered the Internet access market. The ability of these competitors or others to enter into business combinations, strategic alliances or joint ventures or to bundle services and products with Internet access could put the Company at a significant competitive disadvantage. For example, Microsoft recently announced strategic marketing alliances for Internet access with MCI, AT&T and NETCOM. GTE Corp. ("GTE") and UUNet Technologies Inc. ("UUNet") (which was recently acquired by MFS) have also recently announced a strategic alliance whereby GTE's customers will obtain access to the Internet through UUNet's communications network. In addition, WorldCom has recently announced its agreement to acquire MFS. The ability of these competitors or others to enter into strategic alliances or joint ventures or to bundle services and products with Internet access could put the Company at a significant competitive disadvantage.


     Moreover, the Company expects to face competition in the future from companies that provide connections to consumers' homes, including local and long distance telephone companies, cable companies, electric utility companies and wireless communications companies. See "-- Risks of Technology Trends and Evolving Industry Standards." Such companies could include Internet access in their basic bundle of services or offer such access for a nominal additional charge and could prevent the Company from delivering Internet access through the wire and cable connections that such companies own. Any such developments could materially adversely affect the Company's business, financial condition and results of operations.

     The Company does not currently compete internationally. To the extent that the ability to provide Internet access internationally becomes a competitive advantage in the Internet access industry, the Company may be at a competitive disadvantage relative to other competitors. See "Business -- Competition."


     FACTORS AFFECTING OPERATING RESULTS; POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. The Company's future success depends on a number of factors, many of which are beyond the Company's control. These factors include: the rates of and costs associated with new subscriber acquisition, subscriber retention, capital expenditures and other costs relating to the expansion of operations; the ability of the Company to successfully assimilate the assets purchased in the Acquisition (including, but not limited to, the Harrisburg Facility and subscriber accounts); the timing of new product and service announcements; changes in the Company's pricing policies and those of its competitors; market acceptance of new and enhanced versions of the Company's products and services; changes in operating expenses; changes in the Company's strategy; personnel changes; the introduction of alternative technologies; the viability of the Company's arrangement with PSINet under the Services Agreement; and the effect of potential acquisitions, increased competition in the Company's markets and other general economic factors.

     The Company's operating results, cash flows and liquidity may fluctuate significantly in the future. The Company's revenues depend on its ability to attract and retain subscribers who purchase access on a month-to-month basis. MindSpring generally offers its new subscribers a 30-day money-back satisfaction guarantee and MindSpring subscribers have the option of discontinuing their service at the end of any given month for any reason. The Company's expense levels are based, in part, on its expectations as to future revenues. To the extent that revenues are below expectations, the Company may be unable or unwilling to reduce expenses proportionately, and operating results, cash flows and liquidity are likely to be adversely affected. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results and/or growth rate will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock will likely be materially adversely affected.


     RISKS ASSOCIATED WITH ADDITIONAL ACQUISITIONS AND PURCHASES OF SUBSCRIBER ACCOUNTS. As part of its business strategy, the Company has undertaken the PSINet Transaction and the Nando.net Transaction and will continue to evaluate additional strategic acquisitions of businesses and subscriber accounts principally relating to its current operations. Such transactions commonly involve certain risks including, among others: the difficulty of assimilating the acquired operations and personnel; the potential disruption of the Company's ongoing business; the possible inability of management to maximize the financial and strategic position of the Company by the successful incorporation of acquired technology and rights into the Company's service offerings and the maintenance of uniform standards, controls, procedures and policies; the risks of entering markets in which the Company has little or no direct prior experience; and the potential impairment of relationships with employees and subscribers as a result of changes in management. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with the PSINet Transaction, the Nando.net Transaction or other future transactions. In addition, any such transactions could materially adversely affect the Company's operating results due to dilutive issuances of equity securities, the incurrence of additional debt, and the amortization of expenses related to goodwill and other intangible assets, if any. Except as described in this Prospectus, the Company is not currently engaged in any negotiations with respect to specific additional significant acquisitions, although from time to time it has had discussions with several companies and is continuing to assess these and other acquisition opportunities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- MindSpring Strategy."


     MANAGEMENT'S DISCRETION REGARDING USE OF PROCEEDS. The Company intends to use approximately $21,139,000 of the estimated net proceeds from the Offering to pay: (i) the balance of the purchase price in connection with the Acquisition, including repayment of all amounts outstanding under the PSINet Notes (as defined under the heading "Recent Transactions") (assuming the Company pays the maximum aggregate purchase price pursuant to the Purchase Agreement); (ii) the balance of the amounts payable in the Nando.net Transaction; and (iii) all amounts payable in connection with certain other purchases of subscriber accounts. Pursuant to the terms of the Purchase Agreement, the Company will purchase up to 100,000 subscriber accounts. To the extent that fewer than 100,000 subscriber accounts are actually acquired, the foregoing amount will be reduced by the product of $200 and the difference between 100,000 and the number of subscriber accounts actually acquired, and the amount of net proceeds allocated to working capital and general corporate purposes will be increased by a like amount. The Company does not anticipate repaying any amounts due under any of the PSINet Notes prior to completion of the Offering. Pursuant to the First PSINet Note (as defined under the heading "Recent Transactions"), principal amounts thereunder will increase by 5.0% if not paid in full on or before September 26, 1996. Principal and interest payable on the First PSINet Note are expected to be approximately $2,100,000 and $60,000, respectively, and principal and interest payable on the Second PSINet Note (as defined under the heading "Recent Transactions") are expected to be $9,929,000 and $110,000, respectively, upon completion of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Assuming that all of the subscriber accounts acquired in connection with the Nando.net Transaction continue to be current MindSpring subscriber accounts on certain measurement dates, currently expected to be December 1, 1996 and January 1, 1997, the outstanding balance of the amounts payable (including fees for certain transition and advertising services to be provided to the Company) in the Nando.net Transaction is expected to be approximately $600,000 (excluding $100,000 expected to be paid at the closing of the

Nando.net Transaction). The amount payable in connection with certain other purchases of subscriber accounts is expected to be approximately $140,000. See "Recent Transactions -- Other Recent Transactions."



     After paying all such amounts payable in connection with the Acquisition, the Nando.net Transaction and the purchase of certain other subscriber accounts, through the end of 1996 the Company expects to use approximately $5,700,000 (excluding $1,129,000 payable for the Harrisburg Facility) of the remaining estimated net proceeds from the Offering for capital expenditures related to the continued development of the Company's network, and approximately $2,402,000 for working capital and general corporate purposes, funding operating deficits and possible strategic acquisitions of complementary assets and businesses such as, but not limited to, subscriber accounts of other access providers, World Wide Web page developers and access providers in other markets. The Company estimates that its cash and financing needs through mid-1997 will be met by the net proceeds of the Offering. Beginning in mid-1997, the Company anticipates that cash flow from operations will be sufficient to support anticipated capital expenditures and working capital and general corporate purposes requirements. However, any increases in the Company's anticipated growth rate, shortfalls in anticipated net proceeds from the Offering or in anticipated revenues, increases in anticipated expenses, or significant acquisition opportunities could have a material adverse effect on the Company's liquidity and capital resources and could require the Company to raise additional capital from public or private equity or debt sources. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all. Other than with respect to payment of the balance of the purchase price for the Acquisition and the Nando.net Transaction, the Company is not required to allocate the net proceeds of the Offering in the manner described above and, in light of future developments and circumstances, may allocate different amounts of the proceeds to the uses described above. See "Use of Proceeds."



     NEED FOR ADDITIONAL CAPITAL TO FINANCE GROWTH AND CAPITAL
REQUIREMENTS. The Company must continue to enhance and develop its network in order to maintain its competitive position and continue to meet the increasing demands for service quality, availability and competitive pricing. As a result of the PSINet Transaction, the Company generally anticipates opening fewer POPs. However, the Company intends to maintain the flexibility to expand or open MindSpring POPs or make other capital investments as and where subscriber demand or strategic considerations may warrant. Opening new MindSpring POPs entails significant capital equipment expenditures as well as initial commitments for leased telecommunications facilities and advertising. In addition, the nationwide expansion of the Company's subscriber base is likely to require additional capital equipment expenditures to maintain the high speed and reliability of the Company's Internet access services. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Overview." The Company anticipates that cash requirements through the end of 1996 will include approximately $5,700,000 for capital expenditures (excluding $1,129,000 payable for the Harrisburg Facility) and $1,600,000 to fund cash used in operations. In the event the net proceeds from the Offering, after payment of the expected outstanding balance of the purchase price in the Acquisition, the Nando.net Transaction and the purchase of certain other subscriber accounts, and funding of operating losses (before depreciation), are not sufficient to meet these cash requirements, the Company will need to seek alternative sources of financing to carry out its growth and operating plans. The Company may need to raise additional capital from public or private equity or debt sources in order to: (i) fund growth, operating losses, increases in expenses or cash requirements; (ii) take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; or (iii) otherwise respond to unanticipated developments or competitive pressures. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all. Such financings may be upon terms that are dilutive or potentially dilutive to the Company's stockholders. If alternative sources of financing are required, but are insufficient or unavailable, the Company will be required to modify its growth and operating plans in accordance with the extent of available funding and attempt to attain profitability in its existing markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     MANAGEMENT AND RISKS OF GROWTH. The rapid execution necessary for the Company to fully exploit the market for its products and services requires an effective planning and management process. MindSpring's rapid growth, the PSINet Transaction and the Nando.net Transaction are placing, and are expected to continue to place, a significant strain on the Company's managerial, operational and financial resources. In order to effectively manage its operations, the Company will be required to continue to implement and improve its operational, financial and management information systems and to attract, identify, train, integrate and retain qualified personnel. These demands will require the addition of new management personnel and the development of additional expertise by existing management. Seven of the Company's eleven officers have joined the Company since January 1995, including President and Chief Operating Officer Michael S. McQuary and Vice President and Chief Financial Officer Michael G. Misikoff. The Company's success depends to a significant extent on the ability of its officers to operate effectively, both independently and as a group.


     In particular, the successful integration of newly-acquired assets and the implementation of a nationwide strategy and network will require close monitoring of service quality (particularly through PSINet POPs) and, to the extent management deems necessary, identification and acquisition of physical sites, acquisition and installation of necessary equipment and telecommunication facilities, implementation of marketing efforts in new as well as existing locations, employment of qualified personnel to provide technical and marketing support for such sites, and continued expansion of the Company's managerial, operational and financial resources to support such development. The demands on the Company's customer support resources have grown rapidly due to the Company's rapidly expanding subscriber base and are expected to continue to increase as a result of the PSINet Transaction and the Nando.net Transaction. There can be no assurance that the Company's customer support or other resources will be sufficient to manage any future growth in the Company's business or that the Company will be able to implement in whole or in part its expansion program.


     DEPENDENCE ON NETWORK INFRASTRUCTURE; CAPACITY; RISK OF SYSTEM
FAILURE. The future success of the Company's business will depend on the capacity, reliability and security of its network infrastructure, including the PSINet POPs to which the Company is granted access pursuant to the Services Agreement. The Company will have to expand and adapt its network infrastructure as the number of subscribers and the amount and type of information they wish to transfer increases. Such expansion and adaptation of the Company's network infrastructure will require substantial financial, operational and management resources. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet additional demand or changing subscriber requirements on a timely basis and at a commercially reasonable cost, or at all.



     Capacity constraints have occurred, and may occur in the future, both at the level of particular POPs (affecting only subscribers attempting to use the particular POP) and in connection with system-wide services (such as e-mail and news group services). From time to time the Company has experienced delayed delivery from suppliers of new telephone lines, modems, terminal servers and other equipment. If delays of this nature are severe, all incoming modem lines may become full during peak times, resulting in busy signals for subscribers who are trying to connect to MindSpring. Similar problems can occur if the Company is unable to expand the capacity of its information servers (for e-mail, news and the World Wide Web) fast enough to keep up with demand from the Company's rapidly expanding subscriber base. If the capacity of such servers is exceeded, subscribers will experience delays when trying to use a particular service. Further, if the Company does not maintain sufficient bandwidth capacity in its network connections, subscribers will perceive a general slow-down of all services on the Internet. On two occasions early in the Company's history, management chose to suspend activation of new subscriber accounts for periods of less than two weeks each until additional capacity could be brought on-line. While the Company's objective is to maintain substantial excess capacity, any failure of the Company to expand or enhance its network infrastructure on a timely basis or to adapt it to an expanding subscriber base, changing subscriber requirements or evolving industry standards could materially adversely affect the Company's business, financial condition and results of operations. In addition, while the Services Agreement requires PSINet to provide commercially reliable service to MindSpring's subscribers with a significant assurance of accessibility to the Internet, there can be no assurance that such services or Internet access will meet the Company's requirements, which could materially adversely affect the Company's business, financial condition and results of operations.


     The Company's operations and services provided through PSINet POPs are dependent on the extent to which the Company's and PSINet's computer equipment is protected against damage from fire, earthquakes, power loss, telecommunications failures and similar events. A significant portion of the Company's computer equipment, including critical equipment dedicated to its Internet access services, is located at a single facility in Atlanta, Georgia. A significant amount of critical equipment is also located at the Harrisburg Facility, which the Company acquired from PSINet as of September 1, 1996. Despite precautions taken by the Company and by PSINet (over which the Company has no control), the occurrence of a natural disaster or other unanticipated problems at the Company's headquarters, network hub, the Harrisburg Facility or at MindSpring or PSINet POPs could cause interruptions in the services provided by the Company. In addition, failure of the Company's telecommunications providers to provide the data communications capacity required by the Company as a result of a natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by the Company. See "Business -- Network Infrastructure." The Company does not currently maintain fully redundant or backup Internet services or backbone facilities or other fully redundant computing and telecommunication facilities. Any accident, incident or system failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's ability to provide Internet services to its subscribers, and, in turn, on the Company's business, financial condition and results of operations.


     DEPENDENCE ON TELECOMMUNICATIONS CARRIERS AND OTHER SUPPLIERS. The Company relies on local telephone companies and other companies to provide data communications capacity via local telecommunications lines and leased long-distance lines. The Company will also rely on PSINet to provide connectivity to MindSpring subscribers through PSINet's nationwide network of POPs. The Company is subject to potential disruptions in these telecommunications services and may have no means of replacing these services, on a timely basis or at all, in the event of such disruption. In addition, local phone service is currently available only from the local monopoly telephone company in each of the markets served by the Company. Management believes that the 1996 Telecommunications Act generally will lead to increased competition in the provision of local telephone service, but the Company cannot predict the timing or extent of any such developments or the effect thereof on pricing or supply.

     The Company is dependent on certain third-party suppliers of hardware components. Certain components used by the Company in providing its networking services are currently acquired from only one source, including modems manufactured by U.S. Robotics, Inc., terminal servers manufactured by Livingston Enterprises, Inc., and high-performance routers manufactured by Cisco Systems, Inc. Expansion of network infrastructure by the Company and others is placing, and will continue to place, a significant demand on the Company's suppliers, some of which have limited resources and production capacity. Failure of the Company's suppliers to adjust to meet such increasing demand may prevent them from continuing to supply components and products in the quantities, at the quality levels and at the times required by the Company, or at all. The Company's inability to develop alternative sources of supply if required could result in delays and increased costs in expanding the Company's network infrastructure.

     The Company's suppliers and telecommunications carriers also sell or lease products and services to the Company's competitors and may be, or in the future may become, competitors of the Company themselves. There can be no assurance that the Company's suppliers and telecommunications carriers will not enter into exclusive arrangements with the Company's competitors or stop selling or leasing their products or services to the Company at commercially reasonable prices or at all.

     SECURITY RISKS. Despite the implementation of security measures, both MindSpring's and PSINet's network infrastructures are vulnerable to computer viruses or similar disruptive problems caused by their subscribers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to MindSpring's subscribers. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of the Company or its subscribers, which may cause losses to the Company or its subscribers or deter certain persons from subscribing to the Company's services. Such inappropriate use of the Internet would include attempting to gain unauthorized access to information or systems -- commonly known as "cracking" or "hacking." Although the Company intends to continue to implement security measures, and PSINet has publicly stated that it intends to do the same, such measures have been circumvented in the past, and there can be no assurance that measures implemented by the Company or PSINet will not be circumvented in the future. Alleviating problems caused by computer viruses or other inappropriate uses or security breaches may require interruptions, delays or cessation in service to the Company's subscribers, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company expects that its subscribers will increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed at all, or completed with compromised security. There can be no assurance that subscribers or others will not assert claims of liability against the Company as a result of any such failure. Further, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential subscribers may inhibit the growth of the Internet service industry in general and MindSpring's subscriber base and revenues in particular.


     NEW AND UNCERTAIN MARKET; UNCERTAIN ACCEPTANCE OF THE INTERNET AS A MEDIUM OF COMMERCE AND COMMUNICATION. The market for Internet access and related products is in an early stage of growth. The Company's success will depend upon the continuing development and expansion of the Internet and the market for Internet access. Critical issues concerning commercial and personal use of the Internet (including security, reliability, cost, ease of use, access and quality of service) remain unresolved and may affect the growth of Internet use. The acceptance of the Internet for commerce and communications, particularly by those individuals and enterprises that have historically relied upon alternative means of commerce and communication, generally requires that such subscribers accept a new way of conducting business and exchanging information, that industry participants continue to provide new and compelling content and applications, and that the Internet provide a reliable and secure computer platform. It is difficult to predict with any assurance the rate at which the market will grow or at which new or increased competition will result in market saturation. The novelty of the market for Internet access may also adversely affect the Company's ability to retain new subscribers, as subscribers unfamiliar with the Internet may be more likely to discontinue the Company's services after an initial trial period than other subscribers. If demand for Internet services fails to continue to grow, grows more slowly than anticipated, or becomes saturated with competitors, the Company's business, financial condition and results of operations will be materially adversely affected.


     RISKS OF TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS. The market for Internet access is characterized by rapidly changing technology, evolving industry standards, changes in subscriber needs, and frequent new service and product introductions. The Company's future success will depend, in part, on its ability to use leading technologies effectively, to continue to develop its technical expertise, and to enhance its existing services and develop new services to meet changing subscriber needs on a timely and cost-effective basis. There can be no assurance that the Company will be successful in using new technologies effectively, developing new services or enhancing existing services on a timely basis or that such new technologies or enhancements will achieve market acceptance.

     The Company believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its services with products and architectures offered by various vendors. Although the Company intends to support emerging standards in the market for Internet access, there can be no assurance that industry standards will be established or, if they become established, that the Company will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. In addition, there can be no assurance that services or technologies developed by others will not render the Company's services or technology uncompetitive or obsolete.

     The Company is also at risk to fundamental changes in the way Internet access is delivered. Currently, Internet services are accessed primarily by computers connected by telephone lines. Recently, several companies have developed cable television modems which they may offer for sale in the near future. These cable television modems have the ability to transmit data at substantially faster speeds than the modems the Company and its subscribers currently use. As the Internet becomes accessible through these cable television modems and by screen-based telephones, wireless products, televisions and other consumer electronic devices, or as subscriber requirements change the way Internet access is provided, the Company will have to develop new technology or modify its existing technology to accommodate these developments. The Company's pursuit of these technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its Internet access business to alternate access devices and conduits.

     PROPRIETARY RIGHTS; INFRINGEMENT CLAIMS. The Company's success depends in part upon its software and related documentation. The Company principally relies upon copyright, trade secret and contract law to protect its proprietary technology. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. See "Business -- Proprietary Rights."


     The Company has obtained permission and, in certain cases, licenses from each manufacturer of the software that the Company bundles in its front-end software product for subscribers. Although the Company does not believe that the software or the trademarks it uses infringe the proprietary rights of any third parties, there can be no assurance that third parties will not assert such claims against the Company in the future or that such claims will not be successful. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, which could materially adversely affect the Company's business, financial condition and results of operations. Parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block the Company's ability to license its products in the United States or abroad. Such a judgment could have a material adverse effect on the Company's business, financial condition and results of operations. In the event a claim relating to proprietary technology or information is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that licenses could be extended or obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could materially adversely affect the Company's business, financial condition and results of operations. See "Business -- Proprietary
Rights -- Licenses."


     DEPENDENCE ON KEY PERSONNEL. The Company's success depends upon the continued efforts of its senior management team and its technical, marketing and sales personnel. Such employees may voluntarily terminate their employment with the Company at any time. The Company's success also depends on its ability to attract and retain additional highly qualified management, technical, marketing and sales personnel and will depend on the Company's ability to successfully integrate former PSINet personnel hired in connection with the Acquisition who will continue to operate the Harrisburg Facility. The process of hiring employees with the combination of skills and attributes required to carry out the Company's strategy can be extremely competitive and time-consuming. There can be no assurance that the Company will be able to retain or integrate existing personnel or identify and hire additional personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could materially adversely affect the Company's business, financial condition and results of operations. See "Management" and "Business -- Employees."

     GOVERNMENT REGULATION. The Company provides Internet access, in part, through transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. The Company is at present considered an enhanced services provider and, therefore, is not currently subject to direct regulation by the Federal Communications Commission (the "FCC") or any other agency, other than regulations applicable to businesses generally. However, the Company could become subject in the future to regulations by the FCC and/or other regulatory commissions as a provider of basic telecommunications services. For example, a number of long distance telephone carriers recently filed a petition with the FCC seeking a declaration that Internet telephone service is a "telecommunications service" subject to common carrier regulation. Such a declaration, if enacted, would create substantial barriers to the Company's entry into the Internet telephone market. See "Business -- Government Regulation."

     The 1996 Telecommunications Act contains certain provisions lifting, or establishing procedures for lifting, restrictions on Bell Operating Companies and other companies that may permit them to engage directly in the Internet access business and allows the Bell Operating Companies to provide electronic publishing of information and databases. Competition from these companies could have an adverse effect on the Company's business, financial condition and results of operations. See "-- Competition." Further, the 1996 Telecommunications Act imposes fines on any entity that knowingly uses any interactive computer service to send obscene or indecent material to minors or makes indecent material available to minors. The standard for determining whether an entity acted knowingly has not yet been established. See
"-- Potential Liability."

     Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, user privacy, pricing, and copyright infringement. Shortly after AT&T announced its plans to offer Internet access, several Bell Operating Companies reportedly complained that AT&T should no longer receive the benefit of a data transmission exemption to a 1983 FCC "access charge" plan, which exemption applies to all Internet service providers. In response to a petition or on its own motion, the FCC could eliminate this exemption. The Company cannot predict the impact, if any, that the elimination of this exemption or any other future regulatory changes or developments may have on its business, financial condition and results of operations. In addition, Tacoma, Washington has recently imposed a tax on companies that connect people to the Internet, and other localities may impose similar taxes. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."



     POTENTIAL LIABILITY. The law relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. Several private lawsuits seeking to impose such liability upon Internet access providers and on-line services companies are currently pending. Although no such claims have been asserted against the Company to date, there can be no assurance that such claims will not be asserted in the future, or if asserted, will not be successful. Furthermore, although the Company has attempted to limit its liability by the terms of its standard service agreement, there can be no assurance that the Company's liability would be so limited in the event of any litigation or other claim against the Company. In addition, the Communications Decency Act of 1996, which is Title V of the 1996 Telecommunications Act, imposes fines on any entity that: (i) by means of a telecommunications device, knowingly sends indecent or obscene material to a minor; (ii) by means of an interactive computer service, sends or displays indecent material to a minor; or (iii) permits any telecommunications facility under such entity's control to be used for the purposes detailed above. The standard for determining whether an entity acted knowingly has not yet been established. The following defenses to liability under the statute exist: (i) any entity that solely provides access or connection to or from a facility, system, or network not under that entity's control; and (ii) the use of reasonable, effective and appropriate screening efforts to restrict or prevent access by minors. These defenses are unavailable to an entity that (i) is found to have conspired with another entity involved in the creation or knowing distribution of indecent material through an interactive computer service or telecommunications device or that knowingly advertises the availability of such material or (ii) that solely provides access or connection but also owns or controls a facility, system, or network engaged in the prohibited activities. The 1996 Telecommunications Act creates the right to challenge the law before a three-judge district court and a right of direct appeal to the U.S. Supreme Court. Litigation was filed in federal court challenging the constitutionality of the on-line provisions of the 1996 Telecommunications Act. On June 12, 1996, a three-judge panel of the U.S. District Court for the Eastern District of Pennsylvania unanimously enjoined enforcement of these provisions. The court has since clarified that its injunction applies only to indecency issues and not to the display or transmission of obscene material or child pornography. The U.S. Department of Justice has announced that it will ask the U.S. Supreme Court to review the lower court's decision.



     As the law in this area develops, the potential imposition of liability upon the Company for information carried on and disseminated through its network could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or service offerings. Any costs that are incurred as a result of contesting any such asserted claims or the consequent imposition of liability could materially adversely affect the Company's business, financial condition and results of operations.


     CONTROL OF COMPANY. As of June 30, 1996, ITC Holding Company, Inc. ("ITC Holding") owned approximately 36% and the Company's officers and directors owned approximately 24% of the outstanding voting stock of the Company. Upon completion of the Offering, based on beneficial ownership as of June 30, 1996, ITC Holding and the Company's officers and directors would beneficially own approximately 22% and 14% of the outstanding voting stock, respectively (21% and 13%, respectively, assuming that the Underwriters' over-allotment option is exercised in full). As a result, these stockholders, acting together, will continue to be able to exercise significant control over most matters requiring approval by the stockholders of the Company, including the election of a majority of the directors and the approval of significant corporate matters such as certain change-of-control transactions. ITC Holding has pledged all of its stock in the Company to certain lenders in connection with a credit facility. In the event of a default by ITC Holding under such credit facility, the lenders or another third party may obtain ownership of all of ITC Holding's stock in the Company. In addition, the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") authorizes the Board of Directors of the Company (the "Board of Directors") to provide for the issuance of shares of preferred stock of the Company, in one or more series, which the Board of Directors could issue without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The Company has no current plans to issue any such preferred stock. These factors could have the effect of delaying, deferring, dissuading or preventing a change of control of the Company. See "Principal Stockholders" and "Description of Capital Stock."



     In the event that any PSINet Note (as defined under the heading "Recent Transactions") issued in connection with the Acquisition is not repaid in full by the first anniversary of the date of such PSINet Note, PSINet or the registered owner of such PSINet Note will have the right to convert all, but not less than all, of the amount due under such PSINet Note into fully paid and non-assessable shares of Common Stock. If such conversions would result in the aggregate issuance under all PSINet Notes of greater than 19.9% of the issued and outstanding Common Stock as of June 28, 1996 (an "Excess Issuance"), and approval by the Company's stockholders of such Excess Issuance has not been obtained, a PSINet Note may be converted in part to the extent that such conversion would not result in an Excess Issuance. The Company has agreed to seek such stockholder approval if conversion of the PSINet Note would result in an Excess Issuance as of the date that notices must be mailed for the Company's next annual meeting of stockholders. If a PSINet Note is converted in part, as described above, PSINet will be required to convert the remaining balance of such PSINet Note upon receipt by MindSpring of stockholder approval. If all five PSINet Notes were issued and outstanding and the Company were to default on all amounts due thereunder, the number of shares of Common Stock into which such PSINet Notes could be converted at the Conversion Price (as defined under the heading "Recent Transactions") would represent approximately 50% of the voting stock of the Company outstanding as of June 30, 1996. See "Recent
Transactions -- Acquisition of PSINet Assets."


     POTENTIAL CONFLICTS OF INTEREST. ITC Holding, as a significant stockholder of the Company, and Campbell B. Lanier, III, William H. Scott, III and O. Gene Gabbard, who are directors, stockholders, and officers of ITC Holding and directors of the Company, are in positions involving the possibility of conflicts of interest with respect to certain transactions concerning the Company. Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between the Company and ITC Holding and/or its affiliates. For example, if the Company is required to raise additional capital from public or private sources in order to finance its anticipated growth and contemplated capital expenditures, the interests of the Company might conflict with those of ITC Holding and/or its affiliates with respect to the particular type of financing sought. In addition, the Company may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in the Company's judgment, could be beneficial to the Company, even though such transactions might conflict with the interests of ITC Holding and/or its affiliates. For example, Viper Computer Systems, Inc., an indirect wholly owned subsidiary of ITC Holding, provides Web-hosting and Internet access services primarily to companies and other organizations. If such conflicts do occur, ITC Holding and its affiliates may exercise their influence in their own best interests.

     The Company currently engages and expects in the future to engage in transactions with ITC Holding and/or its affiliates. The Company has purchased leased line connections, local telephone service, and on-site technical assistance for some of its POPs in western Georgia and Alabama from companies controlled by ITC Holding. Any significant interruption in these services would materially adversely affect the operation of the Company's network (as would the interruption of service from any of the Company's telecommunications vendors). The Company provides Internet access to various companies controlled by ITC Holding, but the revenues the Company derives from these sources are not substantial. The Company has adopted a policy requiring that any material transaction between the Company and persons or entities affiliated with officers, directors or principal stockholders of the Company be on terms no less favorable to the Company than reasonably could have been obtained in arms' length transactions with independent third parties. The Company believes that each current transaction in which it is engaged with an affiliate complies with this policy. See
"Management -- Board of Directors -- Compensation Committee Interlocks and Insider Participation" and "Certain Transactions."

     ANTI-TAKEOVER PROVISIONS. Certain provisions of the Restated Certificate and the Company's Amended and Restated Bylaws (the "Bylaws") and the Delaware General Corporation Law (the "Delaware Corporation Law") could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, or could discourage a third party from attempting to acquire control of the Company, even if such events would be beneficial to the interests of the stockholders. In particular, the classification of the Board of Directors could have the effect of delaying a change in control of the Company. In addition, the Restated Certificate authorizes the Board of Directors to provide for the issuance of shares of preferred stock of the Company, in one or more series, which the Board of Directors could issue without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The Company has no current plans to issue any such preferred stock. The Company is also subject to the provisions of Section 203 of the Delaware Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless certain conditions are met. See "Principal Stockholders" and "Description of Capital Stock -- Certain Charter and Statutory Provisions."

     VOLATILITY OF STOCK PRICE. Since the Common Stock has been publicly traded, the market price of the Common Stock has fluctuated over a wide range and may continue to do so in the future. See "Price Range of Common Stock and Dividend Policy." The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including, among other things, the depth and liquidity of the trading market of the Common Stock, quarterly variations in actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry (including demand for Internet access), announcements by competitors, regulatory actions and general economic conditions. In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high technology companies, and which may be unrelated to the operating performance of particular companies. As a result of the foregoing, the Company's operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event would likely result in a material adverse effect on the price of the Common Stock.


     SHARES ELIGIBLE FOR FUTURE SALE. Future sales of substantial amounts of the Common Stock could adversely affect the market price of the Common Stock. Several of the Company's principal stockholders hold a significant portion of the Company's outstanding Common Stock, and a decision by one or more of these stockholders to sell their shares could adversely affect the market price of the Common Stock. The shares of Common Stock offered hereby (plus any shares issued upon exercise of the Underwriters' over-allotment option) will be freely tradable without restriction. Certain significant stockholders of the Company and the Company's directors and executive officers have agreed to enter into contractual agreements with the Underwriters (the "Lock-up Agreements") generally providing that they will not offer, sell or otherwise dispose of, directly or indirectly, any shares of Common Stock, any securities exercisable for or convertible into Common Stock or any options to acquire Common Stock owned by them for a period of 120 days from the completion of the Offering without the prior written consent of J.C. Bradford & Co. As a result, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), shares subject to the Lock-up Agreements generally will not be eligible for sale until the Lock-up Agreements expire or their terms are waived by J.C. Bradford & Co. Assuming J.C. Bradford & Co. does not release the stockholders from the Lock-up Agreements, the following shares of Common Stock will be eligible for sale in the public market at the following times: upon completion of the Offering, approximately 5,628,000 shares (of which 103,296 shares are eligible to be sold in accordance with Rule 144) will be immediately available for sale in the public market; and 120 days after the completion of the Offering, approximately 56,800 shares will be eligible for sale pursuant to Rule 701 under the Securities Act and approximately 2,220,846 shares (all of which are held by affiliates of the Company) will be eligible for sale pursuant to Rule 144. See "Shares Eligible for Future Sale" and "Underwriting." In addition, the

Company intends to register the shares of Common Stock reserved for issuance under the Company's stock option plans as soon as practicable.

     ABSENCE OF CASH DIVIDENDS. The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. See "Price Range of Common Stock and Dividend Policy."

                              RECENT TRANSACTIONS

ACQUISITION OF PSINET ASSETS

     On June 28, 1996, the Company and PSINet entered into: (i) the Purchase Agreement, pursuant to which the Company agreed to acquire the tangible and intangible assets and rights relating to the consumer dial-up Internet access services provided by PSINet in the United States (the "PSINet Consumer Services"); and (ii) the Services Agreement, pursuant to which the Company's individual subscribers will be able to access the Internet through local dial-in POPs connected to PSINet's nationwide network. The Company believes that the PSINet Transaction effectively expands the geographic scope of the MindSpring network throughout the United States without the need for significant up-front capital expenditures.

     PSINet has publicly stated that the PSINet Transaction is part of its new strategy to serve the consumer Internet market by providing wholesale services to consumer-oriented Internet access providers in the United States, such as MindSpring, and to focus its internal marketing, sales and customer support efforts on the corporate sector. The Company believes that it is especially well-suited to the challenge of providing service to individual PSINet subscribers who become MindSpring subscribers as a result of the Acquisition, although there can be no assurance that the subscriber accounts acquired from PSINet will remain MindSpring subscriber accounts. See "Risk Factors -- PSINet Transaction" and "Risk Factors -- Dependence on PSINet."


     The Purchase Agreement. Under the terms of the Purchase Agreement, the Company agreed to purchase certain assets (collectively, the "Assets"), including: (i) up to 100,000 of PSINet's subscriber accounts relating to the PSINet Consumer Services, excluding subscriber accounts with five or more users on a single billing account; (ii) the lease for the Harrisburg Facility, and all related telephone switches and other equipment; (iii) the benefits of all preexisting marketing programs relating to the PSINet Consumer Services; (iv) all ownership rights to the software related to PSINet's Pipeline service in the United States, including the components that allow Pipeline subscribers to access the Internet (the "Pipeline Software"); (v) rights to the local content published by that portion of the PSINet Consumer Services dedicated to servicing subscribers using Pipeline Software; and (vi) a fully-paid non-exclusive license to use and modify (but not sublicense) certain PSINet proprietary software. The Company has also agreed to hire approximately 75 employees who are expected to continue to operate the Harrisburg Facility. The maximum aggregate purchase price for the Assets (the "Purchase Price") is $21,129,000 (excluding accrued interest and increases in principal amounts under the PSINet Notes), payable in five installments, the first of which occurred on June 28, 1996 (the "First Closing").



     The Purchase Price will be equal to the sum of: (i) the net book value of the Harrisburg Facility, which has been determined to be approximately $1,129,000; and (ii) the product of (a) $200 and (b) the number of subscribers obtained from PSINet at the First Closing, the Second Closing (as defined below) and after the Second Closing but before October 1, 1996 who remain MindSpring subscribers and current in their payments for services on November 15, 1996 (the "First Measurement Date"), plus those PSINet subscribers obtained by MindSpring from October 1 through October 31, 1996 who remain MindSpring subscribers and current in their payments for services on December 15, 1996 (the "Second Measurement Date"), plus those PSINet subscribers obtained by MindSpring from November 1, 1996 through November 30, 1996 who remain current in their payments for services on January 15, 1997 (the "Third Measurement Date"), up to a maximum of 100,000 subscribers.



     At the First Closing, the Company paid PSINet $1,000,000 in cash (the "Cash Payment") and issued a $2,000,000 promissory note to PSINet (the "First PSINet Note") for 15,000 subscriber accounts, primarily located within the geographic areas currently served by MindSpring POPs. At a second closing, which occurred as of September 1, 1996 (the "Second Closing"), the Company received substantially all of the remaining Assets and issued a second promissory note in the amount of $9,929,000 (the "Second PSINet Note"). The Company agreed to pay the balance of the Purchase Price (up to an aggregate of approximately $8,200,000) in the form of cash and/or three additional promissory notes (the "Third PSINet Note," the "Fourth PSINet Note" and the "Fifth PSINet Note"), depending on the net proceeds from the Offering, on the First Measurement Date, the Second Measurement Date and the Third Measurement Date, respectively (the First PSINet Note, Second PSINet Note, Third PSINet Note, Fourth PSINet Note and Fifth PSINet Note are collectively referred to as the "PSINet Notes," and each individually as a "PSINet Note"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     In the event that any PSINet Note is not paid in full by the first anniversary of the date of such PSINet Note, the registered owner of such PSINet Note will have the right to convert all, but not less than all, of the amount due under such PSINet Note into fully paid and non-assessable shares of Common Stock, at a conversion price per share (the "Conversion Price") equal to $9.50. If such conversions would result in an Excess Issuance of greater than 19.9% of the issued and outstanding Common Stock as of June 28, 1996, and approval by the Company's stockholders of such Excess Issuance has not been obtained, a PSINet Note may be converted in part to the extent that such conversion would not result in an Excess Issuance. The Company has agreed to seek such stockholder approval if conversion of the PSINet Note would result in an Excess Issuance as of the date that notices must be mailed for the Company's next annual meeting of stockholders. If a PSINet Note is converted in part, as described above, PSINet will be required to convert the remaining balance of such PSINet Note upon receipt by MindSpring of stockholder approval. Both ITC Holding and Charles M. Brewer have agreed to vote all shares of Common Stock and other capital stock of the Company held by them in favor of such conversion. See "Risk
Factors -- Control of Company."



     Network Services Agreement. Under the Services Agreement, PSINet has agreed, for specified fees, to provide Internet connection services to the Company through PSINet POPs in the United States or in the territories served with such services by PSINet or any PSINet wholly owned subsidiary. There are currently over 200 PSINet POPs, located in 46 states and the District of Columbia. The Company has agreed to pay, during the term of the Services Agreement, specified fees for each MindSpring subscriber assigned by the Company in writing to a primary dial-in POP that is a PSINet POP. The Company also has agreed to provide PSINet forecasts of the number of MindSpring subscribers per price/usage plan served by each PSINet POP, and PSINet has agreed to index such forecasts with respect to usage in order to obtain guaranteed uninterrupted service and for the purposes of determining applicable fees.



     Also pursuant to the Services Agreement, PSINet has agreed, for specified fees: (i) to make ISDN 64 Kbps and 128 Kbps Internet connection services available to MindSpring dial-up subscribers; (ii) to allow the Company to co-locate equipment to provide to MindSpring subscribers being served through PSINet's network e-mail, chat, news, World Wide Web, and/or domain name services at a limited number of PSINet POPs; and (iii) to provide the Company network status reports, access to PSINet's network monitoring systems and subscriber log-in and accounting information, which will enable the Company to evaluate the service provided to its subscribers through the PSINet POPs. PSINet has agreed to provide to the Company, for its subscribers, Internet connection services which meet reasonable commercial standards, including, without limitation, with respect to access, reliability, latency, packet loss and throughput.


     The term of the Services Agreement is five years, commencing on June 28, 1996, with automatic annual renewals thereafter unless either party notifies the other in writing not less than 12 months prior to the end of such five-year period or any 12-month extension thereof. Either party may terminate the Services Agreement at any time during the term of the Services Agreement, upon 365 days' written notice. The Company may terminate the Services Agreement in whole or in part without advance notice to PSINet if PSINet's network is consistently inaccessible to a significant portion of MindSpring's subscribers, under the circumstances specified in the Services Agreement. The Company may also terminate the Services Agreement on a per-POP basis upon 365 days' written notice or upon payment to PSINet of an amount equal to the aggregate amount of the fees paid or payable by the Company for the last two months' service provided through the PSINet POP or POPs being terminated. See "Risk
Factors -- Dependence on PSINet."

OTHER RECENT TRANSACTIONS


     On August 6, 1996, the Company and N&O entered into a definitive agreement, which was amended and restated on September 11, 1996, pursuant to which the Company agreed to acquire certain individual dial-up subscriber accounts for subscribers located in North Carolina in connection with N&O's Nando.net Internet access business. Consummation of the Nando.net Transaction is subject to the fulfillment of customary closing conditions and is currently expected to occur on or about September 30, 1996 (the "Closing Date"). As payment for the Nando.net Transaction, the Company is required to pay N&O:
(i) $100,000 on the Closing Date; and (ii) an additional amount based upon the number of acquired Internet subscriber accounts which continue to be current MindSpring subscriber accounts on certain measurement dates, currently expected to be December 1, 1996 and January 1, 1997. The additional amounts may be paid in the form of cash or up to two promissory notes (individually, a "Promissory Note" and collectively, the "Promissory Notes") payable in two equal installments on March 31, 1997 and September 30, 1997 (unless prepayment is required due to the occurrence of one of several specified conditions). There are no prepayment penalties under the Promissory Notes. One of the Promissory Notes will be secured by a lien on, and a security interest in, certain Internet customer contracts, equipment, inventory and accounts owned by the Company. The Company currently anticipates that the aggregate amount payable for the Nando.net Transaction (including fees for certain transition and advertising services to be provided to the Company) will be approximately $700,000, assuming that all of the acquired subscriber accounts continue to be current MindSpring subscriber accounts on the applicable measurement date.



     Since January 1, 1996, the Company has purchased from various Internet access providers subscriber accounts for approximately 1,700 subscribers located in Florida, Kentucky and Georgia. The aggregate cash consideration for such purchases is expected to be up to approximately $200,000 (depending upon the number of subscribers who remain MindSpring subscribers as of certain specified measurement dates), of which the Company had paid approximately $61,000 as of June 30, 1996. The balance of amounts payable in connection with these purchases is due on various dates through November 1, 1996. See "Use of Proceeds." As of June 30, 1996, approximately 1,100 of such subscribers were using the Company's services. See "Risk Factors -- Risks Associated With Additional Acquisitions and Purchases of Subscriber Accounts."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of Common Stock offered hereby are estimated to be approximately $29,241,000 (approximately $33,762,000 if the Underwriters' over-allotment option is exercised in full) after deducting estimated underwriting discounts and commissions and other fees and expenses payable by the Company.



     The Company intends to use approximately $21,139,000 of the estimated net proceeds from the Offering to pay: (i) the balance of the Purchase Price in connection with the Acquisition, including repayment of all amounts outstanding under the PSINet Notes (assuming the Company pays the maximum aggregate Purchase Price pursuant to the Purchase Agreement); (ii) the balance of the amounts payable (including fees for certain transition and advertising services to be provided to the Company) in the Nando.net Transaction (currently anticipated to be approximately $600,000, excluding $100,000 expected to be paid on the Closing
Date); and (iii) all amounts payable (currently anticipated to be approximately $140,000) in connection with certain other purchases of subscriber accounts. Pursuant to the terms of the Purchase Agreement, the Company will purchase up to 100,000 subscriber accounts. To the extent that fewer than 100,000 subscriber accounts are actually acquired, the Purchase Price will be reduced by the product of $200 and the difference between 100,000 and the number of subscriber accounts actually acquired, and the amount of proceeds allocated to working capital and general corporate purposes will be increased by a like amount. The Company does not anticipate repaying any amounts due under any PSINet Note prior to completion of the Offering. Pursuant to the First PSINet Note, principal amounts thereunder will increase by 5.0% if not paid in full on or before September 26, 1996. Principal and interest payable on the First PSINet Note are expected to be approximately $2,100,000 and $60,000, respectively, and principal and interest payable on the Second PSINet Note are expected to be $9,929,000 and $110,000, respectively, upon completion of the Offering. The Company currently expects to pay the balance of the Purchase Price in connection with the Acquisition out of the net proceeds from the Offering during the fourth quarter of 1996 and the first quarter of 1997. Each PSINet Note is due and payable in full (including accrued interest) on the first anniversary of the date of such note and will bear interest at the interest rate published as the "prime rate" in the "Money Rates" section of The Wall Street Journal plus 3.0%.



     After paying all such amounts payable in connection with the Acquisition, the Nando.net Transaction and the purchase of certain other subscriber accounts, the Company expects to use approximately $5,700,000 (excluding $1,129,000 payable for the Harrisburg Facility) of the remaining net proceeds for capital expenditures through the end of 1996, most of which are expected to be associated with the continued development of the Company's network, including capacity expansion of existing POPs; and approximately $2,402,000 for working capital and general corporate purposes, funding operating deficits and possible strategic acquisitions of complementary assets and businesses such as, but not limited to, subscriber accounts of other access providers, World Wide Web page developers and access providers in other markets. The Company intends to continue to evaluate potential strategic acquisitions. The Company estimates that its cash and financing needs through mid-1997 will be met by the net proceeds of the Offering. Beginning in mid-1997, the Company anticipates that cash flow from operations will be sufficient to support anticipated capital expenditures and working capital and general corporate purposes requirements. However, any increases in the Company's anticipated growth rate, shortfalls in anticipated net proceeds from the Offering or in anticipated revenues, increases in anticipated expenses, or significant acquisition opportunities could have a material adverse effect on the Company's liquidity and capital resources and would require the Company to raise additional capital from public or private equity or debt sources in order to finance operating losses, anticipated growth and contemplated capital expenditures. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all.



     Except for the payment of the balance of the purchase price for the Acquisition and the amounts payable for the Nando.net Transaction, the Company is not required to allocate the net proceeds of the Offering in the manner described above and, in light of future developments and circumstances, may allocate different amounts of the proceeds to the uses described above. See "Risk Factors -- Management's Discretion Regarding Use of Proceeds," "Risk Factors -- Need for Additional Capital to Finance Growth and Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Opera-tions -- Liquidity and Capital Resources." Pending such uses, the Company intends to invest such proceeds in short-term, interest-bearing securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company completed its initial public offering on March 14, 1996, at a price per share of Common Stock of $8.00. Since that date, the Common Stock has traded on the Nasdaq National Market under the symbol "MSPG." The following table sets forth for the periods indicated the high and low sales prices per share of the Common Stock as reported by the Nasdaq National Market.


                                    1996                                     HIGH      LOW
    ---------------------------------------------------------------------   ------    -----
    First Quarter (from March 14, 1996)..................................   $ 8.88    $7.88
    Second Quarter.......................................................    13.00     7.88
    Third Quarter (through September 11, 1996)...........................    11.50     9.00



     On September 11, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $9.13 per share. At September 11, 1996, there were 93 holders of record of the Common Stock.


     The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. It is the current policy of the Board of Directors to retain earnings to finance the expansion of the Company's operations. Future declaration and payment of dividends, if any, will be determined in light of the then-current conditions, including the Company's earnings, operations, capital requirements, financial condition, restrictions in financing agreements, and other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of June 30, 1996: (i) on an actual basis; (ii) as adjusted to reflect the sale of shares of Common Stock offered hereby (at an assumed price to the public of $9.13 per share) and the increase in cash equal to the aggregate estimated net proceeds of the Offering less repayment of the First PSINet Note; and (iii) on a pro forma basis giving effect to the Acquisition. This table should be read in conjunction with "Selected Financial and Operating Data," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's financial statements and notes thereto and other financial and operating data included elsewhere in this Prospectus.



                                                                           JUNE 30, 1996
                                                              ----------------------------------------
                                                                           AS ADJUSTED
                                                              ACTUAL     FOR THE OFFERING    PRO FORMA
                                                              -------    ----------------    ---------
                                                                          (IN THOUSANDS)
Cash(1)....................................................   $ 5,694        $ 32,775         $12,320
                                                              =======     ===========        ========
Indebtedness to PSINet(1)..................................     2,000               0               0
Stockholders' equity:
  Class C preferred stock, $0.01 par value, 5,000,000
     shares authorized; 100,000 shares issued and
     outstanding; 100,000 shares issued and outstanding as
     adjusted and pro forma(2).............................       638             638             638
  Common stock, $0.01 par value, 15,000,000 shares
     authorized; 5,125,793 shares issued and outstanding;
     8,625,793 issued and outstanding as adjusted and pro
     forma(3)..............................................        51              86              86
  Additional paid-in capital(3)............................    15,977          45,183          45,183
  Accumulated deficit......................................    (4,533)         (4,533)         (4,533)
                                                              -------     -----------        --------
     Total stockholders' equity............................    12,133          41,374          41,374
                                                              -------     -----------        --------
          Total capitalization.............................   $14,133        $ 41,374         $41,374
                                                              =======     ===========        ========


- ---------------

(1) Assumes, for purposes of the pro forma presentation, that the Company has acquired 100,000 subscriber accounts from PSINet and that the resulting aggregate indebtedness to PSINet of $20,399,000 (including expected accrued interest and increases in principal amount under the First PSINet Note) has been repaid in full with a portion of the net proceeds from the Offering as well as certain one-time license fees and starter kit costs of approximately $700,000. See the unaudited pro forma financial statements elsewhere in this Prospectus. Assumes, for purposes of the as adjusted presentation, that the Company's indebtedness to PSINet under the First PSINet Note, estimated to be approximately $2,160,000 (including accrued interest and increases in principal amount) as of the completion of the Offering, has been repaid in full with a portion of the net proceeds from the Offering. Under the terms of the Purchase Agreement, the number of subscriber accounts that the Company must purchase will not be deemed to exceed 100,000, and could be less depending on various factors described elsewhere herein. For example, if only 66,000 PSINet subscriber accounts are acquired, the pro forma cash balance would be increased by $7,038,000.



(2) The 100,000 shares of Class C Preferred were issued to ITC Holding in December 1995 as part of the consideration for the Second Loan (as defined under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Year Ended December 31, 1995 Compared to Inception Period") provided to the Company by ITC Holding. See "Management -- Board of Directors -- Compensation Committee Interlocks and Insider Participation." By their terms, these shares will automatically convert on a one-for-one basis into shares of Common Stock on September 19, 1996. When these shares convert, there will be no Class C Preferred shares outstanding, 100,000 additional shares of Common Stock outstanding and an additional $637,000 of additional paid-in capital.


(3) Does not include 439,213 shares of Common Stock reserved for issuance pursuant to stock options granted as of June 30, 1996.

                     SELECTED FINANCIAL AND OPERATING DATA
               (IN THOUSANDS EXCEPT PER SHARE AND OPERATING DATA)

     The following table sets forth selected financial and operating data for the Company. The selected historical statements of operations data for the period from February 24, 1994 (inception) to December 31, 1994 (the "Inception Period") and the year ended December 31, 1995 and the selected historical balance sheet data as of December 31, 1995 have been derived from financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants, whose report with respect thereto is included elsewhere in this Prospectus. The selected historical statement of operations data for the six months ended June 30, 1995 and June 30, 1996 and the selected historical balance sheet data as of June 30, 1996 have been derived from the unaudited financial statements of the Company. In the opinion of management, the unaudited financial statements include all material adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth herein. The results for the six months ended June 30, 1996 are not necessarily indicative of the operating results for the entire year.


     The pro forma statement of operations data give effect to the PSINet Transaction and the Offering as if each had occurred at the beginning of the periods presented, and the pro forma balance sheet data give effect to the Acquisition and the Offering as if each had occurred at June 30, 1996. The pro forma financial information does not purport to represent what the Company's results of operations would have been if the PSINet Transaction and the Offering had in fact occurred on such dates, nor does it purport to indicate the future financial position or results of future operations of the Company. The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable. The selected historical and pro forma financial and operating data set forth below should be read in conjunction with "Summary Financial and Operating Data," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's financial statements and notes thereto and other financial and operating data included elsewhere in this Prospectus.



                                                             YEAR ENDED              SIX MONTHS ENDED JUNE 30,
                                                            DECEMBER 31,                    (UNAUDITED)
                                                      ----------------------    -----------------------------------
                                         INCEPTION                 PRO FORMA                              PRO FORMA
                                          PERIOD        1995         1995         1995         1996         1996
                                         ---------    ---------    ---------    ---------    ---------    ---------
STATEMENTS OF OPERATIONS DATA:
Revenues..............................     $ 103      $   2,227    $  9,013     $     511    $   4,307    $ 12,262
Costs and expenses:
    Selling, general and
      administrative..................       121          2,230       9,001           504        4,342      12,362
    Cost of revenues..................        52            966       4,359           223        1,912       5,890
    Depreciation......................         5            265         797            48          596         929
    Amortization......................         0              0       6,990             0            0       3,495
                                         ---------    ---------    ---------    ---------    ---------    ---------
         Total costs and expenses.....       178          3,461      21,147           775        6,850      22,676
                                         ---------    ---------    ---------    ---------    ---------    ---------
Operating loss........................       (75)        (1,234)    (12,134)         (264)      (2,543)    (10,414)
Interest income (expense), net........         0           (725)       (725)            2           44          44
                                         ---------    ---------    ---------    ---------    ---------    ---------
Net loss..............................     $ (75)     $  (1,959)   $(12,859)    $    (262)   $  (2,499)   $(10,370)
                                         =========    =========    =========    =========    =========    =========
PER SHARE DATA:
Net loss per share(1).................                $   (0.62)   $  (1.93)    $   (0.09)   $   (0.58)   $  (1.33)
Weighted average common shares
  outstanding(1)......................                3,175,376    6,675,376    2,857,119    4,309,859    7,809,859
Pro forma supplementary net loss(2)...                                                       $   (0.55)
OTHER OPERATING DATA:
Approximate number of subscribers at
  end of period(3)....................     1,000         12,410     112,410         4,370       34,460     134,460
Approximate number of POPs at end of
  period(3)...........................         1             17         207             2           40         230

                                                                                    JUNE 30, 1996
                                                                   -----------------------------------------------
                                                   DECEMBER 31,                   AS ADJUSTED
                                                       1995        ACTUAL     FOR THE OFFERING(4)     PRO FORMA(5)
                                                   ------------    -------    --------------------    ------------
BALANCE SHEET DATA:
Working capital.................................     $ (3,099)     $ 2,154          $ 31,235            $ 10,781
Property and equipment, net.....................        3,539        6,874             6,874               9,518
Total assets....................................        4,845       17,215            44,456              44,456
Total liabilities...............................        4,363        5,082             3,082               3,082
Accumulated deficit.............................       (2,034)      (4,533)           (4,533)             (4,533)
Total stockholders' equity......................          482       12,133            41,374              41,374


- ---------------
(1) Pro forma net loss per share is computed using the weighted average number of shares of Common Stock and dilutive Common Stock equivalent shares from convertible preferred stock (using the if-converted method) and from stock options (using the treasury stock method). For 1996, the Class C Preferred and stock options have been excluded from the calculations as their effect is antidilutive. For 1995, Common Stock and Common Stock equivalent shares issued at prices below the initial public offering price ($8.00 per share) during the twelve-month period prior to the Company's initial public offering have been included in the calculation as if they were outstanding for all periods prior to the initial public offering, regardless of whether they are dilutive. Accordingly, all stock options granted and the Class C Preferred are included in the earnings per share calculations for all 1995 periods presented, even though the effect on net loss is antidilutive. For 1995, the Company's Class A Preferred Stock and the Class B Preferred Stock (which converted to shares of Common Stock on a one-for-one basis at the time of the Company's initial public offering) have been included for the respective weighted average periods for which such shares were outstanding, even though their effect is antidilutive. For purposes of the pro forma presentations, includes 3,500,000 shares of Common Stock offered hereby.

(2) Assumes that the indebtedness under the First PSINet Note as of June 30, 1996 has been repaid with the net proceeds from the sale of 239,390 shares of the 3,500,000 shares of Common Stock expected to be sold in the Offering. Does not include the remaining 3,260,610 shares expected to be sold in the Offering, because the proceeds from such sale are expected to be used for other purposes. See "Use of Proceeds."


(3) The pro forma presentations assume the acquisition by the Company of 100,000 subscriber accounts and access to 190 PSINet POPs that are not located in areas served by a MindSpring POP. Under the terms of the Purchase Agreement, the number of subscriber accounts the Company will acquire could be less than 100,000 depending on various factors described elsewhere herein. For example, if only 66,000 PSINet subscriber accounts are acquired, June 30, 1996 pro forma subscribers would be 100,460. The historical number of POPs and subscribers at end of period for the six months ended June 30, 1996 excludes the effects of the PSINet Transaction.


(4) Adjusted to reflect the sale of 3,500,000 shares of Common Stock offered hereby at an assumed price to the public of $9.13 per share. Assumes an increase to working capital equal to the aggregate estimated net proceeds of the Offering less repayment of the First PSINet Note (including accrued interest and increases in principal amount through October 1996), estimated to be $2,160,000 upon completion of the Offering. See "Use of Proceeds" for a description of the Company's specific plans for application of the net proceeds from the Offering.


(5) Adjusted to reflect the sale of 3,500,000 shares of Common Stock offered hereby at an assumed price to the public of $9.13 per share. Assumes an increase to working capital equal to the aggregate estimated net proceeds of the Offering less repayment of indebtedness to PSINet, which is assumed to be $20,399,000 (including accrued interest and increases in principal amounts through October 1996), based on an assumed acquisition of 100,000 subscriber accounts from PSINet. Assumes that an additional $700,000 of net proceeds from the Offering will be used to pay certain one-time license fees and starter kit costs associated with the transfer of PSINet subscriber accounts to MindSpring. If only 66,000 PSINet subscriber accounts are acquired, indebtedness to PSINet would be $13,599,000 (including accrued interest and increases in principal amounts through October 1996).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     On June 28, 1996, the Company agreed to acquire up to 100,000 subscriber accounts, the Harrisburg Facility and certain other assets related to the PSINet Consumer Services and agreed to hire approximately 75 employees who are expected to continue to operate the Harrisburg Facility. The maximum aggregate purchase price for the Acquisition is $21,129,000 (excluding accrued interest and increases in principal amounts under the PSINet Notes). In connection with the Acquisition, the Company and PSINet also entered into the Services Agreement, pursuant to which PSINet has agreed generally to provide Internet connection services to the Company and its subscribers through PSINet's nationwide network of over 200 POPs. Pursuant to the Services Agreement, the Company has agreed to pay specified monthly fees for each subscriber that the Company has assigned to a primary dial-in POP that is a PSINet POP. See "Recent Transactions -- Acquisition of PSINet Assets." Management believes that, primarily as a consequence of the PSINet Transaction, the Company's future financial results will not be comparable to its historical financial results.



     The Company derives revenues primarily from monthly subscriptions and start-up fees from individuals for dial-up access to the Internet. Monthly subscription fees vary by billing plan. In May 1996, in response to a changing competitive environment, the Company introduced five different pricing plans for dial-up access (one of which was discontinued in September 1996 due to low subscriber interest), compared to the two prior plan offerings. With the new pricing plans, new and existing subscribers have a choice of two "flat rate" plans (The Works and Unlimited Access) and two "usage-sensitive" plans (Standard and Light). These plan changes generally represent a reduction from the previous rates. See "Business -- MindSpring Service Plans." The Company anticipates that additional price changes may be necessary in the future due to the dynamic nature of the Internet access industry. Management believes that the reduction in revenues per subscriber due to the recently effected price changes will be offset in the near term by continuing increases in subscriber growth. However, there can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow. See "Risk Factors -- Limited Operating History; Operating Losses" and "Risk Factors -- Competition."



     In addition, the Company earns revenues by providing Web-hosting services, full-time dedicated access connections to the Internet and domain registration primarily to businesses and some individual subscribers. The Company's Web-hosting services allow a business or individual to post information on the World Wide Web so that the information is available to anyone who has access to the Internet. The Company provides the subscriber the ability to personalize an e-mail address through its domain registration services. These services have been classified as business services in the following table.

     The table below shows historical revenues, cost of revenues and expenses by category and the percentage of total revenues attributable to each category. Dollar amounts are shown in thousands.


                                             THIRD
                                            QUARTER
                                             ENDED         FOURTH QUARTER          FIRST              SECOND
                                           SEPTEMBER            ENDED          QUARTER ENDED      QUARTER ENDED
                                              30,           DECEMBER 31,         MARCH 31,           JUNE 30,
                                              1995              1995                1996               1996
                                          ------------     ---------------     --------------     --------------
Revenues:
    Dial-up access to Internet.........   $ 403     68%    $   680      60%    $ 1,165     65%    $ 1,506     60%
    Start-up fees......................     137     34         229      20         367     20         479     19
    Business services..................      62     11         166      15         274     15         397     16
    Other revenues, net(1).............     (12)   (2)          51       5           6      0         113      5
                                          -----    ---     -------    ----     -------    ---     -------    ---
         Total revenues................     590    100       1,126     100       1,812    100       2,495    100
Cost of revenues:
    Cost of revenues -- recurring......     178     31         288      25         542     30         755     30
    Cost of subscriber start-up fees...      91     15         186      17         264     14         352     14
                                          -----    ---     -------    ----     -------    ---     -------    ---
         Total cost of revenues........     269     46         474      42         806     44       1,107     44
                                          -----    ---     -------    ----     -------    ---     -------    ---
Costs and expenses:
    Selling, general and
      administrative...................     644    109       1,082      96       1,738     96       2,603    104
    Depreciation.......................      65     11         152      13         234     13         362     15
                                          -----    ---     -------    ----     -------    ---     -------    ---
         Total costs and expenses......     978    166       1,708     151       2,778    153       4,072    163
                                          -----    ---     -------    ----     -------    ---     -------    ---
Operating loss.........................    (388)   (66)       (582)    (51)       (966)   (53)     (1,577)   (63)
                                          -----    ---     -------    ----     -------    ---     -------    ---
Interest expense.......................      (1)    --        (730)    (65)        (92)    (5)         --     --
Interest income........................      --     --           4      --          19      1         117      5
                                          -----    ---     -------    ----     -------    ---     -------    ---
Net loss...............................   $(389)   (66)%   $(1,308)   (116)%   $(1,039)   (57)%   $(1,460)   (59)%
                                          =====    ====    =======    ====     =======    ===     =======    ===
Approximate subscribers at end of
  period...............................   7,430             12,410              21,540             34,460
Approximate POPs at end of period......       7                 17                  29                 40


- ---------------
(1) "Other revenues, net" include billing adjustments and miscellaneous (primarily non-recurring) additional items.

     The Company's costs include (i) cost of revenues that are primarily related to the number of subscribers, (ii) selling, general and administrative expenses that are associated more generally with operations, and (iii) depreciation and amortization, which are related to the size of the Company's network. Cost of revenues consists primarily of the startup expenses for each subscriber, certain monthly licensing fees, and the costs of telecommunications facilities necessary to provide service to subscribers. Start-up expenses for each subscriber include one-time license fees paid to third parties for the right to bundle other capabilities into the Company's software, cost of diskettes and other product media, manuals, and packaging and delivery costs associated with the materials provided to new subscribers. The Company does not defer any such subscriber start-up expenses. Cost of revenues also includes monthly license fees per subscriber for the right to receive and make available certain news services. Telecommunications costs include the costs of providing local telephone lines into each POP and costs associated with leased lines connecting each POP to the Company's Atlanta hub and connecting the hub to the Internet backbone.

     As the above table indicates, subscriber start-up fees have decreased generally as a percentage of revenues as the cumulative subscriber base has increased. Because operating margins on start-up fees are lower than margins earned for providing monthly access services, a continuing trend of decreasing start-up fee revenues would, by itself, tend to increase the overall margins for the Company. However, historically, the impact of this trend has been offset by increased costs and expenses associated with opening new POPs. See "-- Results of Operations -- Year Ended December 31, 1995 Compared to Inception Period." As a result of the PSINet Transaction, the Company generally anticipates opening fewer MindSpring POPs.

     Selling, general and administrative costs are incurred in the areas of sales and marketing, customer support, network operations and maintenance, engineering, accounting and administration. Selling, general and administrative costs will increase over time as the scope of the Company's operations increases, primarily as a result of the PSINet Transaction and the related nationwide expansion of the Company's marketing and advertising activities. However, the Company expects such costs will be more than offset by anticipated increases in revenues attributable to the subscriber accounts acquired as part of the Acquisition. In addition, significant levels of marketing activity may be necessary in order for the Company to build or increase its subscriber base in a given market to a size large enough to generate sufficient revenues to offset such marketing expenses. The Company does not defer any start-up expenses or subscriber acquisition costs related to entering new markets. The costs associated with the development and registration of the Company's trademarks have been expensed as incurred. Such costs have not been material.


     Historically, the Company has achieved growth of subscriber revenues by providing service through new MindSpring POPs. For each new POP opened to date, the Company has initially invested approximately $35,000 in capital expenditures for telecommunications equipment, primarily modems and terminal servers. The Company also incurs approximately $5,000 of installation costs for local telephone lines and for the leased telephone lines used in transporting data from the POP to the Company's Atlanta hub. The Company estimates that approximately 250 subscribers can be served by the capacity provided by its initial investment (which typically includes 24 telephone lines) in each POP, based on current rates of usage.


     Prior to the PSINet Transaction, as the demand for the Company's services in a particular POP has grown, the Company has had to invest in additional telecommunications equipment and provide additional local telephone lines for that POP. The Services Agreement provides the Company the option to evaluate on a POP-by-POP basis whether to continue to develop MindSpring POPs or to conserve capital through utilization of PSINet POPs for a specified fee. As the Company expands into new markets, both cost of revenues and selling, general and administrative expenses will increase. To the extent the Company opens MindSpring POPs, such expenses may also increase as a percentage of revenues in the short term after a new MindSpring POP is opened because many of the fixed costs of providing service in a new market are incurred before significant revenues can be expected from that market. However, to the extent that the Company expands into new markets by using PSINet POPs instead of opening MindSpring POPs, the Company's incremental monthly recurring costs will consist primarily of the fees to be paid per subscriber served, as provided in the Services Agreement.

     The Company estimates that as of June 30, 1996, the 40 MindSpring POPs, which were serving approximately 34,500 subscribers as of such date, had sufficient capacity to serve in excess of approximately 38,900 subscribers. As of June 30, 1996, the Company and PSINet had an aggregate of 20 POPs located in the same service areas. Pursuant to the Services Agreement, the Company has the flexibility to offer Internet access in such overlapping POP locations through a MindSpring POP, through a PSINet POP or a combination of both. In certain of these locations, it may be more cost-effective for the Company to close the MindSpring POP and offer Internet access exclusively through the PSINet POP. The Company currently estimates that it will be offering Internet access in over 230 POPs by the end of 1996. Although the Company does not currently plan to open a significant number of new MindSpring POPs in 1996, the Company intends to maintain the flexibility to close, expand or open new MindSpring POPs or make other capital investments as and where subscriber demand or strategic considerations may warrant. Management will evaluate the closing or expansion of existing MindSpring POPs or opening of new MindSpring POPs on a POP-by-POP basis.

     The Company has experienced operating losses since its inception as a result of efforts to build its network infrastructure and internal staffing, develop its systems and expand into new markets. The Company expects to continue to focus on increasing its subscriber base and geographic coverage. Accordingly, the Company expects that its cost of revenues, selling expenses, general and administrative expenses, and capital expenditures will continue to increase, all of which may have a negative impact on short-term operating results.

RESULTS OF OPERATIONS

Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995

     Revenues. Revenues for the six months ended June 30, 1996 totaled approximately $4,307,000, as compared to approximately $511,000 for the same period in the prior year. Subscriber start-up fees accounted for 20% of revenues for the six months ended June 30, 1996, as compared to 29% for the six months ended June 30, 1995. The 743% increase in period revenues resulted primarily from an increase of 689% in subscribers to approximately 34,460 as of June 30, 1996, compared to approximately 4,370 subscribers as of June 30, 1995. In addition, the business services revenues in the period ended June 30, 1996 increased to approximately $671,000 or 16% of revenues, as compared to approximately $32,000 or 6% of revenues, for the same period in the prior year, primarily due to substantial increases in Web-hosting accounts.

     Cost of revenues. For the six months ended June 30, 1996, cost of revenues increased to approximately $1,913,000 or 44% of revenues, compared to approximately $223,000 or 44% of revenues for the six months ended June 30, 1995. Cost of revenues increased significantly for the six months ended June 30, 1996 as a result of the capital expenditures and other costs associated with the opening of new MindSpring POPs and the significant increase in subscribers.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to approximately $4,341,000 or 101% of revenues for the six months ended June 30, 1996, compared to approximately $504,000 or 99% of revenues for the six months ended June 30, 1995. The increase as a percentage of revenues resulted primarily from increased advertising expenses incurred to attract new subscribers, whereas in the past the Company relied primarily on personal referrals. The overall increase in expenses was primarily attributable to the expansion of the Company's operations in terms of POPs, subscribers and employees between the periods. The Company was operating 40 POPs and had 177 employees as of June 30, 1996, compared to two POPs and 29 employees as of June 30, 1995.

     Depreciation and amortization. Depreciation and amortization expenses increased substantially to approximately $596,000 or 14% of revenues for the six months ended June 30, 1996, compared to approximately $48,000 or 9% of revenues for the same period in the prior year, reflecting a dramatic expansion in the Company's asset base.


     Interest expense. At the beginning of the first quarter of 1996, the Company had $2,500,000 outstanding under the Second Loan with ITC Holding. In March 1996, the outstanding amount of $3,500,000 was paid in full, plus accrued interest of $97,000, with a portion of the proceeds from the Company's initial public offering. The interest expense of approximately $92,000 recorded during the first six months of 1996 represents interest on the Second Loan, which accrued at the rate of 14% per annum. No such credit facilities existed during the first six months of 1995.


Year Ended December 31, 1995 Compared to Inception Period

     Revenues. Revenues for the year ended December 31, 1995 were approximately $2,227,000, as compared to approximately $103,000 for the Inception Period. The Inception Period reflects sales activity from June through December 31, 1994. During the months of April and May 1994, the Company offered services to a limited number of subscribers on a "test" basis. The quarter ended September 30, 1994 was the first full quarter in which the Company made its services available to the general public. The increase in revenues in 1995 as compared to the Inception Period was primarily attributable to the Company being operational for the full 1995 period and the substantial increase in the number of subscribers in 1995.

     Revenues for both periods were comprised of start-up fees and monthly service fees from subscribers. Subscriber start-up fees accounted for 26% of total revenues in 1995, as compared to 33% in 1994. At December 31, 1994 the Company had approximately 990 dial-up subscribers, fewer than ten dedicated access subscribers and fewer than ten Web-hosting service subscribers. At December 31, 1995, the Company had approximately 11,830 dial-up customers, approximately 80 dedicated access subscribers and approximately 490 Web-hosting service subscribers.

     Cost of revenues. For the year ended 1995, cost of revenues increased to approximately $966,000 or 43% of revenues, compared to approximately $52,000 or 51% of revenues for the Inception Period. Cost of revenues increased significantly in the year ended December 31, 1995 as a result of the significant increase in subscribers. Cost of revenues decreased as a percentage of revenues as a result of higher utilization of telecommunications facilities. In addition, cost of subscriber start-up fees, which have lower associated margins than recurring costs, were approximately 15% of revenues for the year ended December 31, 1995, as compared to 14% of revenues for the Inception Period.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to approximately $2,230,000 or 100% of revenues for the year ended December 31, 1995, compared to approximately $121,000 or 117% of revenues during the Inception Period. The decrease as a percentage of revenues resulted from the substantial increase in subscriber revenues. The increase in expenses was primarily attributable to the expansion of the Company's operations in terms of POPs and subscribers between the periods. The Company was operating in 17 POPs as of December 31, 1995 compared to one POP during the Inception Period.

     Depreciation and amortization. During the Inception Period, the Company had a very small asset base, which expanded dramatically during 1995. Consequently, depreciation and amortization expenses increased substantially, to approximately $265,000 or 12% of revenues for the year ended December 31, 1995, compared to approximately $5,000 or 5% of revenues for the Inception Period.


     Interest expense. In August 1995, ITC Holding agreed to lend to the Company up to $2,000,000 in aggregate principal amount for working capital, general corporate purposes, and to fund capital expenditures (the "First Loan"). At December 15, 1995, the Company had not repaid any amounts outstanding under the First Loan. In consideration of ITC Holding's agreement not to exercise its rights and remedies upon such default under the First Loan, the Company agreed to pay ITC Holding a $50,000 processing fee, which the Company recorded as a charge to interest expense in the fourth quarter of 1995. In addition, the Company issued to ITC Holding an immediately exercisable warrant to purchase 100,000 shares of Class C Preferred at an exercise price of $0.01 per share. The Company recorded the $637,000 difference between the fair market value of the warrant and the aggregate exercise price as interest expense in the fourth quarter. In December 1995, ITC Holding agreed to lend to the Company up to $4,000,000 for working capital and to fund capital expenditures (the "Second Loan"). The remaining $44,000 of interest expense recorded during the fourth quarter of 1995 represents interest on the two loans. No such credit facilities existed during the Inception Period. The First Loan accrued interest at 11% per annum, and the Second Loan accrued interest at 14% per annum. See
"Management -- Board of Directors -- Compensation Committee Interlocks and Insider Participation."


LIQUIDITY AND CAPITAL RESOURCES


     The Company has not generated net cash from operations for any period presented. The Company has primarily financed its operations to date through public and private sales of equity securities and loans from its principal stockholders. During the first six months of 1996, the Company completed an initial public offering of Common Stock, issuing 2,025,000 shares at a price of $8.00 per share. Total cash from financing activities for the six months ended June 30, 1996 (consisting of the gross proceeds of $14,150,000 from the initial public offering, net of underwriting discounts and expenses) were approximately $13,650,000, a $12,600,000 increase compared to the same period in 1995.


     Cash used in investing activities was approximately $7,000,000 for the six months ended June 30, 1996, of which approximately $5,706,000 was used during the second quarter ended June 30, 1996, and approximately $786,000 during the six months ended June 30, 1995, of which approximately $472,000 was used during the second quarter ended June 30, 1995. Cash used in investing activities consisted primarily of purchases of telecommunications equipment necessary for the provision of service to subscribers. In addition, on June 28, 1996, in connection with the First Closing of the Acquisition, the Company paid PSINet $1,000,000 in cash and issued a one-year promissory note in the amount of $2,000,000. See "Recent Transactions -- Acquisition of PSINet Assets."

     At the Second Closing of the Acquisition, which occurred as of September 1, 1996, the Company received substantially all of the remaining Assets in exchange for issuing the Second PSINet Note in the amount of $9,929,000. The Company has agreed to pay the balance of the Purchase Price (up to an aggregate of $8,200,000) as follows: (i) within 10 days after the First Measurement Date, the Company will deliver the Third PSINet Note, in an original principal amount equal to the Purchase Price (as determined as of the First Measurement Date) minus $12,929,000 (the sum of the Cash Payment and the original principal amounts of the First PSINet Note and the Second PSINet Note), (ii) within 10 days after the Second Measurement Date, the Company will deliver the Fourth PSINet Note, in an original principal amount equal to the Purchase Price (as determined as of the Second Measurement Date) minus the sum of $12,929,000 and the original principal amount of the Third PSINet Note and (iii) within 10 days after the Third Measurement Date, the Company will deliver the Fifth PSINet Note, in an original principal amount equal to the Purchase Price (as determined as of the Third Measurement Date) minus the sum of $12,929,000 and the original principal amounts of the Third PSINet Note and the Fourth PSINet Note. The Purchase Agreement requires the Company to apply certain specified percentages of the net proceeds from the Offering, depending on the amount of such net proceeds, first, to pay down the outstanding PSINet Notes in the order of their issuance, and second, to pay cash in lieu of issuing additional PSINet Notes following completion of the Offering. The Company expects the net proceeds from the Offering to be sufficient for payment of all outstanding amounts payable to PSINet under the Purchase Agreement, and therefore expects to pay all amounts due under the First PSINet Note and the Second PSINet Note with a portion of the net proceeds of the Offering promptly following the Offering, and to pay cash in lieu of issuing the Third PSINet Note, the Fourth PSINet Note and the Fifth PSINet Note. There are no prepayment penalties under the PSINet Notes.



     The First PSINet Note is, and each of the other PSINet Notes will be, due and payable in full (including accrued interest) on the first anniversary of the date of such PSINet Note and will bear interest at the interest rate published as the "prime rate" in the "Money Rates" section of The Wall Street Journal plus 3.0%. In addition, in the event that any PSINet Note is not paid in full within 90 days after the date of such PSINet Note, the principal amount thereof will increase by 5.0% of the principal then outstanding, compounding at the rate of 5.0% each 90 days thereafter until such PSINet Note is redeemed in full. Therefore, pursuant to the Purchase Agreement, the maximum consideration (excluding interest payable on the PSINet Notes) could increase to approximately $24,500,000 if all of the PSINet Notes are issued and outstanding, and no amounts payable thereunder are paid until due.



     The principal amount of the First PSINet Note will increase by 5.0% if not paid in full on or before September 26, 1996. The Company does not anticipate making any payments on any PSINet Note prior to the completion of the Offering. Principal and interest payable on the First PSINet Note is expected to be approximately $2,100,000 and $60,000, respectively, and principal and interest payable on the Second PSINet Note is expected to be approximately $9,929,000 and $110,000, respectively, upon completion of the Offering (assuming the Offering is completed in early October 1996).



     In the event that any PSINet Note is not paid in full by the first anniversary of the date of such PSINet Note, the registered owner of such PSINet Note will have the right to convert all, but not less than all, of the amount due under such PSINet Note into fully paid and non-assessable shares of Common Stock. If such conversions would result in an Excess Issuance of greater than 19.9% of the issued and outstanding Common Stock as of June 28, 1996, and approval by the Company's stockholders of such Excess Issuance has not been obtained, a PSINet Note may be converted in part to the extent that such conversion would not result in an Excess Issuance. The Company has agreed to seek such stockholder approval if conversion of the PSINet Note would result in an Excess Issuance as of the date that notices must be mailed for the Company's next annual meeting of stockholders. If a PSINet Note is converted in part, as described above, PSINet will be required to convert the remaining balance of such PSINet Note upon receipt by MindSpring of stockholder approval. See "Risk Factors -- Control of Company" and "Recent Transactions."



     In connection with the Nando.net Transaction, the Company is required to pay $100,000 in cash on the Closing Date, which is expected to occur on or about September 30, 1996. The balance of the amounts payable in the Nando.net Transaction may be paid in the form of cash or up to two Promissory Notes, one of which will be secured. The Promissory Notes will be due and payable in two equal installments on March 31,

1997 and September 30, 1997. The aggregate amount payable in the Nando.net Transaction (including fees for certain transition and advertising services to be provided to the Company) is currently expected to be approximately $700,000. The Company currently anticipates paying the outstanding balance of the amounts payable in the Nando.net Transaction (anticipated to be approximately $600,000, excluding $100,000 expected to be paid on the Closing Date) in full with a portion of the net proceeds from the Offering. The Company is required to pay down certain specified percentages of all sums outstanding under each Promissory Note promptly following completion of the Offering, depending on the amount of the net proceeds from the Offering. See "Recent Transactions."



     On July 15, 1996, the Company and Bell South Telecommunications, Inc. ("BellSouth") entered into a two-year agreement (the "BellSouth Agreement"), pursuant to which the Company agreed to purchase telecommunications services from BellSouth for a minimum of $2,000,000 in the first year, and, in the second year, a minimum of 90% of the amount billed to the Company during the first year. The Company may renew the BellSouth Agreement pursuant to two one-year renewal options. In the event the Company terminates the BellSouth Agreement prior to its expiration, the Company is required to pay BellSouth a termination fee equal to 50% of the amounts billed to the Company during the 12 months preceding such termination. The Company currently has no other material commitments except for obligations related to the First PSINet Note, the Second PSINet Note and various operating leases entered into in the ordinary course of the Company's business, including the Company's office space lease (which expires on March 31, 1999).


     Current anticipated capital expenditures through the end of 1996 and for 1997 required due to the nationwide expansion of MindSpring's subscriber base primarily as a result of the Acquisition, and in connection with the expansion of existing MindSpring POPs or, if applicable, opening of selected new MindSpring POPs, are estimated to be $5,700,000 and $10,000,000, respectively.


     At June 30, 1996, the Company's principal source of liquidity was approximately $5,694,000 in cash. The Company anticipates that cash requirements for the rest of 1996 will include approximately $5,700,000 for capital expenditures (excluding approximately $1,129,000 in capital expenditures for the Harrisburg Facility to be represented by a portion of the Second PSINet Note) and approximately $1,600,000 to fund cash used in operations. As discussed above, the Company estimates that cash requirements through the first quarter of 1997 will also include approximately $20,399,000 for payment of the balance of the Purchase Price for the Acquisition (including accrued interest and increases in principal amounts under the PSINet Notes, assuming that the Company pays the maximum Purchase Price payable under the Purchase Agreement with the proceeds of the Offering).



     The Company estimates that its cash and financing needs through mid-1997 will be met by the net proceeds of the Offering. However, any increases in the Company's growth rate, shortfalls in anticipated net proceeds from the Offering or in anticipated revenues, increases in anticipated expenses, or significant acquisition opportunities could have a material adverse effect on the Company's liquidity and capital resources and would require the Company to raise additional capital from public or private equity or debt sources in order to finance operating losses, anticipated growth and contemplated capital expenditures. If such sources of financing are insufficient or unavailable, the Company will be required to modify its growth and operating plans in accordance with the extent of available funding and attempt to attain profitability in its existing markets (including those accessible pursuant to the Services Agreement). The Company may need to raise additional funds in order to take advantage of unanticipated opportunities, such as acquisitions of complementary businesses or the development of new products, or otherwise respond to unanticipated competitive pressures. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all. See "Risk Factors -- Need for Additional Capital to Finance Growth and Capital Requirements."

                                    BUSINESS


     MindSpring is an Internet access provider that focuses on serving individual subscribers, including individuals with little or no prior on-line experience. MindSpring provides easy-to-use Internet access by offering customized software, reliable network facilities and responsive customer service. MindSpring believes that there is a growing and unsatisfied demand for high quality Internet access for individuals. Trends contributing to this growth in demand include the heightened consumer awareness of the Internet, the increasing number of individuals who have computers with modems and the expanding diversity of information, entertainment and commercial offerings available on the Internet. Management believes that few, if any, of the Company's major competitors have developed a comparable level of service quality and customer support for individual subscribers and that by targeting individual subscribers, rather than attempting to serve all segments of the Internet access market, MindSpring can continue to increase its subscriber base rapidly while maintaining superior quality service.



     In June 1996, the Company announced its plans to become a nationwide Internet access provider through agreements with PSINet to purchase up to 100,000 consumer dial-up subscriber accounts, a customer service facility and certain other related assets, and to obtain access to PSINet's national network of over 200 POPs. Prior to the PSINet Transaction, MindSpring was a regional Internet access provider that offered its services through 40 POPs in the southeastern United States and had grown to approximately 34,500 subscribers from approximately 12,400 subscribers as of December 31, 1995. On a pro forma basis as of June 30, 1996, MindSpring would have had access to approximately 230 POPs (excluding PSINet POPs located in areas served by MindSpring POPs) and would have had approximately 134,500 subscribers, assuming the acquisition of 100,000 subscriber accounts from PSINet.



     Management believes that the PSINet Transaction will enhance the Company's ability to achieve its strategic objectives on a cost-effective and accelerated basis and to realize economies of scale. Management believes that the PSINet Transaction will establish MindSpring as a leading Internet access provider with nationwide coverage, create opportunities for the Company to pursue national marketing and strategic alliances and reduce the need for significant up-front capital expenditures to establish Company-owned POPs. The Company intends, however, to maintain the flexibility to expand, open or close its own POPs or make other capital investments as and where subscriber demand or strategic considerations warrant.



     In early September 1996, the Company began sending to each PSINet subscriber transitioning to the Company's network a copy of MindSpring's customized software package. Those subscribers who receive new e-mail addresses in the conversion will have any e-mail sent to their old address forwarded to their MindSpring e-mail address for approximately twelve months from the date of switch-over. Once they have been successfully converted to the MindSpring system, these subscribers will generally continue to have access to all of the applications that they could access as PSINet subscribers.



     MindSpring POPs are connected to the Internet primarily through MindSpring's network hub in Atlanta, Georgia. Leased data communication lines from three different suppliers connect the network hub to the Internet backbone. The Company's network hub is connected to PSINet's nationwide network of over 200 POPs at the PSINet POP located in Austel, Georgia. The Company may also connect its network to PSINet's network at various other PSINet POP sites.


     Management believes that as a result of the PSINet Transaction and the Company's reputation for reliability and high quality, MindSpring will become recognized as a leading national provider of high quality Internet access services to individual subscribers. PSINet has agreed, among other things, to provide to the Company: (i) Internet connection services which meet reasonable commercial standards, including with respect to access and reliability; and (ii) access to PSINet's network monitoring systems and subscriber log-in and accounting information. In addition, by using PSINet POPs, MindSpring has reduced the need for significant up-front capital expenditures to establish MindSpring POPs to support the Company's growth, although the Company intends to maintain the flexibility to expand, open or close MindSpring POPs or make other capital investments as and where subscriber demand or strategic considerations warrant.

     The Company's largest stockholder is ITC Holding, which currently owns approximately 36% of the Company's outstanding capital stock. See "Principal Stockholders." ITC Holding is a diversified telecommunications company based in West Point, Georgia, with substantial holdings in telecommunications companies operating throughout the southeastern United States. ITC Holding's affiliates provide, among other things, local exchange telephone service, audio and video teleconferencing, long distance telecommunications service, Web hosting and Internet access services, wireless communications, and cable television, fiber optic network and telemarketing services. MindSpring anticipates that ITC Holding's experience and contacts in the telecommunications industry will enhance ITC Holding's contributions to MindSpring's development. Campbell B. Lanier, III, Chairman and Chief Executive Officer of ITC Holding, William H. Scott, III, President and Chief Operating Officer of ITC Holding, and O. Gene Gabbard, a director of ITC Holding, are members of the Board of Directors of MindSpring. See "Risk Factors -- Control of Company," "Risk Factors -- Potential Conflicts of Interest," and "Management."

     The Company was incorporated in February 1994 and began offering services in June 1994.

MINDSPRING STRATEGY

     MindSpring's objective is to become a leading national provider of high quality Internet access services to individual subscribers. The Company intends to achieve this objective by:

          Leveraging the opportunities afforded by the PSINet Transaction and expanding its subscriber base. The Company intends to exploit the opportunities presented by the PSINet Transaction to attract subscribers nationwide and establish the Company as a national Internet access provider. Management believes that the substantial increase in subscribers and nationwide POP access resulting from the PSINet Transaction will enable it to implement its strategy on a cost-effective and accelerated basis and to realize economies of scale while providing the Company with opportunities to further increase its subscriber base. Management believes that providing exceptionally high quality service to its existing subscribers, including subscribers who become MindSpring subscribers as a result of acquisitions, is the most important factor in determining both the retention of existing subscribers and the addition of new subscribers. Historically, the Company has obtained many of its new subscribers as a result of referrals from existing subscribers. During 1995 and the first six months of 1996, approximately half of the Company's new subscribers (not including the 15,000 subscribers obtained from PSINet in June 1996 or the subscribers obtained through other purchases) indicated that they were direct referrals from existing subscribers. The Company expects to obtain additional subscribers through referrals from subscribers added as a result of the PSINet Transaction and other acquisitions.


          Maintaining superior service and customer support and providing easy-to-use software and reliable Internet access. Providing superior service and customer support is a fundamental component of the Company's strategy. Consequently, the Company strives to maintain adequate numbers of qualified customer support representatives to be able to provide responsive customer support services. The Company's customer support representatives, who are familiar with the Company's software and are experienced with Internet issues, are generally available seven days a week to provide technical support to subscribers. By year-end 1996, the Company expects to have over 190 technical support employees (compared to approximately 74 full-time and four part-time employees as of June 30, 1996). In addition, MindSpring has developed starter kits that are intended to simplify Internet access for individual users. The Company believes that its starter kits, which include front-end software and documentation for both Windows and Macintosh users, and reliable network infrastructure significantly enhance its ability to provide a positive experience to a wide variety of potential users, including those who have little or no on-line experience.



          Expanding marketing and distribution activities and pursuing strategic alliances. The Company intends to expand and strengthen its marketing and distribution efforts in order to establish a national presence and nationwide name recognition. As a result of the Company's nationwide access and reputation for reliability and high quality, the Company believes that opportunities for nationwide strategic alliances with complementary businesses and retail distribution and bundling arrangements will become available to the Company. In addition, the Company plans to integrate into its marketing plan certain PSINet marketing programs to which it will receive the rights and benefits under the Purchase Agreement. The Company also intends to continue to emphasize personal contacts with influential members of the communities it serves. These contacts include representatives of the media, schools, universities, computer user groups, and high technology business associations.

          Focusing on individual subscribers. The Company believes that the Internet access services market for individual subscribers is likely to continue to grow rapidly. Trends contributing to the continued growth of this market segment include: the increasing use of computers by individuals in their homes for, among other things, e-mail, file transfer, remote login, file sharing and information services; the dramatic increases in cost-effective processing power and data storage capabilities in personal computers; the widespread availability of multimedia, fax/modem and networking capabilities to the home computing market; the growing awareness of the Internet generally; and the increasing diversity of information, entertainment and commercial offerings available on the Internet. The Company further believes that there is a growing and unsatisfied demand for high-quality Internet access for individuals, based on reports of start-up problems, busy signals, poor network performance, insufficient customer support and billing problems with other Internet access providers. The Company believes that serving individual Internet access subscribers requires a very different form of expertise than does serving dedicated access subscribers. MindSpring believes that its strategy of focusing on individual subscribers, rather than dividing its efforts between the two types of subscribers, will make it easier to provide superior quality service while expanding rapidly.


          Engaging in selected acquisitions. Since early 1996, the Company has accelerated its expansion efforts through selected acquisitions of businesses and subscriber accounts, including the PSINet Transaction and the Nando.net Transaction. As the Company continues to expand, it may in the future acquire additional subscriber accounts and complementary businesses. The Company further believes that its operational focus on serving individual subscribers provides the Company with significant acquisition opportunities given the Company's belief that a number of Internet access providers will discontinue serving individual subscribers in order to focus on some other segment of the market, such as dedicated access for institutional customers. The Company expects to continue to benefit from the significant experience of its largest stockholder, ITC Holding, in achieving growth through acquisitions in the telecommunications industry.


CUSTOMER SUPPORT


     MindSpring believes that excellent customer support is critical to its success in retaining existing subscribers and in attracting new subscribers. MindSpring currently provides customer support through a call center located at its headquarters, which is open for service from 9:00 a.m. until 9:00 p.m. eastern time seven days a week (excluding holidays). The Company also provides customer support through the Harrisburg Facility, which was acquired as part of the Acquisition and is generally open for service 24 hours a day, seven days a week. Subscribers can call these centers through a local Atlanta telephone number or a toll-free "800" number. Subscribers can also e-mail their questions directly to a customer support address at the Company. In addition, the Company maintains MindSpring specific newsgroups on the Internet, where subscribers can post requests for help, and other subscribers, as well as MindSpring support personnel, can respond. By year-end 1996, the Company expects to have a staff of over 190 technical support employees (compared to approximately 74 full-time and four part-time employees as of June 30, 1996).


SALES AND MARKETING

     MindSpring believes that the market for individual Internet access is heavily influenced by person-to-person referrals. Accordingly, the Company's marketing efforts have been geared, among other things, toward generating positive referrals and stimulating subscriber growth and retention by providing an exceptionally high quality service to its existing subscribers. MindSpring also offers a $10 credit to existing subscribers each time a new subscriber names the existing subscriber as the referral source. During 1995 and the first six months of 1996, approximately half of the Company's new subscribers (not including the 15,000 subscriber accounts obtained at the First Closing or the subscriber accounts obtained through other purchases) indicated that they were referred by an existing subscriber.

     In addition to encouraging referrals from existing subscribers, the Company intends to establish a nationwide presence and nationwide name recognition through moderate amounts of print publication, radio and direct mail advertising and by pursuing the nationwide strategic alliances and retail opportunities available to the Company as a result of MindSpring's nationwide access and reputation for reliability and high quality. Such nationwide marketing opportunities may include, among others: entering into large-scale bundling arrangements with complementary products such as computers, software products, multimedia books, and CD-ROM merchandise; entering into retail distribution agreements for its software package with national distributors; and seeking strategic alliances with complementary businesses operating in its service areas, such as Internet-oriented training organizations and consulting firms, World Wide Web content developers, computer networking firms, media companies, telecommunications companies, local area network and World Wide Web consulting companies, and other Internet access companies that specialize in providing dedicated connections. The Company expects that any such alliances would be of varying natures and terms. The Company seeks to forge these alliances through:


          Trade arrangements with media companies. The Company establishes trade arrangements with a variety of media companies, including newspapers, radio and television stations, cable television stations, and telecommunications companies in the POPs in which the Company provides service. These arrangements may involve, among other things, commission arrangements, "wholesale" purchases of Company services for resale, private branding of Company services, or an exchange of MindSpring Internet services for advertising or other promotional services.


          Sales agent programs. MindSpring has relationships with a number of sales agents who typically are involved in offering products or services that are related to the Internet. The basic sales agent agreement offers a finder's fee for each new subscriber who names the sales agent as the referral source. MindSpring sales agents include Internet-oriented training organizations and consulting firms, World Wide Web content developers, computer networking firms, local area network and World Wide Web consulting companies and computer stores. The Company anticipates expanding this program as it expands into new POP locations as a result of the PSINet Transaction. Pursuant to the Purchase Agreement, MindSpring will pay PSINet a fee for each new subscriber obtained as a result of PSINet's sales efforts.


          Speaking appearances and presentations. MindSpring marketing personnel spend considerable time meeting with and making presentations to groups representing potential subscribers, such as computer user associations, high technology business associations and educational institutions.


     Pursuant to the Purchase Agreement, MindSpring acquired the rights to and benefits of all of PSINet's preexisting marketing programs that are targeted at individual subscribers. These programs include: (i) marketing relationships with publishers, equipment manufacturers and organizations representing potential subscribers; (ii) relationships with individuals and organizations that receive a commission for successfully recruiting subscribers; and (iii) certain arrangements with retail outlets to distribute, sell or promote Internet access services. The Company intends to integrate certain of these programs into its marketing plan. For example, as part of the Acquisition, the Company acquired the right to assume certain of PSINet's distribution relationships with book and hardware vendors, pursuant to which the vendor would include the MindSpring front-end software as part of a CD-ROM which might include other programs or as a stand-alone CD-ROM. Pursuant to these distribution arrangements, PSINet was required to make a one-time payment per subscriber of usually less than $10 for each new subscriber resulting from the arrangement, and the Company will have the same obligation for each arrangement it continues. MindSpring has contacted every such PSINet vendor, and most have indicated their intention to continue the distribution relationship with MindSpring.


     The Company intends to continue to expand its marketing and distribution efforts by exploiting these newly available marketing opportunities as well as traditional advertising media in order to develop the Company's evolving nationwide service area. The Company anticipates that the expansion of its geographic coverage and subscriber base will require it to continue to expand and adapt its marketing and distribution efforts. MindSpring will continue to closely monitor the results of its marketing techniques as part of an ongoing effort to increase the cost-effectiveness of its marketing efforts.


     MindSpring has attempted to maintain a high degree of personal contact with the communities that it serves, and the Company has a staff of regional managers who are responsible for generating interest in MindSpring in these communities. The Company plans to continue these efforts in the southeastern United States and selectively expand them to include key metropolitan areas in other regions of the country.


     Sales are consummated by the Company's telephone sales force, which responds to incoming subscription inquiries, as well as through an on-line sign-up procedure. The on-line registration module, which is included in the Company's retail software package, enables a user to become a MindSpring subscriber by selecting service plans and billing methods on-line, without the need to speak to a MindSpring employee. As of June 30, 1996, the Company's retail software package was available in 117 computer stores and other outlets located in the southeastern United States. The Company intends to expand the availability of the retail software package in connection with the Company's evolving nationwide service area.

MINDSPRING SERVICE PLANS


     MindSpring's primary subscribers are individuals within local dialing range of one of the MindSpring or PSINet POPs and Web-hosting service subscribers. The Company's objective is to offer its service in a way that enables subscribers to have a positive experience with MindSpring and the Internet, even if they are not expert computer users or have no on-line experience. Accordingly, the Company provides extensive customer support services, helpful and easily understood documentation, and a software starter kit that is designed to be easy to install, easy to use and supports both Windows and Macintosh users. In addition, MindSpring also provides service to dedicated access subscribers.


     Dial-up Internet Access. MindSpring's primary service offering is dial-up Internet access. The basic equipment requirements for an individual dial-up subscriber are a Windows 3.x or later or Macintosh computer with at least 8MB of RAM and a working modem of 14.4 Kbps speed or faster. The subscriber's MindSpring connection is a direct PPP connection, enabling the subscriber to use any standard Internet-capable software that will run on the subscriber's computer.


     The Company currently offers the following four price plans for dial-up subscribers in order to accommodate both heavy and light Internet users. Each plan requires a $35 start-up fee and includes a complete starter kit (purchasers of the retail software package are charged only a $25 start-up fee). PSINet subscribers who become MindSpring subscribers as a result of the Acquisition will receive the starter kit at no charge.


          The Works. For $26.95 per month, individual subscribers receive unlimited use (not intended to be a fulltime connection) as well as 10MB of Web space, access to the Clarinet premium news service and two extra mailboxes.

          Unlimited Access. Individual subscribers pay $19.95 per month for unlimited use, with the restriction that the subscriber must disconnect when not actively accessing the Internet. The subscriber is not permitted, for example, to maintain a full-time computer connection as a World Wide Web server.

          Standard. Subscribers pay $14.95 per month for 20 hours of use and $1 per hour for each additional hour. Subscribers also receive 5MB of Web space and access to the Clarinet premium news service.


          Light. Subscribers pay $6.95 per month for five hours of use and $2 per hour for each additional hour. Subscribers also receive 5MB of Web space.


     The Company has also established a discount program for organizations that open a group of at least ten individual accounts. The Company expects that the typical user of this program will be a corporation or other organization that wishes to purchase Internet access for its employees.

     Substantially all of the Company's subscribers are on month-to-month subscriptions. The Company offers a 30-day money-back satisfaction guarantee for new subscribers. Billing is made to the majority of subscribers by automatic charges to subscribers' credit cards each month in advance, though some subscribers are invoiced (for an extra charge). Subscribers, as well as the Company, may cancel an account at any time, with the cancellation taking effect as of the first day of the following month. The Company's liability in connection with a subscriber's use of the Company's services may be limited by certain provisions in the Company's standard form of service agreement. See "Risk Factors -- Potential Liability."


     A user whose primary location is within local dialing range of one of the MindSpring POPs or PSINet POPs can access the Internet with a local telephone call. Beginning in October 1996, subscribers will be able to access all such POPs by using a special password. The Company also offers access to its services through an "800" number for an additional charge. All dial-up subscribers can connect to the MindSpring network (including the PSINet POPs) via modem at speeds up to 28.8 Kbps. In some cities that the Company serves, individual subscribers can also choose to connect via ISDN at 64 Kbps or 128 Kbps. There is a one-time extra startup fee of $35 for ISDN users; otherwise, pricing is the same as for modem subscribers. All dial-up subscribers, except subscribers to the Unlimited Access plan, also have the option of using MindSpring servers to publish information on the Internet through the World Wide Web or FTP. MindSpring subscribers may use the space made available on MindSpring's servers for each subscriber to make World Wide Web pages or computer files available to the Internet.



     Web Hosting. MindSpring also offers Web-hosting accounts for companies and other organizations that wish to create their own World Wide Web sites without maintaining their own Web server and high speed Internet connection. Web-hosting subscribers can use their own domain name in their World Wide Web address. This type of Web hosting is sometimes called "virtual hosting." Web-hosting subscribers are responsible for building their Web sites themselves, and then uploading the pages to a MindSpring Web server. The Company's Web-hosting service features state-of-the-art Web servers for high speed and reliability, a high quality connection to the Internet, specialized customer support, advanced services features such as secure transactions and VRML (Virtual Reality Markup Language, a feature which allows Web site visitors to navigate through a three dimensional "virtual" world) and detailed statistical reporting on hits to the site. Average monthly fees for Web-hosting accounts are approximately $55. MindSpring had approximately 1,590 Web-hosting subscribers as of June 30, 1996, compared to 490 Web-hosting subscribers as of December 31, 1995.


     "Dedicated" Connections. MindSpring offers "dedicated" (i.e., full-time) connections at the following current prices:

    Dedicated 28.8 Kbps modem connection................   $500 start-up fee, $120 per month
    Dedicated 64 Kbps ISDN connection...................   $250 start-up fee, $250 per month
    Dedicated 128 Kbps ISDN connection..................   $250 start-up fee, $400 per month

As a result of the Company's strategy of focusing on Internet access to individual subscribers, the Company generally intends to limit its number of dedicated access subscribers to those currently served. In addition, MindSpring does not provide network consulting services. Subscribers intending to use a dedicated MindSpring connection to their own networks need to be technically self-sufficient.

NETWORK INFRASTRUCTURE


     Geographic Coverage. As of June 30, 1996, MindSpring offered Internet access service through 40 MindSpring POPs in nine states and the District of Columbia. In addition, as a result of the PSINet Transaction, the Company has access to PSINet's network of over 200 POPs located in 46 states and the District of Columbia. See "Recent Transactions -- Acquisition of PSINet Assets."


     The MindSpring Network. Users located within local dialing range of a MindSpring POP connect to the POP through telephone lines provided by the local telephone company. Each MindSpring POP generally connects to the Company's Atlanta hub via a leased line T-1 connection. The equipment located in the remote POPs consists primarily of a router, rackmounted terminal servers and modems.

     In order to continue to build its base of individual dial-up subscribers, the Company intends to continue to evaluate the need to expand existing MindSpring POPs, to open new MindSpring POPs and to locate servers in remote locations to optimize network traffic. The number and location of additional POPs that the Company may actually open depends on such factors as subscriber demand, relative costs of telecommunications facilities, competitive considerations, and other factors, including the ability to provide service through access to PSINet POPs and possibly through POPs of other companies. The Company has no current plans and is not involved in any negotiations with respect to providing service through POPs of other companies.

     MindSpring's network hub is currently connected to the Internet through three separate leased data communications lines, one connecting to the Sprint Communications Company, L.P. ("Sprint Communications") network, one to the Apex Global Information Services, Inc. ("AGIS") network and one to the BBN Planet Corporation ("BBN") network. Sprint Communications, AGIS and BBN are Internet backbone providers that carry data traffic for MindSpring and other subscribers and deliver it either to its end destination (if that destination is connected directly to their network) or to the Internet gateway points where the traffic is routed onward to its ultimate destination. As MindSpring grows, it will need to increase the bandwidth over its connection to the rest of the Internet. This may be done through increasing the bandwidth of the Company's connections through these current providers, by adding new connections through these or other providers, or by establishing leased line connections directly to the Internet gateway points.

     The Company maintains a Network Management Center at its Atlanta headquarters through which the Company's technical staff monitors network traffic, service quality and security, as well as equipment at individual POPs, to ensure reliable Internet access. The Network Management Center is staffed 24 hours a day seven days a week. In addition, the Company is continuing to invest in improved network monitoring software and hardware systems.


     MindSpring Connection to PSINet POPs. In addition to its MindSpring POPs, the Company expects to provide Internet access to its subscribers, beginning in October 1996, through a nationwide network of over 200 PSINet POPs pursuant to the Services Agreement. The Company believes that this arrangement will enable it to provide Internet access services on a nationwide basis while reducing capital expenditures. However, the Company intends to maintain the flexibility to expand or open MindSpring POPs or make other capital investments as and where subscriber demand or strategic considerations warrant. This approach provides MindSpring the freedom to focus on superior customer service rather than on establishing new POPs. See "Recent Transactions -- Acquisition of PSINet
Assets -- Network Services Agreement."



     The Company's network hub is connected via a telecommunications circuit provided by the Company to PSINet's network at the PSINet POP located in Austel, Georgia. The Company may also co-locate equipment at various other PSINet POP sites. The Company is responsible for all customer support, pricing, billing and collection services that are associated with subscribers that access the Company's network through a PSINet POP. In addition, the Company may, at its option, enter into peering arrangements with PSINet whereby the Company would establish connections between MindSpring's network and PSINet's network with telecommunications circuits in order to more efficiently route traffic originating within one party's network and destined for the other party's network. See "Recent Transactions -- Acquisition of PSINet Assets -- Network Services Agreement."


MINDSPRING SOFTWARE


     An important component of the Company's offering for dial-up subscribers is the MindSpring starter kit. The starter kit includes: the MindSpring installation program, front-end software and documentation; an on-line registration module (retail version only); network software that enables a subscriber to connect to the Internet; and application programs. See
"-- Subscriber Applications."


     The Company's objectives in developing and providing this starter kit are to:

          Simplify installation. The MindSpring Windows software package automatically configures all the individual Internet access programs after one-time entry by the user of a few required fields of information (name, username, password, etc.). The Macintosh installation program is similar but requires subscribers to enter some additional information.


          Provide a convenient and intuitive starting place for subscribers. The MindSpring front-end software allows subscribers to connect and disconnect, see any current messages from MindSpring, check their monthly usage, see if they have any e-mail, and launch any of their Internet application programs, all from one screen. "Help" files and the accompanying documentation contain information on trouble-shooting and things to do on the Internet.



          Enhance efficiency of the Company's support services. High-quality software with which the Company's customer service representatives are familiar makes it easier for the Company to provide fast and efficient customer support. Software that is reliable and easy to install and use also tends to reduce subscriber need for extensive support services.


          Provide state-of-the-art applications. The Company uses already-existing applications in its software package. MindSpring believes that this approach will enable it to include state-of-the-art software in its package and keep pace with technology developments by replacing applications with newer or better programs as they become available without diverting resources by attempting to develop new applications programs.

          Provide open standards and flexibility. MindSpring software is based on open standards, and the Windows package is fully Winsock-compatible. Winsock is an industry standard programming interface definition for Windows which specifies how TCP/IP-based network applications should communicate with TCP/IP protocol software. Winsock has been adopted by most vendors of network protocol software and network applications software for Windows. Subscribers can run any standard Windows or Macintosh Internet programs and are not limited to those programs that are included in the starter kit but can experiment with new Internet applications as they become available.

SUBSCRIBER APPLICATIONS

     MindSpring subscribers use their accounts for communicating, retrieving information and publishing information on the Internet. In Company surveys of its subscribers, a substantial number of the Company's individual subscribers report that they use their MindSpring accounts for business as well as for personal purposes. The subscribers' MindSpring connection is a direct PPP connection, enabling subscribers to use any standard Internet-capable software that will run on their computers. A complete set of the most popular Internet applications are included in the MindSpring starter kit software package, including:

          Electronic Mail. E-mail allows subscribers to exchange electronic messages with anyone else who has an Internet e-mail address. These messages are usually text only, but can also include other kinds of computer files (such as images, computer programs, or word processing documents), which are sent as attachments. The Company's software package includes the Eudora(R) e-mail application.


          The World Wide Web. The World Wide Web allows a multimedia presentation of material (text, graphic, sound and video). Users can move from one World Wide Web site to another by clicking on hypertext links and can interact with the World Wide Web information providers through typed input. The software programs that allow users to explore the World Wide Web are known as "browsers." The browser application currently included in the Company's software package is either Netscape Navigator (a trademark of Netscape Communications Corporation ("Netscape Communications")) or Microsoft's Internet Explorer.


          Network News. Network News provides Internet-wide, subject-specific forums on thousands of different subjects, where users can post information and review posted information from other users.

          FTP. File transfer protocol, or FTP, is a standard Internet tool that allows users to send and retrieve computer files. FTP is often used for retrieving software from various archive sites on the Internet.

          Internet Relay Chat. Internet Relay Chat allows users to participate in "chat" sessions, in which typed comments from all participants appear on the screen, allowing simultaneous multi-person real-time conversations.

     The Company has obtained permission and, in certain cases, licenses from each manufacturer of the software that the Company bundles in its front-end software product for Windows and Macintosh subscribers. See "-- Proprietary Rights."

PROPRIETARY RIGHTS

     General. Although the Company believes that its success is more dependent upon its technical expertise than its proprietary rights, the Company's success and ability to compete is dependent in part upon its technology. The Company relies on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect its technology. It is the Company's policy to require employees and consultants and, when possible, suppliers to execute confidentiality agreements upon the commencement of their relationships with the Company. These agreements provide that confidential information developed or made known during the course of a relationship with the Company must be kept confidential and not disclosed to third parties except in specific circumstances. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. See "Risk Factors -- Proprietary Rights; Infringement Claims."


     Licenses. The Company has obtained authorization to use the product of each manufacturer of software that the Company bundles in its front-end software product for Windows and Macintosh subscribers. The particular applications included in the MindSpring starter kit have in some cases been licensed. These licensed applications currently include: the Netscape Navigator (a trademark of Netscape Communications) from Netscape Communications (which license expires on December 31, 1997); WS-FTP software from Ipswitch, Inc. (which license expires on March 1, 1997), TCP/IP software from Network TeleSystems, Inc. (which license expires on November 11, 1996 and is renewable for one-year terms); the Eudora(R) e-mail program from Qualcomm, Inc. (which license expires on September 28, 1996); Lview Pro graphics viewer software from MMedia Research (which license has an indefinite term); Internet Explorer from Microsoft (which license expires on April 29, 1997); Anarchie from Peter N. Lewis (which license expires on January 19, 1997); Newswatcher from Northeastern University (which license expires on March 1, 1997); Mac TCP from Apple Computer Inc. (which license expires on December 27, 1996); FreePPP from Steve Dagley (which license expires on March 6, 1997); Fetch from Dartmouth University (which license expires on June 3, 1997); Free Agent from Forte Advanced Management Software, Inc. (which license expires on November 29, 1996); and MacPPP from Merit Network, Inc. (which license expires on March 11, 1997). License fees charged to the Company upon enrollment of additional subscribers are included in the cost of subscriber start-up fees. In other cases such applications are shareware that the Company has obtained permission to distribute, or are from the public domain and are freely distributable. The only software programs in the MindSpring starter kit that were developed by MindSpring are the front-end programs for Windows, Win95 and Macintosh. The Company currently intends to maintain or negotiate renewals of, as the case may be, all existing software licenses and authorizations as necessary. The Company may also want or need to license other applications in the future.



     Trademarks. In April 1996, the Company adopted a new MindSpring logo. The Company currently has applications pending with respect to the registration in the United States of the trademark "MindSpring" (and design) for each of the old and new MindSpring logos. As part of the PSINet Transaction, the Company has acquired trademark applications for the trademarks "Pipeline" and "Pipeline USA." The Company is evaluating whether to prosecute these applications.


BILLING AND MANAGEMENT INFORMATION SYSTEMS

     Most of the Company's individual subscribers pay their MindSpring fees automatically by credit card each month. The Company generally sends monthly invoices to commercial accounts with multiple users.

Billing calculations and payment transactions are managed on the Company's automated billing system, which was implemented in May 1995. The Company is currently upgrading the capacity of its billing system by purchasing additional hardware and modifying its software to facilitate the addition of all of the PSINet subscribers who become MindSpring subscribers following the Acquisition. The Company expects to continue to modify and upgrade its billing system in order to maintain its ability to bill and collect amounts due and to be responsive to changes in the market.

COMPETITION


     The market for the provision of Internet access to individuals is extremely competitive and highly fragmented. There are no substantial barriers to entry, and the Company expects that competition will continue to intensify. The Company believes that the primary competitive factors determining success in this market are a reputation for reliability and service, effective customer support, pricing, easy-to-use software and geographic coverage. Other important factors include the timing of introductions of new products and services and industry and general economic trends. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations.



     As a result of increased competition in the industry, the Company has encountered and expects to continue to encounter significant pricing pressure. In May 1996, in response to a changing competitive environment, the Company introduced five different pricing plans for dial-up access (one of which was discontinued in September 1996 due to low subscriber interest), compared to the two prior plan offerings. These plan changes generally represent a reduction from the previous rates. Further reductions in rates charged by the Company's competitors could require the Company to further reduce prices charged to its subscribers, which could cause a decrease in total revenues and revenue per subscriber and reduce the likelihood of the Company achieving positive cash flow or profitability in the future. Any such reductions in prices could materially adversely affect the Company's business, financial condition and results of operations. In addition, telecommunications companies may be able to offer customers reduced communications costs in connection with their Internet access services, reducing the overall cost of their Internet access solution and significantly increasing price pressures on the Company. Competition could also result in increased selling and marketing expenses, related subscriber acquisition costs, and increased subscriber attrition, all of which could adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to offset the effects of any such increased costs or reductions in the Company's prices through an increase in the number of its subscribers, higher revenue from enhanced services, cost reductions or otherwise, or that the Company will have the resources to continue to compete successfully. See "Risk
Factors -- Competition."



     The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. In addition, every local market the Company has entered or intends to enter is served by multiple local Internet access providers. The Company currently competes or expects to compete with the following types of Internet access providers: (i) national commercial Internet access providers, such as NETCOM; (ii) numerous regional and local commercial Internet access providers which vary widely in quality, service offerings and pricing; (iii) established on-line commercial information service providers, such as America Online and CompuServe; (iv) computer hardware and software and other technology companies, such as IBM and Microsoft; (v) national long distance carriers, such as AT&T, MCI, MFS, Sprint and WorldCom; (vi) regional telephone companies; (vii) cable operators; and (viii) nonprofit or educational Internet access providers.


     Congress recently enacted, and President Clinton signed, the 1996 Telecommunications Act, which contains certain provisions lifting, or establishing procedures for lifting, restrictions on Bell Operating Companies and other companies which may permit them to engage directly in the Internet access business. In addition, the 1996 Telecommunications Act makes it easier for national long distance carriers such as AT&T to offer local telephone service. The Company cannot predict the extent to which the 1996 Telecommunications Act, or strategic alliances or consolidation among Internet access providers may result in additional competitive pressures on the Company or have a material adverse effect on the Company's business, financial condition and results of operations.


     The Company believes that new competitors, including large computer hardware and software, media and telecommunications companies, will continue to enter the Internet access market, resulting in even greater competition for the Company. For example, Microsoft has introduced an Internet access solution, including front-end software and an on-line service called "Microsoft Network." The application software for this on-line service is bundled with Microsoft's Windows '95 operating system, which may give the service a significant advantage over on-line and other Internet access providers, including the Company. In connection with its plans to enter the Internet access market, Microsoft has entered into a strategic alliance with UUNet (which was recently acquired by MFS) (including the purchase of a minority investment in UUNet by Microsoft) that will give Microsoft customers access to the Internet through UUNet's POPs. In addition, WorldCom has recently announced its agreement to acquire MFS. Microsoft also recently announced strategic marketing alliances for Internet access with MCI, AT&T and NETCOM. GTE also recently entered into a strategic alliance with UUNet whereby GTE's customers will obtain access to the Internet through UUNet's communications network. AT&T began offering Internet access to its customers in April 1996 and MCI and Sprint have also recently entered the Internet access market. In addition, IBM's most recent version of its OS/2 operating system software includes Internet utilities, and IBM offers Internet access through its own private communications network. The ability of these competitors or others to enter into strategic alliances or joint ventures or to bundle services and products with Internet access could put the Company at a significant competitive disadvantage.


     Moreover, the Company expects to face competition in the future from companies that provide connections to consumers' homes, including local and long distance telephone companies, cable television companies, electric utility companies and wireless communications companies. For example, technologies have been developed to enable cable television operators to offer high-speed Internet access through their cable facilities. These broadband technologies promise significantly higher access rates than existing modem speeds. Such companies could include Internet access in their basic bundle of services or offer such access for a nominal additional charge and could prevent the Company from delivering Internet access through the wire and cable connections that such companies own. Any such developments could materially adversely affect the Company's business, financial condition and results of operations.

     The Company does not currently compete internationally. To the extent that the ability to provide Internet access internationally becomes a competitive advantage in the Internet access industry, the Company may be at a competitive disadvantage relative to other competitors.

INDUSTRY BACKGROUND

     The Internet. The Internet is a global collection of thousands of interconnected computer networks that enable commercial organizations, educational institutions, governmental agencies and individuals to communicate electronically, access and share information and conduct business. The Internet originated with the ARPAnet, a restricted network started in 1969 by the United States Department of Defense Advanced Research Project Agency to provide efficient and reliable long-distance data communications among the disparate computer systems used by government-funded researchers and organizations. Unlike other public and private telecommunications networks that are managed by businesses, governmental agencies and other entities, the Internet is a cooperative interconnection of many such public and private networks. The networks that comprise the Internet are connected in a variety of ways, including by the public-switched telephone network and by dedicated high speed leased lines. Open communications on the Internet are enabled by TCP/IP, the common Internet communications protocol, which enables communication across the Internet regardless of the hardware and software used.

     Internet Growth. Recent technological advances, including the development of easy-to-use graphical user interfaces (which provide a means of communicating with computers by manipulating icons and "windows," in addition to text), combined with cultural and business changes, have led to the Internet being integrated into the activities of individuals and the operations and strategies of commercial organizations.

Individuals increasingly are using computers in their homes for electronic mail, file transfer, remote login, file sharing and information services. This trend has been facilitated by dramatic increases in cost-effective processing power and data storage capabilities in personal computers, as well as widespread availability of multimedia, fax/modem, and networking capabilities to the home computing market. Much of the recent growth in Internet use by businesses and individuals has been driven by the emergence of a network of servers and information available on the Internet called the World Wide Web. The World Wide Web, which is based on a client/server model and a set of standards for information access and navigation, can be accessed using software that allows non-technical users to exploit the capabilities of the Internet. The World Wide Web enables users to find, retrieve and link information on the Internet easily and consistently. The development of World Wide Web technology and associated easy-to-use software has made the Internet easier to navigate and more accessible to a larger number of users and for a broader range of applications.

     Internet Services and Software Providers. Until recently, individuals could access the Internet only through their employer or another organization with a direct Internet connection or through traditional on-line services employing closed, proprietary networks that allowed access only to limited Internet resources. With the growth and increasing commercialization of the Internet, a number of companies have emerged to provide Internet software and direct access targeted to individuals. Traditional on-line services have also begun to increase the scope and capacity of their access to the Internet.

     Access providers vary widely in the geographic coverage, customer focus and levels of Internet access provided to subscribers. For example, access providers may concentrate on certain types of subscribers (such as businesses or individuals) that differ substantially in the type of service and support required. Providers may also differ according to whether they provide direct or non-direct access to the Internet. Direct access through Internet protocols such as SLIP or PPP enable users to establish direct connections to other computers on the Internet, including World Wide Web sites or computers operated by other users, and thereby have access to the full range of Internet resources. The Company offers direct Internet access, as do most regional and national access providers other than on-line service providers. To compete with these direct Internet access providers, consumer on-line services (including America Online and CompuServe) have introduced Internet access gateways.

GOVERNMENT REGULATION

     The Company provides Internet access, in part, through transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. The Company is at present considered an enhanced services provider and, therefore, is not currently subject to direct regulation by the FCC or any other agency, other than regulations applicable to businesses generally. However, the Company could become subject in the future to regulations by the FCC and/or other regulatory commissions as a provider of basic telecommunications services. For example, a number of long distance telephone carriers recently filed a petition with the FCC seeking a declaration that Internet telephone service is a "telecommunications service" subject to common carrier regulation. Such a declaration, if enacted, would create substantial barriers to the Company's entry into the Internet telephone market.

     The 1996 Telecommunications Act contains certain provisions lifting, or establishing procedures for lifting, restrictions on Bell Operating Companies and other companies that may permit them to engage directly in the Internet access business and allows the Bell Operating Companies to provide electronic publishing of information and databases. Competition from these companies could have an adverse effect on the Company's business, financial condition and results of operations. See "-- Competition." Further, the 1996 Telecommunications Act imposes fines on any entity that knowingly uses any interactive computer service to send obscene or indecent material to minors or makes indecent material available to minors. The standard for determining whether an entity acted knowingly has not yet been established.

     The law relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. Several private lawsuits seeking to impose such liability upon Internet access providers and on-line services companies are currently pending. Although no such claims have been asserted against the Company to date, there can be no assurance that such claims will not be asserted in the future, or if asserted, will not be successful. Furthermore, although the Company has attempted to limit its liability by the terms of its standard service agreement, there can be no assurance that the Company's liability would be so limited in the event of any litigation or other claim against the Company. In addition, the Communications Decency Act of 1996, which is Title V of the 1996 Telecommunications Act, imposes fines on any entity that: (i) by means of a telecommunications device, knowingly sends indecent or obscene material to a minor; (ii) by means of an interactive computer service, sends or displays indecent material to a minor; or
(iii) permits any telecommunications facility under such entity's control to be used for the purposes detailed above. The standard for determining whether an entity acted knowingly has not yet been established. The following defenses to liability under the statute exist: (i) any entity that solely provides access or connection to or from a facility, system, or network not under that entity's control; and (ii) the use of reasonable, effective and appropriate screening efforts to restrict or prevent access by minors. These defenses are unavailable to an entity that (i) is found to have conspired with another entity involved in the creation or knowing distribution of obscene or indecent material through an interactive computer service or telecommunications device or that knowingly advertises the availability of such material or (ii) that solely provides access or connection but also owns or controls a facility, system, or network engaged in the prohibited activities. The 1996 Telecommunications Act creates the right to challenge the law before a three-judge district court and a right of direct appeal to the U.S. Supreme Court. Litigation was filed in federal court challenging the constitutionality of the on-line provisions of the 1996 Telecommunications Act. On June 12, 1996, a three-judge panel of the U.S. District Court for the Eastern District of Pennsylvania unanimously enjoined enforcement of these provisions. The court has since clarified that its injunction applies only to indecency issues and not to the display or transmission of obscene material or child pornography. The U.S. Department of Justice has announced that it will ask the U.S. Supreme Court to review the lower court's decision.



     Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, user privacy, pricing and copyright infringement. Shortly after AT&T announced its plans to offer Internet access, several Bell Operating Companies reportedly complained that AT&T should no longer receive the benefit of a data transmission exemption to a 1983 FCC "access charge" plan, which exemption applies to all Internet service providers. In response to a petition or on its own motion, the FCC could eliminate this exemption. The Company cannot predict the impact, if any, that the elimination of this exemption or any other future regulatory changes or developments may have on its business, financial condition and results of operations. In addition, Tacoma, Washington has recently imposed a tax on companies that connect people to the Internet, and other localities may impose similar taxes. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on the Company's business, financial condition and results of operations.



     As the law in this area develops, the potential imposition of liability upon the Company for information carried on and disseminated through its network could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or service offerings. Any costs that are incurred as a result of contesting any such asserted claims or the consequent imposition of liability could materially adversely affect the Company's business, financial condition and results of operations.


EMPLOYEES


     As of June 30, 1996, the Company had 177 employees, including approximately 21 part-time employees. In connection with the Purchase Agreement, and concurrently with the Second Closing, the Company hired approximately 75 former PSINet employees who will continue to operate the Harrisburg Facility. The Company anticipates that the development of its business will require the hiring of a substantial number of new employees. None of the Company's current employees or the employees of the Harrisburg Facility are represented by a labor organization, and the Company's management considers its employee relations to be good.

     The Company anticipates that in connection with the development of its network infrastructure and its expansion into new markets as a result of the Acquisition, the Company will be required to hire a substantial number of new employees during 1996 and 1997. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Overview."

PROPERTIES

     The Company maintains its corporate headquarters in Atlanta, Georgia. The lease for this space expires March 31, 1999. The Company has the option to extend this lease for an additional two years. The Company has arranged for expansion space within the building that houses its current headquarters, and believes that its facilities there, as expanded, will be adequate through 1996. The Company is currently negotiating to arrange additional office space in the vicinity of its Atlanta headquarters in order to meet the Company's anticipated additional space requirements. The Company has also arranged for expansion space for its POP site in Atlanta, which it believes will provide sufficient room for growth over the expected term of its lease for such site, which expires on December 31, 1996, but which will renew automatically for successive six-month terms thereafter, subject to termination by either party upon 180 days written notice. Equipment for POPs other than the Atlanta POP site is generally co-located with, and in space leased from, other companies operating in the area of the particular POP. MindSpring employees in remote offices are expected to continue to work from their homes until the scope of the Company's operations in the related market warrants multiple employees there.


     In addition, as part of the Acquisition, the Company was assigned the rights and obligations under the lease for the Harrisburg Facility, which is located in New Cumberland, Pennsylvania. The lease for the Harrisburg Facility expires on April 14, 1997. The Company intends to use the Harrisburg Facility primarily to augment its current sales and customer support operations.



     As part of the Nando.net Transaction, the Company exercised an option to sublease approximately 1,900 square feet of office space in Raleigh, North Carolina, through the end of January 1997, for an aggregate rent of approximately $7,200. The Company intends to use the space primarily to support the subscriber accounts to be acquired through the Nando.net Transaction. The sublease is not renewable.


LEGAL PROCEEDINGS

     There are no pending legal proceedings to which the Company is a party.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Directors of the Company are elected at the annual meeting of stockholders. Officers of the Company are appointed at the first meeting of the Board of Directors after each annual meeting of stockholders. Directors and executive officers of the Company are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. The ages of the persons set forth below are as of July 31, 1996.


                                                                                         TERM AS
                                                                                         DIRECTOR
          NAME              AGE                  POSITION(S) WITH COMPANY                EXPIRES
- -------------------------   ---     --------------------------------------------------   --------
Charles M. Brewer........   37      Chairman, Chief Executive Officer and Director         1998
Michael S. McQuary.......   36      President, Chief Operating Officer and Director        1997
Michael G. Misikoff......   43      Vice President, Chief Financial Officer,               1996
                                      Secretary, Treasurer and Director
James T. Markle..........   37      Vice President of Network Operations                   --
Susan F. Nicholson.......   35      Vice President of Corporate Communications             --
J. Fredrick Nixon........   40      Vice President of Engineering                          --
Robert D. Sanders........   22      Vice President and Chief Technical Officer             --
Thomas R. Stranberg......   51      Vice President of Business Services                    --
Gregory J. Stromberg.....   43      Vice President of Call Centers                         --
Alan J. Taetle...........   32      Vice President of Marketing                            --
Lance Weatherby..........   36      Vice President of Business Development                 --
O. Gene Gabbard..........   56      Director                                               1996
Campbell B. Lanier,         45      Director                                               1998
  III....................
William H. Scott, III....   49      Director                                               1997



     CHARLES M. BREWER founded the Company and has served as Chief Executive Officer and Director of the Company since its inception in February 1994 and as Chairman since March 1996. He also served as the President of the Company from its inception until March 1996 and as the Secretary and Treasurer of the Company from its inception until January 1995. From May 1993 to January 1994, Mr. Brewer developed the concept for the Company and evaluated its prospects. Prior to starting the Company, he served as Chief Executive Officer of AudioFax, Inc. ("AudioFax"), a software company providing fax server software, from May 1992 to April 1993 and was the Chief Financial Officer of AudioFax from May 1989 to April 1992. From March 1988 to April 1989, Mr. Brewer explored potential business opportunities. Mr. Brewer was Vice President of Sanders & Company, a venture capital firm, from September 1987 to February 1988. From November 1984 to August 1987, Mr. Brewer primarily worked toward his MBA, managed a retail store and traveled. From November 1981 to October 1984, he was employed by Wertheim & Company, an investment banking firm, and worked in institutional sales. Mr. Brewer received a BA in Economics from, and was a Phi Beta Kappa graduate of, Amherst College and received a MBA from Stanford University.



     MICHAEL S. MCQUARY has been the President of the Company since March 1996, the Chief Operating Officer of the Company since September 1995, and a Director of the Company since December 1995. He also served as the Company's Executive Vice President from October 1995 to March 1996 and the Company's Executive Vice President of Sales and Marketing from July 1995 to September 1995. Prior to joining the Company, Mr. McQuary served in a variety of management positions with Mobil Chemical Co., a petrochemical company, from August 1984 to June 1995, including Regional Sales Manager from April 1991 to February 1994 and Manager of Operations (Reengineering) from February 1994 to June 1995. From September 1981 to July 1984, Mr. McQuary served as a Sales Representative, Territory Manager and then Product Sales Manager for Lily Tulip, Inc., a food service packaging company. Mr. McQuary received a BA in Psychology from the University of Virginia and a MBA from Pepperdine University.


     MICHAEL G. MISIKOFF has served as Vice President, Chief Financial Officer, Secretary, Treasurer and a Director of the Company since January 1995. From January 1992 to December 1994, Mr. Misikoff was the

Acting Chief Financial Officer and a Director of InterCall Corporation, a subsidiary of ITC Holding that provides conference call services. From March 1991 to January 1992, Mr. Misikoff worked as an independent financial consultant. Mr. Misikoff served as Chief Financial Officer of Async Corporation ("Async"), a provider of voice messaging services, from its startup in February 1985 until March 1991. From March 1979 to February 1985, Mr. Misikoff served as the Chief Financial Officer for TransDesigns, Inc., a multi-level marketing company. Mr. Misikoff was a Certified Public Accountant with the firm of Arthur Young & Co. from July 1975 until March 1979. He received a BBA in Accounting from Georgia State University.

     JAMES T. MARKLE joined the Company as Vice President of Network Operations in April 1995. Prior to joining the Company, Mr. Markle served as the Director of Technical Support for Concert Communications, Co., a telecommunications company, from April 1994 until April 1995. From August 1990 to April 1994, Mr. Markle served as Senior Manager of Network Operations for MCI. Mr. Markle served in various operation positions at Telecom*USA, Inc. ("Telecom") and its predecessor SouthernNet, Inc. ("SouthernNet"), including Director of Operations for a multi-state region, from July 1985 until July 1990. Mr. Markle attended Maryville College.


     SUSAN F. NICHOLSON has served as the Company's Vice President of Corporate Communications since September 1996, prior to which she served as Vice President of Marketing beginning in July 1995. Ms. Nicholson served as Director of Marketing of the Company from September 1994 until July 1995. Prior to joining the Company, Ms. Nicholson worked for AudioFax from March 1990 to September 1994, first as a technical writer, then as Director of Marketing Communications and then as Director of Product Management. In addition, Ms. Nicholson worked as an independent technical writer from August 1987 to March 1990 and founded and sold Babes in Highland, a retail store in Atlanta, Georgia between June 1986 and May 1987. She served as a Technical Sales representative for Hewlett-Packard Company, a computer manufacturing company, from December 1982 to June 1986. Ms. Nicholson received a BS in Electrical Engineering from Georgia Institute of Technology.


     J. FREDRICK NIXON joined the Company as Vice President of Engineering in August 1995. From August 1994 to July 1995, Mr. Nixon served as a consultant for the Tennessee Valley Authority and Federal Express, Inc. He served from September 1990 to August 1994 as an Assistant Professor of Computer Science at the University of Tennessee at Chattanooga. From September 1989 to September 1990, Mr. Nixon served as a senior member of the Technical Staff of General Electric Advanced Technology Labs, an operating systems research company. He was a Senior Scientist at General Electric Research Corporation, a database systems development company, from March 1987 to September 1989. Mr. Nixon also served as the Principal Engineer for Token Link Corporation, a computer design and manufacturing company, from September 1986 to March 1987. From December 1978 to September 1982, Mr. Nixon served as a Programmer/Analyst for General Electric Information Services Company, a general research company. Mr. Nixon received a BA in Physics and Math and a Ph.D. in Computer Science from Vanderbilt University.


     ROBERT D. SANDERS has been the Company's Vice President since September 1996 and its Chief Technical Officer since January 1995. Mr. Sanders served as the Company's Vice President of Network Engineering from December 1995 to September 1996 and the Company's Senior Engineer from June 1994 to January 1995. Prior to joining the Company, Mr. Sanders worked as the Software Engineer and System Administrator of Harry's Farmers Market, Inc. from March 1994 to May 1994. He served as Co-op Engineer in the Line Card Development Group of Bell Northern Research, Inc., a research subsidiary of Northern Telecom, Inc., from March 1992 to December 1993. Mr. Sanders attended the Georgia Institute of Technology.



     THOMAS R. STRANBERG joined the Company in May 1996, as acting Vice President of Business Services, and was appointed Vice President of Business Services in September 1996. From September 1985 to May 1996, Mr. Stranberg served as Executive Vice President and Chief Operating Officer for Medical Systems Development Corporation, a software development company. Mr. Stranberg worked for the City of Asheville, North Carolina as a Senior System Analyst from July 1974 to December 1976 and as Data Processing Director from December 1976 to September 1985. From October 1972 to July 1974 Mr. Stranberg worked for American Enka Company, a textile manufacturer, as a Senior Programmer and Acting

Programming Manager. Mr. Stranberg received a BS in Business Administration from Western Illinois University in 1966 and a MBA from Western Carolina University in 1976.



     GREGORY J. STROMBERG has been the Company's Vice President of Call Centers since September 1996, having joined the Company as Vice President of Customer Service in October 1995. From June 1993 to September 1994, he served as a Regional Manager for Digital Financial Services, a computer leasing company, after which he traveled. Mr. Stromberg worked for Digital Equipment Corporation, a computer manufacturer, and served as a Senior Sales representative from June 1983 to May 1987, Program Manager from May 1987 to May 1990, and District Operations Manager from May 1990 to June 1993. In addition, Mr. Stromberg served as a Large Account Sales representative and Product Manager for Burroughs Corp., a computer hardware company, from June 1978 to June 1983. Mr. Stromberg received a BS in Business Management and a MBA from the University of Utah.



     ALAN J. TAETLE has been the Company's Vice President of Marketing since September 1996, having joined the Company as its Vice President of Business Development in March 1995. Prior to joining the Company, Mr. Taetle served as the Director of Operations and Product Management at CogniTech Corporation, makers of a retail series of Contact Management software products, from November 1992 to March 1995. Mr. Taetle was the Director of MIS of a subsidiary of Itochu International ("Itochu"), a Japanese trading company, from September 1989 until November 1991, and served as the Assistant to the Executive Vice President of Itochu from November 1991 to November 1992. From July 1985 to August 1987, Mr. Taetle served as Systems Engineer with Electronic Data Systems, a systems integration consulting company. Mr. Taetle received a BA in Economics from the University of Michigan and a MBA from Harvard Business School.



     LANCE WEATHERBY has been the Company's Vice President of Business Development since September 1996 and was the Company's acting Vice President of Business Development commencing in August 1996. Mr. Weatherby joined the Company as Market Development Manager in September 1995. Prior to joining the Company, Mr. Weatherby held a variety of sales, sales management and marketing positions with Mobil Chemical Co., a petrochemical company, from October 1990 to September 1995, including District Sales Manager from December 1992 to September 1995. From April 1990 to October 1990, Mr. Weatherby served as an Account Executive with United Parcel Service, Inc., a shipping company. From December 1983 to August 1987 Mr. Weatherby served as a Sales Representative for Lantech, Inc., a packaging equipment manufacturer. Mr. Weatherby received a BBA in Marketing from Eastern Kentucky University and a MBA from Indiana University.


     O. GENE GABBARD has been a Director of the Company since December 1995. He has worked independently as an entrepreneur and consultant since February 1993. Mr. Gabbard currently serves as a director of ITC Holding and several of its subsidiaries, InterCel, Inc. ("InterCel") (a wireless telecommunications company), Masada Security, Inc. (a security monitoring services company), Adtran, Inc. (a telecommunications equipment manufacturing company), and two telecommunications technology companies, Dynatech Corporation and Telogy Network, Inc. From August 1990 through January 1993, he served as Executive Vice President and Chief Financial Officer of MCI. He served in various senior executive capacities, including Chairman of the Board, President and Chief Executive Officer of Telecom from December 1988 until Telcom's merger with MCI in August 1990. From July 1984 to December 1988, he was Chairman and/or President of SouthernNet, a long distance telecommunications company which was the predecessor to Telecom.

     CAMPBELL B. LANIER, III has served as a Director of the Company since November 1994. Mr. Lanier serves as Chairman of the Board and Chief Executive Officer of ITC Holding and has served as a director of ITC Holding since its inception in 1985 through a predecessor company. In addition, Mr. Lanier is an officer and director of several ITC Holding subsidiaries. He is a director of National Vision Associates, Ltd. (a full service optical retailer), K&G Men's Centers (a discount retailer of men's clothing) Vice Chairman of the Board of AvData Systems, Inc. ("AvData") (a company providing data communications networks) and Chairman of the Board of InterCel. He served as Chairman of the Board of AvData from 1988 to 1990. From 1984 to 1989, Mr. Lanier served as Chairman of the Board of Async. Mr. Lanier also served as Vice
President -- Industry Relations of Telecom from 1984 to 1988 and as Senior Vice President -- Industry Relations from January 1989 until Telecom's merger with MCI in August 1990. From 1984 to 1985, he served as Chief Executive Officer of SouthernNet, and from 1985 to 1986 he was Vice Chairman of the Board of SouthernNet.

     WILLIAM H. SCOTT, III has been a Director of the Company since November 1994. Mr. Scott has served as President of ITC Holding since December 1991 and has been a director of ITC Holding since May 1989. Mr. Scott is a director and Secretary of InterCel. Mr. Scott is also currently a director of AvData. From 1985 to 1989, Mr. Scott was an officer and director of Async. Between 1984 and 1988, Mr. Scott held several offices with SouthernNet, including Chief Operating Officer, Chief Financial Officer and Vice President -- Administration. He was a director of SouthernNet from 1984 to 1987.

BOARD OF DIRECTORS

     The Restated Certificate provides for a classified Board of Directors consisting of three classes of directors with each class required to be as nearly equal in number as possible. The number of directors is determined from time to time by the Board of Directors and is currently fixed at six. A single class of directors is elected each year at the Company's annual meeting of stockholders. Subject to transition provisions, each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and qualified. Messrs. Gabbard and Misikoff are serving for terms expiring in 1996, Messrs. McQuary and Scott are serving for terms expiring in 1997, and Messrs. Brewer and Lanier are serving for terms expiring in 1998. Officers of the Company are appointed annually by the Board of Directors and serve at its discretion.


     The Board of Directors currently has two committees, the Audit Committee and the Compensation Committee. The Audit Committee, among other things, recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The current members of the Audit Committee are Messrs. Brewer, Lanier and Scott.


     The Compensation Committee reviews and recommends the compensation arrangements for management of the Company and administers the Company's 1995 Stock Option Plan.


     Compensation Committee Interlocks and Insider Participation. The current members of the Compensation Committee are Messrs. Lanier, Scott and Gabbard. Prior to December 1995, compensation decisions were made by the Board of Directors, including Messrs. Brewer and Misikoff.


     As of June 30, 1996, ITC Holding owned approximately 36% of the outstanding capital stock of the Company. Both Messrs. Lanier and Scott serve as executive officers and directors of ITC Holding. Mr. Gabbard also is a director of ITC Holding. As of June 30, 1996, Messrs. Lanier, Scott and Gabbard beneficially owned approximately 28%, less than 3% and less than 1%, respectively, of the common stock of ITC Holding. As of June 30, 1996, Messrs. Brewer and Misikoff each owned less than 1% of the common stock of ITC Holding.


     In August 1995, ITC Holding agreed to extend the First Loan to the Company in an aggregate principal amount of up to $2,000,000 at an annual interest rate of 11%, to be used for capital expenditures and for general and working capital purposes. All amounts outstanding under the First Loan were due and payable in full on or before December 15, 1995. At December 15, 1995, the outstanding aggregate principal amount of all advances under the First Loan was $2,000,000.



     At December 15, 1995, the Company had not repaid any amounts outstanding under the First Loan. In consideration of ITC Holding's agreement not to exercise its rights and remedies upon such default under the First Loan, on December 27, 1995 the Company agreed to pay ITC Holding a processing fee of $50,000 and issued to ITC Holding an immediately exercisable warrant to purchase 100,000 shares of Class C Preferred at a price of $.01 per share. Accordingly, the Company recorded a charge of approximately $637,000 in December 1995 representing the fair market value of the warrant issued less the aggregate exercise price thereunder. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --

Results of Operations -- Year Ended December 31, 1995 Compared to Inception Period -- Interest expense." By December 31, 1995, ITC Holding had exercised such warrant in full. All principal amounts due and owing under the First Loan were paid in full by December 31, 1995 with proceeds from the Second Loan made to the Company by ITC Holding. Accrued interest on the First Loan of approximately $39,100 and the $50,000 processing fee were paid in full in January 1996.


     In December 1995, the Company executed a promissory note in favor of, and entered into a loan agreement and a security agreement with, ITC Holding relating to the Second Loan, pursuant to such loan agreement the Company was entitled to borrow, from time to time, up to $4,000,000 (in aggregate outstanding principal amount). The unpaid principal amount of the Second Loan was due and payable in a single payment on July 15, 1996, together with interest on the unpaid principal amount from the date of each advance, until paid in full, at an annual rate of 14%. All of the unpaid principal amount of the Second Loan, together with all accrued and unpaid interest thereon, in an amount equal to approximately $3,597,000, was paid in full by the Company on March 18, 1996 with a portion of the proceeds from the Company's initial public offering.

     In 1995, the Company loaned excess cash totaling approximately $300,000 to ITC Holding. This transaction was approved by the Board of Directors. The loan amount, plus interest thereon equal to approximately $3,000, was repaid by ITC Holding during 1995.

     The Company has also entered into certain business relationships with several subsidiaries of ITC Holding. The Company currently leases telephone lines from, and has contracts for maintenance and installations with, Interstate Telephone Company, Inc. ("Interstate Telephone"), a wholly owned subsidiary of ITC Holding. The Company pays Interstate Telephone approximately $3,000 per month for these leased telephone lines. Charges from Interstate Telephone for telephone lines and installation charges totaled approximately $41,000 for the year ended December 31, 1995 and approximately $38,000 for the six months ended June 30, 1996, of which the Company had paid approximately $34,000 as of June 30, 1996.

     The Company also leases a T-1 line for data transport for some of its POPs from Interstate FiberNet Company ("Interstate FiberNet"), a wholly owned subsidiary of ITC Holding. The Company pays Interstate FiberNet approximately $7,500 per month for these services. The Company had no charges from Interstate FiberNet for the year ended December 31, 1995 and approximately $15,000 in charges for the six months ended June 30, 1996 of which the Company had paid approximately $9,000 as of June 30, 1996.

     The Company also purchases long distance telephone services and wide area network transport service from DeltaCom, Inc. ("DeltaCom"), a wholly owned subsidiary of ITC Holding. The Company pays DeltaCom approximately $25,000 per month for such services. Unpaid charges from DeltaCom totaled approximately $50,000 for the six months ended June 30, 1996.

     As of January 1, 1995, the Company entered into an agreement with AvData providing for the rental by the Company of floor space from AvData for the placement of the Company's equipment for its network hub and for AvData personnel to service and maintain such equipment for a payment by the Company of $3,000 per month. AvData may increase this monthly payment if the amount of technical support services required by the Company exceeds ten hours per month. The lease runs from January 1, 1995, through December 31, 1996, but either party may terminate the lease earlier, without cause, upon 180 days prior written notice. Unless either party gives notice to terminate, this lease will renew automatically for successive six-month terms. As of December 31, 1995, ITC Holding owned approximately 25.5% of the capital stock of AvData.

     In February 1994, in connection with the initial capitalization of the Company, the Company issued a total of 1,032,951 shares of Common Stock to Charles M. Brewer for an aggregate purchase price of $200.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the cash and non-cash compensation during fiscal years 1994 and 1995 earned by or awarded to the Company's Chief Executive Officer. No executive officers of the Company received a combined salary and bonus in excess of $100,000 during the fiscal year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                ANNUAL
                                                                             COMPENSATION
                                                                          ------------------
                   NAME AND PRINCIPAL POSITIONS                   YEAR    SALARY      BONUS
    -----------------------------------------------------------   ----    -------    -------
    Charles M. Brewer..........................................   1995    $60,000    $10,000
      President and Chief Executive Officer....................   1994          0          0

OPTION GRANTS DURING 1995

     As of December 31, 1995, no options had been granted to the Chief Executive Officer of the Company, and no executive officer of the Company received a combined salary and bonus in excess of $100,000 during the fiscal year ended December 31, 1995.

OPTION PLANS

     Employee Stock Option Plan. Under the Company's 1995 Stock Option Plan (the "Stock Option Plan"), as adopted on February 21, 1995, and as amended by the Board of Directors on April 5, 1995 and December 19, 1995, and approved by the stockholders, effective December 27, 1995, 616,668 shares of Common Stock are reserved and authorized for issuance upon the exercise of options. All employees of the Company and its subsidiaries are eligible to receive options under the Stock Option Plan. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The purpose of the Stock Option Plan is to further the growth and success of the Company by enabling selected employees of the Company to acquire shares of Common Stock of the Company, thereby increasing their personal interest in such growth and success and to provide a means of rewarding outstanding performance by such persons. Options granted under the Stock Option Plan are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended. Options will become exercisable as follows: (i) 50% of the options will become exercisable on the second anniversary of the date of grant, or in certain cases, the commencement date of the holder's employment; (ii) an additional 25% of the options will become exercisable on the third anniversary of the date of grant, or in certain cases, the commencement date of the holder's employment; and (iii) the remaining 25% of the options will become exercisable on the fourth anniversary of the date of grant, or in certain cases, the commencement date of the holder's employment. See Note 4 to the December 31, 1994 and 1995 financial statements included elsewhere in this Prospectus. As of June 30, 1996, 439,213 options have been granted at exercise prices ranging from $0.64 to $12.375, all of which will be outstanding and unexercised as of the consummation of the Offering. Options expire ten years after the date of grant, or in certain cases, the commencement date of the option holder's employment. An increase in the number of shares of Common Stock that may become available for sale in the public market, or the perception that such sales may occur, could adversely affect the market price prevailing from time to time of the Common Stock in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

     Directors Stock Option Plan. Under the Company's Directors Stock Option Plan (the "Directors Plan"), adopted in December 1995, 70,000 shares of Common Stock are authorized for issuance to nonemployee directors (in the form of grants of 10,000 options per director) upon their initial election or appointment to the Board of Directors, or, in the case of Messrs. Lanier and Scott, who joined the Board of Directors prior to the creation of the Directors Plan, upon the adoption of the Directors Plan by the Board of Directors. Options are exercisable at the fair market value of the Common Stock (as determined by the Board of Directors) on the date of grant. The Directors Plan does not provide for discretionary option grants. Options generally become exercisable as to 50% two years after the date of grant, as to an additional 25% three years after the date of grant, and as to the remaining 25% four years after the date of grant. As of June 30, 1996, 30,000 options had been granted at an exercise price of $6.38 pursuant to the Directors Plan, all of which will be outstanding and unexercised as of the Effective Date. Options expire ten years after the date of grant. An increase in the number of shares of Common Stock that may become available for sale in the public market, or the perception that such sales may occur, could adversely affect the market price prevailing from time to time of the Common Stock in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

DIRECTOR COMPENSATION

     Since the Company's inception, members of the Board of Directors have not received any compensation for their service on the Board of Directors except as provided under the Directors Plan. See "-- Option Plans -- Directors Stock Option Plan."

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Restated Certificate contains provisions that provide that no director of the Company shall be liable for breach of fiduciary duty as a director except for: (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) liability under
Section 174 of the Delaware Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. The Restated Certificate contains provisions that further provide for the indemnification of the Company's directors and officers to the fullest extent permitted by the Delaware Corporation Law. The Company also has entered into indemnity agreements with each of its directors pursuant to which the Company has agreed to indemnify the directors as permitted by the Delaware Corporation Law.


                              CERTAIN TRANSACTIONS


     The Company has adopted a policy requiring that any material transactions between the Company and persons or entities affiliated with officers, directors or principal stockholders of the Company be on terms no less favorable to the Company than reasonably could have been obtained in arms' length transactions with independent third parties.

     For a summary of certain transactions and relationships among the Company and its associated entities, and among the directors, executive officers and stockholders of the Company and its associated entities, see
"Management -- Board of Directors -- Compensation Committee Interlocks and Insider Participation."

                             PRINCIPAL STOCKHOLDERS

     The following table provides information, as of June 30, 1996, concerning beneficial ownership of Common Stock by: (i) each person or entity known by the Company to beneficially own more than 5% of the outstanding Common Stock; (ii) each director of the Company; (iii) the Chief Executive Officer; and (iv) all directors and executive officers of the Company as a group. The information as to beneficial ownership has been furnished by the respective stockholders, directors and executive officers of the Company, and, unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.


                             AMOUNT AND NATURE OF    PERCENT OF COMMON    AMOUNT AND NATURE OF    PERCENT OF COMMON
                             BENEFICIAL OWNERSHIP    STOCK OUTSTANDING    BENEFICIAL OWNERSHIP    STOCK OUTSTANDING
 NAME OF BENEFICIAL OWNER     BEFORE OFFERING(1)      BEFORE OFFERING        AFTER OFFERING       AFTER OFFERING(2)
- --------------------------   --------------------    -----------------    --------------------    -----------------
ITC Holding(3)(4).........         1,933,489                37.0%               1,933,489                22.2%
Charles M. Brewer(5)......         1,032,951                20.2                1,032,951                12.0
O. Gene Gabbard(4)........             5,000              *                         5,000              *
Campbell B. Lanier,
  III(4)..................             7,400              *                         7,400              *
Michael S. McQuary........            63,920                 1.2                   63,920              *
Michael G. Misikoff.......            77,972                 1.5                   77,972              *
William H. Scott,
  III(4)..................             5,500              *                         5,500              *
All executive officers and
  directors as a group (14
  persons)(6).............         1,220,950                23.8%               1,220,950                14.1%


- ---------------
 *  Less than one percent.
(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from June 30, 1996. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.
(2) Assumes no exercise of the Underwriters' over-allotment option.
(3) The address of ITC Holding is 1239 O.G. Skinner Drive, West Point, Georgia 31833. Beneficial ownership presented for ITC Holding assumes conversion on September 19, 1996 of the 100,000 shares of Class C Preferred owned by ITC Holding into shares of Common Stock on a one-for-one basis. On January 29, 1996, ITC Holding pledged all of its stock in the Company to certain lenders in connection with a credit facility.
(4) Mr. Lanier is Chairman of the Board, Chief Executive Officer and a beneficial owner of approximately 28% of the common stock of ITC Holding. Mr. Lanier's beneficial ownership of MindSpring includes 1,200 shares of Common Stock held in trust for his son and 1,200 shares of Common Stock held by his wife. Mr. Scott is the President and a director of ITC Holding and is a beneficial owner of less than 3% of its common stock. Mr. Scott's beneficial ownership of MindSpring includes 500 shares of Common Stock held by his wife. Mr. Gabbard is a director of ITC Holding and a beneficial owner of less than 1% of its common stock. Each of Messrs. Lanier, Scott and Gabbard disclaims beneficial ownership of the shares of the Company's Common Stock held by ITC Holding.
(5) The address for Charles M. Brewer is MindSpring Enterprises, Inc., 1430 West Peachtree, Suite 400, Atlanta, Georgia 30309.
(6) Includes 12,912 shares of Common Stock that such persons have the right to purchase within 60 days from June 30, 1996 pursuant to options.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of the capital stock of the Company does not purport to be complete and is subject to the provisions of the Restated Certificate and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     Pursuant to the Restated Certificate, the Company has authority to issue 15,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Class C Preferred, par value $0.01 per share, each having the terms described below. In addition, under the Restated Certificate, the Board of Directors of the Company has authority (without action by the stockholders) to issue 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more classes or series and, within certain limitations, to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation, and conversion and other rights of each such series. The Company has no current plans to issue any additional shares of preferred stock.


     The rights of the holders of Common Stock discussed below are subject to the rights of the Class C Preferred holders and to such rights as the Board of Directors may hereafter confer on the holders of preferred stock; accordingly, rights conferred on holders of preferred stock that may be issued in the future under the Restated Certificate may adversely affect the rights of holders of Common Stock.

COMMON STOCK

     Voting Rights. Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Company and, share-for-share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

     Liquidation Rights. In the event of any dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary, the holders of the Common Stock and holders of any class or series of stock entitled to participate therewith, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Company remaining after the Company shall have paid, or provided for payment of, all debts and liabilities of the Company and after the Company shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

     Dividends. Dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends but only when and as declared by the Board of Directors.

CLASS C PREFERRED STOCK

     Voting Rights. Except as otherwise required by law, the holders of shares of Class C Preferred are entitled, together with the holders of all other classes of stock entitled to a vote (except any class or series of stock having special voting rights), to cast one vote for each share registered in the name of such holder on matters that are voted on by stockholders generally, including the election of directors.


     Liquidation Rights. In the event of any dissolution, liquidation or winding up the Company, whether voluntary or involuntary, the holders of shares of Class C Preferred are entitled to receive out of assets of the Company legally available for distribution to stockholders, before any payment or distribution is made on the Common Stock, cash in the amount of $6.38 per share (the "Class C Preferred Liquidation Distribution"). After the Class C Preferred Liquidation Distribution has been made and after the holders of any other class or series having preference over the Common Stock in the event of dissolution, liquidation or winding up have received the full preferential amounts to which they are entitled, the holders of the shares of Common Stock and any other class or series of stock entitled to participate with the Common Stock in the event of dissolution, liquidation or winding up are entitled to receive out of the assets of the Company legally available for distribution to stockholders cash in an aggregate amount equal to the amount of the Class C Preferred Liquidation Distribution. Thereafter, the holders of shares of Class C Preferred participate equally with the holders of the shares of Common Stock and any other class or series of stock entitled to participate with the Common Stock in the event of dissolution, liquidation or winding up in the distribution of any remaining assets of the Corporation. If the assets distributable upon such dissolution, liquidation or winding up are insufficient to pay cash in an amount equal to the Class C Preferred Liquidation Distribution to the holders of the shares of Class C Preferred, then such assets or the proceeds thereof are distributed among the holders of the Class C Preferred ratably in proportion to the respective amounts of the Class C Preferred Liquidation Distribution to which they would otherwise be entitled.

     Dividends. The Class C Preferred ranks, as to dividends, senior and prior to the Common Stock and to all other classes or series of stock issued by the Company.

     Conversion into Common Stock. By their terms, the shares of Class C Preferred automatically convert into fully paid and nonassessable shares of Common Stock of the Company at the rate of one share of Common Stock for each share of Class C Preferred (as adjusted for any stock split or reclassification) on September 19, 1996.

OTHER AUTHORIZED PREFERRED STOCK

     The Restated Certificate authorizes the Board of Directors, from time to time and without further stockholder action, to provide for the issuance of up to 1,000,000 shares of preferred stock, par value $.01 per share, in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date hereof, the Board of Directors has not provided for the issuance of any series of such preferred stock, and there are no agreements or understandings for the issuance of any such preferred stock. Because of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, the Board of Directors could adversely affect the voting power of the holders of Common Stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of the Company.

CERTAIN CHARTER AND STATUTORY PROVISIONS


     The Restated Certificate provides for the division of the Board of Directors into three classes of directors, serving staggered three year terms. The Restated Certificate further provides that the approval of the holders of at least two-thirds of the shares entitled to vote thereon and the approval of a majority of the entire Board of Directors are necessary for the alteration, amendment or repeal of certain sections of the Restated Certificate relating to the election and classification of the Board of Directors, indemnification and the vote requirements for such amendments to the Restated Certificate. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.


     The Company is subject to the provisions of Section 203 of the Delaware Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans), or (iii) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding that stock owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation), together with affiliates and associates, owns (or, as an affiliate or associate, within three years prior, did own) 15% or more of the corporation's outstanding voting stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.


                        SHARES ELIGIBLE FOR FUTURE SALE


     No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. An increase in the number of shares of Common Stock that may become available for sale in the public market after the expiration of the restrictions described below could adversely affect the market price prevailing from time to time of the Common Stock in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future.


     The Company's directors, executive officers and certain significant stockholders have agreed to enter into Lock-up Agreements with the Underwriters providing that, subject to certain exceptions, they will not offer, sell or otherwise dispose of, directly or indirectly, any shares of Common Stock, any securities convertible into or exercisable or exchangeable for Common Stock or any options to acquire Common Stock for a period of 120 days from the completion of the Offering, without the prior written consent of J.C. Bradford & Co. See "Principal Stockholders" and "Underwriting." As a result, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144 under the Securities Act, shares subject to the Lock-up Agreements generally will not be eligible for sale until the Lock-up Agreements expire or their terms are waived by J.C. Bradford & Co. Assuming J.C. Bradford & Co. does not release the stockholders from the Lock-up Agreements, the following shares of Common Stock will be eligible for sale in the public market at the following times: upon completion of the Offering, approximately 5,628,000 shares (of which 103,296 shares are eligible to be sold in accordance with Rule 144) will be immediately available for sale in the public market; and 120 days after the completion of the Offering, approximately 56,800 shares will be eligible for sale pursuant to Rule 701 under the Securities Act and approximately 2,220,846 shares (all of which are held by affiliates of the Company) will be eligible for sale pursuant to Rule 144.


     In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of "restricted securities" from the Company or any "affiliate" of the Company, as those terms are defined under the Securities Act, the holder is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock (approximately 86,258 shares immediately after the Offering or approximately 91,508 shares if the Underwriters' over-allotment option is exercised in full), or the average weekly trading volume of shares of Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain restrictions on the manner of sales, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of acquisition of restricted shares from the Company or from any "affiliate" of the Company, and the holder thereof is deemed not to have been an "affiliate" of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements described above. A proposal currently pending before the Commission would reduce the two-and three-year holding periods described above to one-and two-years, respectively.

     As of June 30, 1996, the Company had granted pursuant to the Stock Option Plan and the Directors Plan and there remains outstanding options to purchase 439,213 shares of Common Stock out of a maximum of 686,668 shares of Common Stock reserved for those purposes. See "Management -- Option Plans."

                                  UNDERWRITING

     Pursuant to the Underwriting Agreement, and subject to the terms and conditions thereof, the Underwriters named below, acting through J.C. Bradford & Co., Wheat, First Securities, Inc. and The Robinson-Humphrey Company, Inc., as representatives of the several underwriters (the "Representatives"), have agreed, severally, to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names.

                                                                                 NUMBER OF
                               NAME OF UNDERWRITER                                SHARES
    --------------------------------------------------------------------------   ---------
    J.C. Bradford & Co........................................................
    Wheat, First Securities, Inc..............................................
    The Robinson-Humphrey Company, Inc........................................

                                                                                 ---------
         Total................................................................
                                                                                 =========

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions therein set forth, to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised by the Representatives that the Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $     per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $     per share to certain other dealers. After the public
offering, the public offering price and such concessions may be changed by the Underwriter.

     The offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any offer for the purchase of shares.

     The Company has granted the Underwriters an option, exercisable not later than 30 days from the date of this Prospectus, to purchase up to an aggregate of 525,000 additional shares of Common Stock to cover over-allotments, if any. To the extent the Underwriters exercise the option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares in such table, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will sell these additional shares on the same terms as those on which the 3,500,000 shares are being offered.


     The Company, its executive officers and directors and certain of its significant stockholders, owning an aggregate of approximately 3,050,939 shares of Common Stock, have agreed that they will not offer, sell or otherwise dispose of any shares of Common Stock, any securities exercisable for or convertible into the Common Stock or any options to acquire Common Stock owned by them prior to the expiration of 120 days from the date of this Prospectus, without the prior written consent of J.C. Bradford & Co., except with respect to the grant and exercise of stock options granted or to be granted under the Company's stock option plans. See "Shares Eligible for Future Sale."


     The Underwriting Agreement provides that the Company will indemnify the Underwriters and controlling persons, if any, against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

     In connection with this Offering, certain Underwriters and selling group members (if any) who in the past have acted as market makers in the Common Stock may engage in passive market making activities in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act. Underwriters and other participants in the distribution of the Common Stock generally are prohibited during a specified time period (the "qualifying period"), determined in light of the timing of the distribution, from bidding for or purchasing the Common Stock or a related security except to the extent permitted under applicable rules, primarily Rules 10b-6 and 10b-6A. Rule 10b-6A allows, among other things, an Underwriter or member of the selling group (if any) for the Common Stock to effect "passive market making" transactions on the Nasdaq National Market in the Common Stock during the qualifying period at a price that does not exceed the highest independent bid for that security at the time of the transaction. Such a passive market maker must not display a bid for the subject security at a price in excess of the highest independent bid, and generally must lower its bid if all independent bids are lowered. Moreover, the passive market maker's net purchases of such security on each day of the qualifying period shall not exceed 30% of its average daily trading volume during a reference period preceding the distribution.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. counsel for the Company. Hogan & Hartson L.L.P. also provides legal services to ITC Holding, its affiliated companies and Campbell B. Lanier, III, Chairman and Chief Executive Officer of ITC Holding. In particular, Hogan & Hartson L.L.P. (with the consent of the Company) has represented ITC Holding in certain transactions with the Company, including the First Loan and the Second Loan. Anthony S. Harrington, a partner of the firm, beneficially owns 34,800 shares of ITC Holding common stock and 5,000 shares of MindSpring Common Stock. Certain legal matters are being passed upon for the Underwriters by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                    EXPERTS

     The financial statements and financial statement schedules of the Company and PSINet Inc. Consumer Internet Services in the United States as of December 31, 1994 and 1995 and included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements for PSINet Pipeline New York, Inc. (formerly The Pipeline Network Inc.) as of December 31, 1994 and for the year then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, upon payment of prescribed rates or in certain cases by accessing the Commission's World Wide Web site at http://www.sec.gov. The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "MSPG", and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information about the Company and the Common Stock, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the charges prescribed by the Commission or, in the case of certain such documents, by accessing the Commission's World Wide Web site at http://www.sec.gov.

                          GLOSSARY OF TECHNICAL TERMS

BACKBONE...................  A high-speed network that connects smaller, independent networks.

BANDWIDTH..................  The number of bits of information that can move over a communications medium in a given amount of time.

ELECTRONIC MAIL OR
E-MAIL.....................  An application that allows a user to send or receive messages to or from any other user with an Internet address, commonly termed an e-mail address.

FTP........................  File Transfer Protocol. A protocol that allows file transfer between a host and a remote computer.

GRAPHICAL USER INTERFACE...  A means of communicating with a computer by manipulating icons and windows rather than using text commands.

INTERNET...................  An open global network of interconnected commercial, educational and governmental computer networks that utilize a common communications protocol, TCP/IP.

INTERNET BACKBONE..........  The Internet backbone consists of high-speed networks that link the smaller, independent networks of the Internet.

ISDN.......................  Integrated Services Digital Network. A digital network that combines voice and digital network services through a single medium, making it possible to offer subscribers digital data services as well as voice connections.

MODEM......................  A piece of equipment that connects a computer to a data transmission line (typically a telephone line).

ON-LINE SERVICES...........  Commercial information services that offer a computer user access through a modem to specific menus of information, entertainment and communications data. These services are generally closed systems and many offer limited, if any, Internet access.

POP........................  Point of Presence. The Company defines a POP as a local geographic point of presence where subscribers can access the Company's services via a local telephone call. To the Company's knowledge, there is no industry-wide definition of an Internet access POP, and other companies may define a POP differently. For purposes of this Prospectus, the Company has determined all POP numbers using the Company's definition.

PPP........................  Point to Point Protocol. A communications protocol that allows direct dial-up access to the Internet over phone lines. Unlike SLIP, PPP can automatically retransmit information packets if they become corrupted.

PROTOCOL...................  A formal description of message formats and the rules two or more machines must follow in order to exchange such messages.

ROUTER.....................  A device that receives and transmits data packets between segments in a network or different networks.

SERVER.....................  Software that allows a computer to offer a service to another computer. Other computers contact the server program by means of matching client software. In addition, such term means the computer on which server software runs.

SLIP.......................  Serial Line Interface Protocol. A communications protocol that allows direct, dial-up access to the Internet over phone lines.

T-1........................  A data communications line capable of transmission speeds of 1.54 Mbps.

TCP/IP.....................  Transmission Control Protocol/Internet Protocol. A
                             compilation of network-level and transport-level protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

TERMINAL SERVER............  A specialized computer that supports multiple communications connections.


WINDOWS....................  A computer operating system developed by Microsoft
                             Corp. that provides a graphical user interface and multitasking capabilities.


WINSOCK....................  An industry standard programming interface definition for Windows which specifies how
                             TCP/IP-based network applications should communicate with TCP/IP protocol software. Winsock has been adopted by most vendors of network protocol software and network applications software for Windows.

WORLD WIDE WEB.............  A network of computer servers that uses a special communications protocol to link different servers throughout the Internet and permits communication of graphics, video and sound.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
MINDSPRING ENTERPRISES, INC.
     Financial Statements as of December 31, 1994 and December 31, 1995
          Report of Independent Public Accountants...................................    F-2
          Balance Sheets as of December 31, 1994 and 1995............................    F-3
          Statements of Operations for the Period from Inception (February 24, 1994)
            to December 31, 1994 and for the Year Ended December 31, 1995............    F-4
          Statements of Stockholders' Equity for the Period from Inception (February
            24, 1994) to December 31, 1994 and for the Year Ended December 31, 1995..    F-5
          Statements of Cash Flows for the Period from Inception (February 24, 1994)
            to December 31, 1994 and for the Year Ended December 31, 1995............    F-6
          Notes to Financial Statements..............................................    F-7
     Condensed Financial Statements as of June 30, 1996 (Unaudited)
          Condensed Balance Sheets as of December 31, 1995 and June 30, 1996
            (Unaudited)..............................................................   F-18
          Condensed Statements of Operations for the Three-Month Periods Ended June
            30, 1995 and 1996 and the Six-Month Periods Ended June 30, 1995 and 1996
            (Unaudited)..............................................................   F-19
          Condensed Statement of Cash Flows for the Six-Month Periods Ended June 30,
            1995 and 1996 (Unaudited)................................................   F-20
          Notes to Condensed Financial Statements....................................   F-21
PSINET INC. -- CONSUMER INTERNET ACCESS SERVICES IN THE UNITED STATES
     Financial Statements as of December 31, 1994 and 1995, and June 30, 1996
      (Unaudited)
          Report of Independent Public Accountants...................................   F-23
          Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996..........   F-24
          Statements of Operations for the Period from Inception (July 1, 1994) to
            December 31, 1994, the year ended December 31, 1995, and the Six Months
            Ended June 30, 1995 and 1996 (Unaudited).................................   F-25
          Statements of Accumulated Deficit for the Period from Inception (July 1,
            1994) to December 31, 1994, the Year Ended December 31, 1995, and the Six
          Months Ended June 30, 1996 (Unaudited).....................................   F-26
          Statement of Cash Flows for the Period from Inception (July 1, 1994) to
            December 31, 1994, the Year Ended December 31, 1995, and the Six Months
            Ended June 30, 1996 (Unaudited)..........................................   F-27
          Notes to Financial Statements..............................................   F-28
PSINET PIPELINE NEW YORK, INC.
     Financial Statements as of December 31, 1994
          Report of Independent Accountants..........................................   F-35
          Balance Sheet as of December 31, 1994......................................   F-36
          Statement of Operations for the Year Ended December 31, 1994...............   F-37
          Statement of Changes in Shareholders' Equity for the Year Ended December
            31, 1994.................................................................   F-38
          Statement of Cash Flows for the Year Ended December 31, 1994...............   F-39
          Notes to Financial Statements..............................................   F-40
PRO FORMA FINANCIAL STATEMENTS
     Unaudited Pro Forma Financial Information.......................................   F-44
          Pro Forma Combined Balance Sheet as of June 30, 1996 (Unaudited)...........   F-45
          Pro Forma Combined Statements of Income for the Year Ended December 31,
            1995 and the Six-Month Period Ended June 30, 1996 (Unaudited)............   F-47

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
MindSpring Enterprises, Inc.:

     We have audited the accompanying balance sheets of MINDSPRING ENTERPRISES, INC. (a Delaware corporation) as of December 31, 1994 and 1995 and the related statements of operations, stockholders' equity, and cash flows for the period from inception (February 24, 1994) to December 31, 1994 and for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MindSpring Enterprises, Inc. as of December 31, 1994 and 1995 and the results of its operations and its cash flows for the period from inception (February 24, 1994) to December 31, 1994 and for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 16, 1996 (except with
  respect to Note 10 as to
  which the date is
  August 20, 1996)

                          MINDSPRING ENTERPRISES, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                                                                                           PRO FORMA
                                                                                                          STOCKHOLDERS'
                                                                                                           EQUITY AT
                                                                                                          DECEMBER 31,
                                                                                   1994        1995           1995
                                                                                 --------   -----------   ------------
                                                                                                            (NOTE 9)
                                   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................................................  $584,798   $   424,834
  Trade receivables, net of allowance for doubtful accounts of $15,000 and
    $45,563 at December 31, 1994 and 1995, respectively........................    14,610       519,280
  Inventory....................................................................         0        45,415
  Prepaids and other current assets (Note 2)...................................         0       273,658
                                                                                 --------   -----------
        Total current assets...................................................   599,408     1,263,187
                                                                                 --------   -----------
PROPERTY AND EQUIPMENT:
  Computer and telecommunications equipment....................................   102,492     3,594,528
  Purchased software systems...................................................         0       103,078
  Other........................................................................         0        96,890
                                                                                 --------   -----------
                                                                                  102,492     3,794,496
  Less accumulated depreciation and amortization...............................    (1,138)     (255,560)
                                                                                 --------   -----------
        Property and equipment, net............................................   101,354     3,538,936
                                                                                 --------   -----------
PRODUCT DEVELOPMENT COSTS, net of accumulated amortization of $4,027 and
  $14,288 at December 31, 1994 and 1995, respectively..........................    15,974        34,071
                                                                                 --------   -----------
OTHER ASSETS...................................................................     4,830         8,606
                                                                                 --------   -----------
                                                                                 $721,566   $ 4,844,800
                                                                                 ========   ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Loan from preferred stockholder (Note 6).....................................  $      0   $ 2,500,000
  Trade accounts payable.......................................................    31,120       994,164
  Accrued expenses.............................................................    17,731       532,406
  Deferred revenue.............................................................     2,981       336,027
                                                                                 --------   -----------
        Total current liabilities..............................................    51,832     4,362,597
                                                                                 --------   -----------
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value; 1,000,000 shares authorized and 0 shares
    issued and outstanding at December 31, 1994 and 1995.......................         0             0   $         0
  Class A convertible preferred stock, $0.64 par value; 1,187,895 shares authorized, issued, and outstanding at December 31, 1994 and 1995,
    respectively...............................................................   744,575       744,575             0
  Class B convertible preferred stock, $1.55 par value; 645,596 shares authorized and 0 and 645,594 shares issued and outstanding at December 31,
    1994 and 1995, respectively................................................         0     1,000,000             0
  Class C convertible preferred stock, $0.01 par value; 5,000,000 shares authorized and 0 and 100,000 shares issued and outstanding at December 31,
    1994 and 1995, respectively................................................         0       638,000       638,000
  Common stock, $0.01 par value; 15,000,000 shares authorized and 1,136,247 and
    1,267,304 issued and outstanding at December 31, 1994 and 1995,
    respectively...............................................................    11,362        12,673        30,119
  Additional paid-in-(deficit) capital.........................................   (11,142)      120,547     1,847,676
  Accumulated deficit..........................................................   (75,061)   (2,033,592)   (2,033,592)
                                                                                 --------   -----------   ------------
        Total stockholders' equity.............................................   669,734       482,203   $   482,203
                                                                                 --------   -----------   ------------
                                                                                 $721,566   $ 4,844,800
                                                                                 ========   ===========

      The accompanying notes are an integral part of these balance sheets.

                          MINDSPRING ENTERPRISES, INC.

                            STATEMENTS OF OPERATIONS
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 24, 1994) TO DECEMBER 31, 1994
                    AND FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                          1994        1995
                                                                        --------   -----------
REVENUES:
  Access..............................................................  $ 65,423   $ 1,506,695
  Subscriber start-up fees............................................    33,662       594,231
  Other...............................................................     4,321       125,918
                                                                        --------   -----------
          Total revenues..............................................   103,406     2,226,844
COSTS AND EXPENSES:
  Selling, general, and administrative................................   121,376     2,230,102
  Cost of revenues -- recurring.......................................    37,329       626,404
  Cost of subscriber start-up fees....................................    14,517       339,369
  Depreciation and amortization.......................................     5,245       264,683
                                                                        --------   -----------
          Total costs and expenses....................................   178,467     3,460,558
                                                                        --------   -----------
OPERATING LOSS........................................................   (75,061)   (1,233,714)
INTEREST EXPENSE, NET.................................................         0      (724,817)
                                                                        --------   -----------
NET LOSS..............................................................  $(75,061)  $(1,958,531)
                                                                        ========   ===========
PRO FORMA NET LOSS PER SHARE (NOTE 2):
  Weighted average shares outstanding -- 3,175,376 at December 31,
     1995.............................................................             $     (0.62)
                                                                                   ===========

        The accompanying notes are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 24, 1994) TO DECEMBER 31, 1994
                    AND FOR THE YEAR ENDED DECEMBER 31, 1995

                                                    ADDITIONAL
                                 COMMON STOCK        PAID-IN-       PREFERRED STOCK                         TOTAL
                              -------------------   (DEFICIT)    ----------------------   ACCUMULATED   STOCKHOLDERS'
                               SHARES     AMOUNT     CAPITAL      SHARES       AMOUNT       DEFICIT        EQUITY
                              ---------   -------   ----------   ---------   ----------   -----------   -------------
BALANCE, February 24, 1994
  (inception)...............          0   $     0    $       0           0   $        0   $         0    $          0
  Initial issuance of common
     stock (Note 3).........  1,032,951    10,330      (10,130)          0            0             0             200
  Issuance of additional
     common stock (Note
     3).....................    103,296     1,032       (1,012)          0            0             0              20
  Issuance of Class A
     convertible preferred
     stock, net of related
     offering expenses......          0         0            0   1,187,895      744,575             0         744,575
  Net loss..................          0         0            0           0            0       (75,061)        (75,061)
                              ---------   -------   ----------   ---------   ----------   -----------    ------------
BALANCE, December 31,
  1994......................  1,136,247   $11,362    $ (11,142)  1,187,895   $  744,575   $   (75,061)   $    669,734
  Issuance of additional
     common stock...........    131,057     1,311      131,689           0            0             0         133,000
  Issuance of Class B
     convertible preferred
     stock..................          0         0            0     645,594    1,000,000             0       1,000,000
  Issuance of Class C
     convertible preferred
     stock warrant..........          0         0            0     100,000      638,000             0         638,000
  Net loss..................          0         0            0           0            0    (1,958,531)     (1,958,531)
                              ---------   -------   ----------   ---------   ----------   -----------    ------------
BALANCE, December 31,
  1995......................  1,267,304   $12,673    $ 120,547   1,933,489   $2,382,575   $(2,033,592)   $    482,203
                              =========   =======    =========   =========   ==========   ===========    ============

        The accompanying notes are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                            STATEMENTS OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 24, 1994) TO DECEMBER 31, 1994
                    AND FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                       1994           1995
                                                                     ---------     -----------
CASH FLOWS USED IN OPERATING ACTIVITIES:
  Net loss.........................................................  $ (75,061)    $(1,958,531)
                                                                     ---------     -----------
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization.................................      5,245         264,683
     Provision for doubtful accounts...............................     15,000          40,624
     Noncash charge for warrant issuance (Note 6)..................          0         637,000
     Changes in operating assets and liabilities:
       Trade receivables...........................................    (29,610)       (545,294)
       Inventory...................................................          0         (45,415)
       Prepaids and other current assets...........................          0        (273,658)
       Trade accounts payable......................................     31,120         963,044
       Accrued expenses............................................     17,731         514,675
       Deferred revenue............................................      2,981         333,046
                                                                     ---------     -----------
          Total adjustments........................................     42,467       1,888,705
                                                                     ---------     -----------
          Net cash used in operating activities....................    (32,594)        (69,826)
                                                                     ---------     -----------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchases of property and equipment..............................   (102,492)     (3,692,004)
  Product development costs........................................    (20,001)        (28,358)
  Other............................................................     (4,910)         (3,776)
                                                                     ---------     -----------
          Net cash used in investing activities....................   (127,403)     (3,724,138)
                                                                     ---------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds of loan from preferred stockholder......................          0       2,500,000
  Issuance of common stock.........................................        220         133,000
  Issuance of preferred stock......................................    744,575       1,001,000
                                                                     ---------     -----------
          Net cash provided by financing activities................    744,795       3,634,000
                                                                     ---------     -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...............    584,798        (159,964)
CASH AND CASH EQUIVALENTS, beginning of period.....................          0         584,798
                                                                     ---------     -----------
CASH AND CASH EQUIVALENTS, end of period...........................  $ 584,798     $   424,834
                                                                     =========     ===========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest...........................................  $       0     $         0
                                                                     =========     ===========
  Cash paid for taxes..............................................  $       0     $         0
                                                                     =========     ===========
  Noncash charge for warrant issuance (Note 6).....................  $       0     $   637,000
                                                                     =========     ===========

        The accompanying notes are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995

1.  ORGANIZATION AND NATURE OF BUSINESS

     MindSpring Enterprises, Inc. (the "Company") was incorporated in Georgia in February 1994. The Company is a provider of Internet access, serving primarily individual subscribers. The Company offers subscribers Internet access comprised of software and documentation, integrated with local dial-up and dedicated line access and seven-day customer support.

     The Company has experienced operating losses since its inception as a result of efforts to build its network infrastructure and internal staffing, develop its systems, and expand into new markets. The Company expects to continue to focus on increasing its subscriber base and geographic coverage. Accordingly, the Company expects its cost of revenues, selling, general, and administrative expenses and capital expenditures will continue to increase significantly, all of which will have a negative impact on short-term operating results. In addition, the Company may change its pricing policies to respond to a changing competitive environment. There can be no assurance that growth in the Company's revenue or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

     Effective December 27, 1995, the Company reincorporated from Georgia to Delaware.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRESENTATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company recognizes revenues when services are provided. Services are generally billed one month in advance. Advance billings and collections relating to future access services are recorded as deferred revenue and recognized as revenue when earned.

     The Company recognizes revenue on sales of starter kits to retail stores when the product is shipped, net of a reserve for anticipated returns.

CREDIT RISK

     The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services, the use of preapproved charges to customer credit cards, and the ability to terminate access on delinquent accounts. The concentration of credit risk is mitigated by the large number of customers comprising the customer base. The carrying amount of the Company's receivables approximates their fair value.

CASH AND CASH EQUIVALENTS

     The Company considers all short-term, highly liquid investments with an original maturity date of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

PREPAIDS AND OTHER CURRENT ASSETS

     This account consists of the following:

                                                                       1994         1995
                                                                     --------     --------
    Deferred initial public offering fees (Note 9).................  $      0     $199,830
    Prepaid maintenance contract...................................         0       58,045
    Other..........................................................         0       15,783
                                                                     --------     --------
                                                                     $      0     $273,658
                                                                     ========     ========

INVENTORY

     Inventory consists of starter kits and purchased equipment for resale and is stated at the lower of cost or market using a specific identification method. Starter kits consist of diskettes, manuals, and other printed material.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets, commencing when assets are installed or placed in service. The estimated useful life for all assets is five years or, for leasehold improvements, the life of the lease, if shorter.

PRODUCT DEVELOPMENT COSTS

     The Company capitalizes costs incurred for the production of computer software used in the sale of its services, including direct labor and related overhead. All costs in the software development process that are classified as research and development are expensed as incurred until technological feasibility has been established. Once technological feasibility has been established, such costs are capitalized until the software is commercially available. Amortization is provided using the greater of the straight-line method over three years or the ratio that current gross revenues bear to the total of current and anticipated future gross revenues, commencing in the month of product release. It is reasonably possible that the estimates of anticipated future revenues, the remaining estimated economic life of the product, or both will be reduced significantly in the near term due to competitive pressures.

LONG-LIVED ASSETS

     The Company periodically reviews the values assigned to long-lived assets, such as property and equipment and product development costs to determine if any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

STOCK-BASED COMPENSATION PLANS

     The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Effective in 1995, the Company adopted the disclosure option of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires that companies which do not choose to account for stock-based compensation as prescribed by this statement, shall disclose the pro forma effects on earnings and earnings per share as if SFAS 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS 123.

BARTER TRANSACTIONS

     The Company engages in certain exchanges of services for advertising and promotional services. The Company records these transactions at the market value of the services provided.

ADVERTISING COSTS

     The Company expenses all advertising costs as incurred.

INCOME TAXES

     Deferred income taxes are recorded using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting.

PRO FORMA NET LOSS PER SHARE

     Pro forma net loss per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalent shares ("CSEs") from convertible preferred stock (using the if-converted method) and from stock options (using the treasury stock method). Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common stock and CSEs issued at prices below the expected public offering price during the 12-month period prior to the Company's expected initial public offering (Note 9) have been included in the calculation as if they were outstanding for all periods prior to the offering presented, regardless of whether they are dilutive. Accordingly, all stock options granted and the Class C convertible preferred stock are included in the earnings per share calculations for all periods presented, even though the effect on net loss is antidilutive. The Class A and Class B convertible preferred stock have been included for the respective weighted periods for which such shares were outstanding, even though their effect is antidilutive.

SOURCES OF SUPPLIES

     The Company relies on local telephone companies and other companies to provide data communications capacity. Although management feels alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     Although the Company attempts to maintain multiple vendors for each required product, its modems, terminal servers, and high-performance routers, which are important components of its network, are each currently acquired from only one source. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it builds out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, which would affect operating results adversely.

3.  STOCKHOLDERS' EQUITY

RECAPITALIZATION

     Effective December 27, 1995, the Company recapitalized on the basis of
1.936199 shares of the capital stock of the Georgia corporation for one share of the Delaware corporation. All amounts in the accompanying financial statements have been restated to reflect the effect of this recapitalization. As a result of this recapitalization, the issuances of common stock of the Georgia corporation in 1994, which were issued at the then par value of $0.0001 per share for total proceeds of $220, have been restated in the accompanying financial statements as if issued below the $0.01 par value of the Delaware corporation common stock.

COMMON STOCK

     The Company has authorized 15,000,000 shares of $0.01 par value common stock. On February 24, 1994, the Company issued 1,032,951 shares of common stock to the founder of the Company for total proceeds of $200, which represented the estimated fair value of the stock at the time of issuance. On March 3, 1994, the Company issued 103,296 shares of its common stock to a third party for total proceeds of $20. In management's opinion, the estimated fair value of the stock at the time of the March 1994 issuance was equal to the value per share of the February 1994 stock issuance.

     During 1995, the Company issued shares of $0.01 par value common stock to three officers of the Company at amounts equal to the estimated fair value of the common stock on the date of sale. The following table summarizes these transactions:

                                                               NUMBER    PRICE       TOTAL
                                                                 OF       PER    CONSIDERATION
                                                               SHARES    SHARE       PAID
                                                               -------   -----   -------------
    January 18...............................................   77,472   $0.64     $  50,000
    July 27..................................................   48,420    1.55        75,000
    August 29................................................    5,165    1.55         8,000
                                                               -------            ----------
              Total..........................................  131,057             $ 133,000
                                                               =======            ==========

PREFERRED STOCK

     On November 15, 1994, the Company issued 1,187,895 shares of its $0.64 par value Class A convertible preferred stock to ITC Holding Company, Inc. (the "Preferred Stockholder") in exchange for total consideration of $765,000. Expenses of $20,425 incurred in connection with the issuance have been deducted from the total proceeds in the accompanying financial statements. The Preferred Stockholder is entitled to the same voting rights and powers of the common stockholders. Accordingly, the Preferred Stockholder held a 51% voting interest in the Company. Each share of Class A convertible preferred stock is automatically convertible into one share of common stock at the earlier of either a public offering of common stock by the Company or on November 15, 1999. In the event of liquidation of the Company, whether voluntary or involuntary, the holders of Class A convertible preferred stock are entitled to receive preferential distributions of $0.64 per share before any distributions to common stockholders.

     In April 1995, the board of directors approved an agreement to issue 645,594 shares of $1.55 par value Class B convertible preferred stock to the Preferred Stockholder at $1.55 per share in exchange for total consideration of $1,000,000, which represented the estimated fair value of the Class B convertible preferred stock as of such date. In June 1995, the Company issued the Class B convertible preferred stock. This increased the stockholder's ownership percentage, net of other transactions in 1995, to 59.1%. Each share of Class B convertible preferred stock is automatically convertible into one share of common stock at the earlier of either a public offering of common stock by the Company or on June 30, 2000. In the event of liquidation of the Company, whether voluntary or involuntary, the holders of convertible preferred stock are entitled to receive preferential distributions of $1.55 per share after any distribution to the Class A preferred stockholders but before any distributions to common stockholders.

     On December 22, 1995, the board of directors authorized the issuance of 5,000,000 shares of Class C convertible preferred stock. See Note 6 for issuance of 100,000 shares of Class C convertible preferred stock to the Preferred Stockholder, increasing its ownership percentage to approximately 60%. Each share of Class C convertible preferred stock is automatically convertible into one share of common stock at the earliest of:

     - If the Security and Exchange Commission issues in calendar year 1996 an order of effectiveness (or evidence thereof satisfactory to the Company) (an "Effectiveness Order") as to any registration statement for the sale of any shares of common stock of the Company under the Securities Act of 1933 (or any successor law, other than an order relating to an offering made primarily or exclusively to employees), the 190th day after issuance;

     - The date of issuance after December 31, 1996 of an Effectiveness Order;
      or

     - December 10, 2000.

     In the event of liquidation of the Company, whether voluntary or involuntary, the holders of Class C convertible preferred stock are entitled to receive preferential distributions of $6.38 per share after any distribution to the Class A and B preferred stockholders but before any distributions to common stockholders.

STOCKHOLDERS' AGREEMENT

     The Company entered into a stockholders' agreement ("Stockholders' Agreement") with all of the stockholders of the Company. Pursuant to the Stockholders' Agreement, for so long as the Preferred Stockholder owns any share of any class or series of capital stock of the Company or any right or option to acquire any capital stock of the Company ("Equity Securities") with a combined voting power equal to at least 50.1% of the aggregate voting power of all outstanding Equity Securities, all of the stockholders have entered into voting agreements relating to the Company's board of directors. These voting agreements regard such matters as quorum and voting requirements for the board of directors, the election to the board of directors of directors designated by the Preferred Stockholder as shall constitute at least a majority of the directors serving on the board of directors and the removal and replacement of directors. None of the parties to the Stockholders' Agreement may transfer any Equity Securities held by such party to third parties (subject to limited exceptions) without the consent of the Company and each of the parties to the Stockholders' Agreement and without having offered rights of first refusal to purchase such securities to the Company and the other parties to the Stockholders' Agreement. The Stockholders' Agreement will irrevocably terminate upon the consummation of an initial public offering.

4.  STOCK-BASED COMPENSATION PLANS

EMPLOYEE STOCK OPTION PLAN

     Under the Company's 1995 Stock Option Plan (the "Stock Option Plan"), as adopted on February 21, 1995, amended by the board of directors on April 5, 1995 and December 19, 1995, and approved by the stockholders on December 27, 1995, 616,668 shares of common stock are reserved and authorized for issuance upon the exercise of options. All employees of the Company are eligible to receive options under the Stock Option Plan. The Stock Option Plan is administered by the Compensation Committee of the board of directors. Options granted under the Stock Option Plan are intended to qualify as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended. Options generally become exercisable as to 50% two years after the date of grant, or in certain cases, the commencement date of the holder's employment; as to an additional 25% three years after the date of grant, or in certain cases, the commencement date of the holder's employment; and as to the remaining 25% four years after the date of grant, or in certain cases, the commencement date of the holder's employment. All options were granted at an exercise price equal to the estimated fair value of the common stock at the dates of grant as determined by the board of directors based on equity transactions and other analyses. The options expire ten years from the date of grant.

DIRECTORS' STOCK OPTION PLAN

     Under the Company's Directors' Stock Option Plan (the "Directors' Plan"), adopted in December 1995, 70,000 shares of Common Stock are authorized for issuance (in the form of 10,000 options per director) to nonemployee directors upon their initial election or appointment to the board or the date of adoption of the plan in the case of directors on the board of directors at such adoption date. The Directors' Plan does not provide for discretionary option grants. Options generally become exercisable as to 50% two years after the date of grant, as to an additional 25% three years after the date of grant, and as to the remaining 25% four years after the grant date. All options were granted at an exercise price equal to the estimated fair value of the common stock at the dates of grant as determined by the board of directors based upon equity transactions and other analyses. The options expire ten years from the date of grant.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

     During 1995, the Financial Accounting Standards Board issued SFAS 123 which defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB 25. Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in this Statement had been applied.

     The Company has elected to account for its stock-based compensation plans under APB 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during 1995 using the Black-Scholes option-pricing model as prescribed by SFAS 123 using the following weighted average assumptions used for grants in 1995:

          Risk-free interest rate..........................................  7%
          Expected dividend yield..........................................  0%
          Expected lives...................................................  3 years
          Expected volatility..............................................  84.5%

     The total value of options granted during 1995 was computed as approximately $409,000, which would be amortized on a pro forma basis over the four-year vesting period of the options. If the Company had accounted for these plans in accordance with SFAS 123, the Company's net loss and pro forma net loss per share for the year ended December 31, 1995 would have increased by the following pro forma amounts:

                                                                AS REPORTED      PRO FORMA
                                                                -----------     -----------
    Net loss..................................................  $(1,958,531)    $(2,010,357)
    Pro forma net loss per share..............................  $     (0.85)    $     (0.90)

     A summary of the status of the Company's two stock options plans at December 31, 1995 and changes during the year then ended are presented in the following table:

                                                                                   WEIGHTED
                                                                                    AVERAGE
                                                                                   PRICE PER
                                                                         SHARES      SHARE
                                                                         -------   ---------
    Grants.............................................................  375,237     $1.82
    Forfeitures........................................................  (17,558)     1.00
                                                                         -------
              Outstanding..............................................  357,679      1.86
                                                                         =======
    Weighted average fair value of options granted.....................  $  1.12
                                                                         =======

     The following table sets forth the exercise price range, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date:

                                          WEIGHTED
  EXERCISE      NUMBER      WEIGHTED       AVERAGE
    PRICE         OF        AVERAGE      CONTRACTUAL
    RANGE       SHARES       PRICE          LIFE
  ---------     -------     --------     -----------
      $0.64     182,310      $ 0.64       9.1 years
       1.55      81,598        1.55       9.5
  2.85-6.38      93,771        4.50       9.9

     No options were exercisable at December 31, 1995.

5.  RELATED-PARTY TRANSACTIONS

     During the period from inception to December 31, 1994, the Company received cash advances totaling approximately $83,000 from the founder of the Company to fund operating expenses. These advances were repaid prior to December 31, 1994. No interest was paid in connection with these advances.

     During 1995, the Company loaned excess cash totaling approximately $300,000 to the Preferred Stockholder. This transaction was approved by the board of directors. The loan was paid back during 1995 at an interest rate of 6.25%.

     The Company currently leases telephone lines from and has contracts for maintenance and installations with a wholly owned subsidiary of the Preferred Stockholder. The total charges for these services were approximately $41,000 for the year ended December 31, 1995 and are reflected in cost of revenues -- recurring in the accompanying statements of operations.

     As of January 1, 1995, the Company entered into an agreement with an affiliate of the Preferred Stockholder providing for the rental of floor space for the placement of the Company's equipment for its network hub and for the affiliate's personnel to service and maintain such equipment for a payment of $3,000 per month. The affiliate may increase this monthly payment if the amount of technical support services exceeds ten hours per month. The lease runs from January 1, 1995 through December 31, 1996, but either party may terminate the lease earlier, without cause, upon 180 days' prior written notice. Unless either party gives notice to terminate, the lease will renew automatically for successive six-month terms.

     The three external members of the Company's board of directors are also directors of the Preferred Stockholder, and two of these board members are executive officers of the Preferred Stockholder.

     On January 29, 1995, the Preferred Stockholder pledged all of its stock in the Company to certain lenders in connection with a credit facility.

     See Note 6 for a discussion of the loan facilities with the Preferred Stockholder.

6.  DEBT

     In August 1995, the Preferred Stockholder agreed to extend the First Loan to the Company, of up to $2,000,000 in aggregate principal amount at an annual interest rate of 11% (the "First Loan") to be used for capital expenditures and working capital purposes. All amounts outstanding under the First Loan were due and payable in full on or before December 15, 1995. At December 15, 1995, the outstanding aggregate principal amount of all advances under the First Loan was $2,000,000.

     At December 15, 1995, the Company had not repaid any amounts outstanding under the First Loan. In consideration of the Preferred Stockholder's agreement not to exercise its rights and remedies upon such default under the First Loan, on December 27, 1995, the Company agreed to pay the Preferred Stockholder a processing fee of $50,000 and issued to the Preferred Stockholder an immediately exercisable warrant to purchase 100,000 shares of Class C convertible preferred stock at a price of $0.01 per share. Accordingly, the Company recorded a charge of approximately $637,000 in December 1995, representing the fair market value of the warrant issued, as determined by the Black-Scholes option-pricing model. By December 31, 1995, the Preferred Stockholder had exercised such warrant in full. All principal amounts due and owing under the First Loan were paid in full by December 31, 1995 with proceeds from the Second Loan (as defined below). Accrued interest on the First Loan of approximately $39,100 and the $50,000 processing fee were paid in full in January 1996.

     In December 1995, the Company executed a promissory note in favor of and entered into the Second Loan Agreement and a security agreement with the Preferred Stockholder, relating to the Second Loan, pursuant to which agreement the Company may borrow from time to time up to $4,000,000 (in aggregate outstanding principal amount) (the "Second Loan"). The unpaid principal amount of the Second Loan is due and payable in a single payment on July 15, 1996, together with interest on the unpaid principal amount from the date of each advance, until paid in full, at an annual rate of 14%. The Second Loan is secured by substantially all of the assets of the Company. As of February 15, 1996, the outstanding aggregate principal amount of all advances under the Second Loan was $3,250,000 and accrued but unpaid interest was approximately $54,700.

     According to its terms, advances made pursuant to the Second Loan are to be used to pay off the entire principal amount (and all accrued and unpaid interest, as well as any other amounts due thereon) of the First Loan, pay all costs incurred by all parties in connection with the making and documenting of the Second Loan, and provide funds for working capital and capital expenditures for the Company. So long as the Second Loan is outstanding, the Company may not, without the written consent of the Preferred Stockholder, declare or pay any dividend of any kind (other than stock dividends payable to all holders of any class of capital stock), in cash or in property, on any class of the capital stock of the Company, or purchase, redeem, retire or otherwise acquire for value any shares of such stock, nor make any distribution of any kind in cash or property in respect thereof, nor make any return of capital to stockholders, nor make any payments in cash or property in respect of any stock options, stock bonus or similar plan, nor grant any preemptive rights with respect to the capital stock of the Company. In addition, the Company may not incur any other indebtedness, except indebtedness incurred in the ordinary course of business which individually does not exceed $25,000.

     In addition to other remedies that the Preferred Stockholder is entitled to upon an event of default, the Preferred Stockholder has the right (the "Conversion Privilege"), upon an event of default, to convert $2,000,000 (whether principal, interest, premium, penalty, or otherwise) of the outstanding balance of the Second Loan into that number of fully paid and nonassessable shares of the Class C convertible preferred stock that would give the Preferred Stockholder, as of the date of such conversion, an aggregate equity interest in the Company equal to 80% of all capital stock of the Company outstanding as of such date on a fully diluted basis, except for any shares of such capital stock sold in a registered public offering prior to such date. In the event that the Preferred Stockholder exercises such Conversion Privilege, upon the issuance of such Class C convertible preferred stock, the unpaid balance of the Second Loan automatically shall be reduced by the amount of the balance of the Second Loan that is converted into Class C convertible preferred stock, deemed to be the restated principal of the Second Loan, and converted into a two-year term loan (the "Term Loan"), with an annual rate of 14%. The principal amount of the Term Loan shall be due and payable in a single payment on the second anniversary after the date of conversion into the Term Loan.

7. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     Lease expense relates to the lease of office and equipment space. Rental expense was approximately $65,000 and $1,250 for the year ended December 31, 1995 and the period from inception (February 24, 1994) to December 31, 1994, respectively.

     At December 31, 1995, the Company's minimum rental commitments under noncancelable operating leases with initial or remaining terms of more than one year were as follows:

                             YEAR ENDING DECEMBER 31:
          ---------------------------------------------------------------
                 1996....................................................  $103,948
                 1997....................................................   113,784
                 1998....................................................   118,786
                 1999....................................................    30,009
                                                                           --------
                         Total...........................................  $366,527
                                                                           ========

PURCHASE COMMITMENTS

     The Company has entered into an agreement with a software licensing firm to purchase a minimum of $150,000 of connection software by November 1996.

LEGAL PROCEEDINGS

     The Company is subject to legal proceedings and claims which arise in the ordinary course of business. There are no pending legal proceedings to which the Company is a party.

8.  INCOME TAXES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities as of December 31, 1994 and 1995 are as follows:

                                                                        1994       1995
                                                                      --------   ---------
    Deferred tax assets:
      Net operating loss carryforwards..............................  $ 29,500   $ 527,800
      Deferred debt costs...........................................         0     242,100
      Allowance for doubtful accounts...............................     5,700      17,300
      Accrued vacation..............................................         0       4,750
      Other.........................................................     1,100           0
                                                                      --------   ---------
              Total deferred tax assets.............................    36,300     791,950
    Deferred tax liabilities:
      Depreciation..................................................    (6,800)    (16,300)
      Other.........................................................         0      (4,825)
                                                                      --------   ---------
              Total deferred tax liabilities........................    (6,800)    (21,125)
    Net deferred tax asset..........................................    29,500     770,825
    Valuation allowance for deferred tax assets.....................   (29,500)   (770,825)
                                                                      --------   ---------
    Net deferred taxes..............................................  $      0   $       0
                                                                      ========   =========

     The Company's net operating loss carryforwards will expire between 2009 and 2010, unless utilized. Due to the fact that the Company has incurred losses since inception, the Company has not recognized the income tax benefit of the net operating loss carryforwards. Management has provided a 100% valuation reserve against its net deferred tax asset, consisting primarily of net operating loss carryforwards. In addition, the Company's ability to recognize the benefit from the net operating loss carryforwards could be limited under
Section 382 of the Internal Revenue Code if ownership of the Company changes by more than 50%, as defined.

     A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the year ended December 31, 1995 and for the period from inception (February 24, 1994) to December 31, 1994, is as follows:

                                                                             AMOUNT     PERCENT
                                                                            ---------   -------
1995:
  Income tax benefit at statutory rate....................................  $ 665,900      34%
  State income taxes, net of federal benefit..............................     78,340       4
  Other...................................................................     (2,915)      0
  Deferred tax asset valuation allowance..................................   (741,325)    (38)
                                                                            ---------   -----
                                                                            $       0       0%
                                                                            =========   =====
1994:
  Income tax benefit at statutory rate....................................  $  25,500      34%
  State income taxes, net of federal benefit..............................      3,000       4
  Other...................................................................      1,000       1
  Deferred tax asset valuation allowance..................................    (29,500)    (39)
                                                                            ---------   -----
                                                                            $       0       0%
                                                                            =========   =====

9. SUBSEQUENT EVENTS

INITIAL PUBLIC OFFERING

     In March 1996, the Company completed an initial public offering of its Common Stock. The Company issued 1,950,000 shares at an initial public offering price of $8.00 per share. The total proceeds of the offering, net of underwriting discounts and offering expenses, were approximately $13,672,000. In April 1996, the Company's underwriters exercised a portion of the over-allotment option granted in connection with the Company's initial public offering, electing to purchase 75,000 additional shares of Common Stock. The net proceeds to the Company were approximately $478,000.

DEBT

     The Company borrowed an additional $750,000 under the Second Loan subsequent to year-end. The Company repaid the Second Loan in full with a portion of the net proceeds of the Company's initial public offering.

PRO FORMA STOCKHOLDERS' EQUITY

     The Pro Forma Stockholders' Equity at December 31, 1995 gives effect to the conversion of 1,187,895 shares of Class A convertible preferred stock and 645,594 shares of Class B convertible preferred stock into common stock upon the close of the Company's initial public offering. This conversion would result in 3,100,793 shares of common stock issued and outstanding at the effective date of the initial public offering.

STOCK OPTIONS GRANTED SUBSEQUENT TO YEAR-END

     Subsequent to year-end, the Company granted an additional 64,382 options at $6.38 per share. These shares are reflected in the pro forma net loss per share calculations for all periods as prescribed by Security and Exchange Commission Staff Accounting Bulletins as discussed in Note 2.

     Pursuant to SFAS 123 as discussed in Note 4, the total value of these options was computed as approximately $240,000, which would be amortized on a pro forma basis over the four-year vesting period of the options.

10. ACQUISITIONS AND POTENTIAL STOCK OFFERING


     On June 28, 1996, the Company entered into a Purchase Agreement with PSINet (as amended, the "Purchase Agreement") pursuant to which the Company agreed to acquire up to 100,000 subscriber accounts and other assets from PSINet (the "Acquisition"). The maximum aggregate purchase price for the Acquisition is $21,129,000 (excluding accrued interest and increases in principal amounts under promissory notes issued to PSINet), with the actual purchase price dependent on the number of acquired subscriber accounts that remain MindSpring subscriber accounts for a specified period. Management currently expects that fewer than 100,000 subscriber accounts will actually be purchased, due to subscriber attrition over such period. The Company acquired 15,000 of these subscriber accounts for $1,000,000 in cash and a $2,000,000 one-year promissory note on June 28, 1996. The Company acquired substantially all of the remaining subscriber accounts and related assets, as of September 1, 1996, at which time the Company issued an additional one-year promissory note in the amount of $9,929,000. The balance of the purchase price is expected to be paid out of the net proceeds of the Offering at specified intervals during the fourth quarter of 1996 and the first quarter of 1997. The completion of the Acquisition is not contingent upon consummation of the Offering.



     In connection with the Acquisition, the Company and PSINet also entered into a Network Services Agreement (as amended, the "Services Agreement"), which will enable MindSpring to offer nationwide Internet access through PSINet's network of over 200 POPs. Pursuant to the Services Agreement, PSINet agreed, among other things, to provide to the Company: (i) Internet connection services which meet reasonable commercial standards, including with respect to access and reliability; and (ii) access to PSINet's network monitoring systems and subscriber log-in and accounting information.

     On August 6, 1996, the Company and The News and Observer Publishing Company ("N&O") entered into a definitive agreement, which was amended and restated on September 11, 1996, pursuant to which the Company agreed to acquire certain individual dial-up subscriber accounts in North Carolina (currently expected to number between 4,000 and 6,000) in connection with N&O's Nando.net Internet access business (the "Nando.net Transaction"). The Nando.net Transaction is expected to be consummated on or about September 30, 1996, subject to the fulfillment of certain customary closing conditions.



     In the third quarter of 1996, the Company is planning an offering of its common stock to finance the above acquisitions and meet general expansion and working capital requirements (the "Offering"). The Company plans to issue 3,500,000 shares in the Offering. There can, however, be no assurance that the Offering can be completed. There are significant potential risks associated with this offering as well as the Company's ability to compete profitably in this industry. See the "Risk Factors" section (pages 6 to 18) in the foregoing prospectus related to the proposed offering for a discussion of these risks.


     The Company estimates that its cash and financing needs through mid-1997 will be met by the net proceeds of the Offering. However, any increases in the Company's growth rate, shortfalls in anticipated revenues, increases in anticipated expenses, or significant acquisition opportunities could have a material adverse effect on the Company's liquidity and capital resources and would require the Company to raise additional capital from public or private equity or debt sources in order to finance operating losses, anticipated growth and contemplated capital expenditures. If such sources of financing are insufficient or unavailable, the Company will be required to modify its growth and operating plans in accordance with the extent of available funding and attempt to attain profitability in its existing markets (including those accessible pursuant to the Services Agreement). The Company may need to raise additional funds in order to take advantage of unanticipated opportunities, such as acquisitions of complementary businesses or the development of new products, or otherwise respond to unanticipated competitive pressures. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all.

                          MINDSPRING ENTERPRISES, INC.

                            CONDENSED BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                                 1995         JUNE 30, 1996
                                                                             ------------     -------------
                                                                                               (UNAUDITED)
                                        ASSETS
CURRENT ASSETS:
    Cash and cash equivalents..............................................  $   424,834       $ 5,693,611
    Trade receivables, net.................................................      519,280         1,159,367
    Prepaids and other current assets......................................      273,658           347,129
    Inventory..............................................................       45,415            36,478
                                                                             ------------     -------------
         Total current assets..............................................    1,263,187         7,236,585
                                                                             ------------     -------------
PROPERTY AND EQUIPMENT:
    Computer and telecommunications equipment..............................    3,594,528         7,321,409
    Purchased software systems.............................................      103,078           134,996
    Other..................................................................       96,890           260,523
                                                                             ------------     -------------
                                                                               3,794,496         7,716,928
    Less: accumulated depreciation.........................................     (255,560)         (843,055)
                                                                             ------------     -------------
         Property and equipment, net.......................................    3,538,936         6,873,873
                                                                             ------------     -------------
PRODUCT DEVELOPMENT COSTS, NET.............................................       34,071            95,920
                                                                             ------------     -------------
OTHER ASSETS:
    Acquired customer base.................................................            0         3,000,000
    Other..................................................................        8,606             8,481
                                                                             ------------     -------------
         Total other assets................................................        8,606         3,008,481
                                                                             ------------     -------------
                                                                             $ 4,844,800       $17,214,859
                                                                             ============     ============
                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Loan from preferred stockholder........................................  $ 2,500,000       $         0
    Notes Payable..........................................................            0         2,000,000
    Trade accounts payable.................................................      994,164         1,680,910
    Accrued expenses.......................................................      532,406           708,938
    Deferred revenue.......................................................      336,027           692,332
                                                                             ------------     -------------
         Total current liabilities.........................................    4,362,597         5,082,180
                                                                             ------------     -------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
    Preferred stock, $0.01 par value; 1,000,000 shares authorized and 0 shares issued and outstanding at December 31, 1995 and June 30, 1996,
     respectively..........................................................            0                 0
    Class A convertible preferred stock, $0.64 par value; 1,187,895 shares authorized, and 1,187,895 and 0 issued and outstanding at December 31,
     1995 and June 30, 1996, respectively..................................      744,575                 0
    Class B convertible preferred stock, $1.55 par value; 645,596 shares authorized and 645,594 and 0 shares issued and outstanding at December
     31, 1995 and June 30, 1996, respectively..............................    1,000,000                 0
    Class C convertible preferred stock, $0.01 par value; 5,000,000 shares authorized and 100,000 issued and outstanding at December 31, 1995 and
     June 30, 1996, respectively...........................................      638,000           638,000
    Common stock, $0.01 par value; 15,000,000 shares authorized and
     1,267,304 and 5,125,793 issued and outstanding at December 31, 1995
     and June 30, 1996, respectively.......................................       12,673            51,258
    Additional paid-in capital.............................................      120,547        15,976,226
    Accumulated deficit....................................................   (2,033,592)       (4,532,805)
                                                                             ------------     -------------
         Total stockholders' equity........................................      482,203        12,132,679
                                                                             ------------     -------------
                                                                             $ 4,844,800       $17,214,859
                                                                             ============     ============

            The accompanying condensed notes to financial statements
                   are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                  THREE MONTHS ENDED            SIX MONTHS ENDED
                                                       JUNE 30,                     JUNE 30,
                                               -------------------------    -------------------------
                                                  1995          1996           1995          1996
                                               ----------    -----------    ----------    -----------
REVENUES:
     Access.................................   $  235,633    $ 1,506,315    $  347,363    $ 2,671,634
     Subscriber start-up fees...............       91,242        478,672       146,642        845,768
     Business services......................       24,905        396,850        31,530        671,155
     Other..................................      (12,359)       112,972       (14,228)       117,966
                                               ----------    -----------    ----------    -----------
          Total revenues....................      339,421      2,494,809       511,307      4,306,523
COSTS AND EXPENSES:
     Cost of revenues -- recurring..........       98,084        754,569       160,479      1,296,203
     Cost of subscriber start-up fees.......       41,192        351,783        62,833        616,120
     Selling................................       56,512        991,487        84,972      1,570,411
     General and administrative.............      280,249      1,611,503       419,197      2,770,542
     Depreciation and amortization..........       33,625        362,435        48,125        596,343
                                               ----------    -----------    ----------    -----------
          Total operating expenses..........      509,662      4,071,777       775,606      6,849,619
                                               ----------    -----------    ----------    -----------
OPERATING LOSS..............................   $ (170,241)   $(1,576,968)   $ (264,299)   $(2,543,096)
INTEREST (EXPENSE) INCOME, NET..............        1,166        117,015         2,364         43,883
                                               ----------    -----------    ----------    -----------
NET LOSS....................................   $ (169,075)   $(1,459,953)   $ (261,935)   $(2,499,213)
                                                =========     ==========     =========     ==========
NET LOSS PER SHARE..........................   $    (0.06)   $     (0.29)   $    (0.09)   $     (0.58)
                                                =========     ==========     =========     ==========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING...............................    2,871,229      5,111,782     2,857,119      4,309,859
                                                =========     ==========     =========     ==========

            The accompanying condensed notes to financial statements
                   are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                       -------------------------
                                                                          1995          1996
                                                                       ----------    -----------
CASH FLOWS USED IN OPERATING ACTIVITIES:
  Net loss..........................................................   $ (261,935)   $(2,499,213)
  Adjustments to reconcile net loss to net cash used in operating activities
     Depreciation and amortization..................................       48,125        596,343
     Changes in operating assets and liabilities:
       Trade receivables............................................     (166,285)      (640,087)
       Other current assets.........................................       (1,650)       (57,242)
       Trade accounts payable.......................................      151,439        686,746
       Accrued expenses.............................................       45,919        176,532
       Deferred revenue.............................................      109,575        356,305
                                                                       ----------    -----------
          Net cash used in operating activities.....................      (74,812)    (1,380,616)
                                                                       ----------    -----------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchases of property and equipment...............................     (710,514)    (3,922,432)
  Purchase of customer base.........................................           --     (3,000,000)
  Product development costs.........................................      (74,964)       (77,989)
  Other.............................................................       (1,012)           125
                                                                       ----------    -----------
          Net cash used in investing activities.....................     (786,490)    (7,000,296)
                                                                       ----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds of loan from preferred stockholder.......................           --      1,000,000
  Payments of loan from preferred stockholder.......................           --     (3,500,000)
  Proceeds from Note Payable........................................           --      2,000,000
  Issuance of common stock..........................................       50,000     14,149,689
  Issuance of preferred stock.......................................    1,000,000             --
                                                                       ----------    -----------
          Net cash provided by financing activities.................    1,050,000     13,649,689
                                                                       ----------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...........................      188,698      5,268,777
CASH AND CASH EQUIVALENTS, beginning of period......................      584,798        424,834
                                                                       ----------    -----------
CASH AND CASH EQUIVALENTS, end of period............................   $  773,496    $ 5,693,611
                                                                       ==========    ===========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Interest paid.....................................................   $        0    $   136,127
                                                                       ==========    ===========

            The accompanying condensed notes to financial statements
                   are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                    CONDENSED NOTES TO FINANCIAL STATEMENTS

     1. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to Article 10 of Regulation S-X of the Securities and Exchange Commission. The accompanying unaudited condensed financial statements reflect, in the opinion of management, all adjustments necessary to achieve a fair statement of financial position and results for the interim periods presented. All such adjustments are of a normal and recurring nature. It is suggested that these condensed financial statements be read in conjunction with the annual financial statements of the Company and the notes thereto.


     2. On June 28, 1996, the Company entered into a Purchase Agreement with PSINet (as amended, the "Purchase Agreement") pursuant to which the Company agreed to acquire up to 100,000 subscriber accounts and other assets from PSINet (the "Acquisition"). The maximum aggregate purchase price for the Acquisition is $21,129,000 (excluding accrued interest and increases in principal amounts under promissory notes issued to PSINet), with the actual purchase price dependent on the number of acquired subscriber accounts that remain MindSpring subscriber accounts for a specified period. Management currently expects that fewer than 100,000 subscriber accounts will actually be purchased, due to subscriber attrition over such period. The Company acquired 15,000 of these subscriber accounts for $1,000,000 in cash and a $2,000,000 one-year promissory note on June 28, 1996. The Company acquired substantially all of the remaining subscriber accounts and related assets as of September 1, 1996, at which time the Company issued an additional one-year promissory note in the amount of $9,929,000. The balance of the purchase price is expected to be paid out of the net proceeds from the Offering at specified intervals during the fourth quarter of 1996 and the first quarter of 1997. The completion of the Acquisition is not contingent upon consummation of the Offering.



     In connection with the Acquisition, the Company and PSINet also entered into a Network Services Agreement (as amended, the "Services Agreement"), which will enable MindSpring to offer nationwide Internet access through PSINet's network of over 200 POPs. Pursuant to the Services Agreement, PSINet agreed, among other things, to provide to the Company: (i) Internet connection services which meet reasonable commercial standards, including with respect to access and reliability; and (ii) access to PSINet's network monitoring systems and subscriber log-in and accounting information.



     On August 6, 1996, the Company and The News and Observer Publishing Company ("N&O") entered into a definitive agreement, which was amended and restated on September 11, 1996, pursuant to which the Company agreed to acquire certain individual dial-up subscriber accounts in North Carolina (currently expected to number between 4,000 and 6,000) in connection with N&O's Nando.net Internet access business (the "Nando.net Transaction"). The Nando.net Transaction is expected to be consummated on or about September 30, 1996, subject to the fulfillment of certain customary closing conditions.



     In the third quarter of 1996, the Company is planning an offering of its common stock to finance the above acquisitions and meet general expansion and working capital requirements (the "Offering"). The Company plans to issue 3,500,000 shares in the Offering. There can, however, be no assurance that the Offering can be completed. There are significant potential risks associated with this offering as well as the Company's ability to compete profitably in this industry. See the "Risk Factors" section (pages 6 to 18) in the foregoing prospectus related to the proposed offering for a discussion of these risks.


     The Company estimates that its cash and financing needs through mid-1997 will be met by the net proceeds of the Offering. However, any increases in the Company's growth rate, shortfalls in anticipated revenues, increases in anticipated expenses, or significant acquisition opportunities could have a material adverse effect on the Company's liquidity and capital resources and would require the Company to raise additional capital from public or private equity or debt sources in order to finance operating losses, anticipated growth and contemplated capital expenditures. If such sources of financing are insufficient or unavailable, the Company will be required to modify its growth and operating plans in accordance with the extent of available funding and attempt to attain profitability in its existing markets (including those accessible pursuant to the Services Agreement). The Company may need to raise additional funds in order to take advantage of unanticipated opportunities, such as acquisitions of complementary businesses or the development of new products, or otherwise respond to unanticipated competitive pressures. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all.

     3. In March 1996, the Company completed an initial public offering of its Common Stock. The Company issued 1,950,000 shares at an initial public offering price of $8.00 per share. The total proceeds of the offering, net of underwriting discounts and offering expenses, were approximately $13,672,000. In April 1996, the Company's underwriters exercised a portion of the over-allotment option granted in connection with the Company's initial public offering, electing to purchase 75,000 additional shares of Common Stock. The net proceeds to the Company were approximately $478,000.

     4. The Company used a portion of the proceeds from the initial public offering to repay outstanding principal amounts of $3,500,000 loaned to the Company by ITC Holding Company, Inc. ("ITC Holding") plus accrued interest (at the rate of 14% per annum) of approximately $97,000.

     5. The net loss per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalent shares from convertible preferred stock (using the if-converted method) and from stock options (using the treasury stock method). For the quarter and six months ended June 30, 1996, the Class C Preferred Stock and stock options are excluded from the calculation as their effect is antidilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common stock and common stock equivalent shares issued by the Company at prices below the public offering price during the twelve month period prior to the Company's initial public offering have been included in the calculation as if they were outstanding for all periods prior to the offering, regardless of whether they are dilutive (using the treasury stock method and an initial public offering price of $8.00 per share). Accordingly, all stock options granted and the Class C Preferred are included in the earnings per share calculations for all periods presented prior to the effective date of the initial public offering (March 13, 1996), even though the effect on net loss is antidilutive. The Class A Preferred Stock and Class B Preferred Stock have been included for the respective weighted average periods for which such shares were outstanding, even though their effect is antidilutive. Concurrently with the completion of the initial public offering, all outstanding shares of Class A Preferred Stock and Class B Preferred Stock converted into shares of Common Stock, on the basis of one for one.

     6. There was no provision for or cash payment of income taxes for the three months and six months ended June 30, 1996 and 1995, respectively, as the Company had a net taxable loss for these periods and anticipates a net taxable loss for the year ended December 31, 1996.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
PSINet Inc.:

     We have audited the accompanying balance sheets of PSINET INC. CONSUMER INTERNET ACCESS SERVICES IN THE UNITED STATES as of December 31, 1994 and 1995 and the related statements of operations, accumulated deficit, and cash flows for the period from inception (July 1, 1994) to December 31, 1994 and for the year ended December 31, 1995. These financial statements are the responsibility of the Consumer Access Business's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Consumer Access Business as of December 31, 1994 and 1995 and the results of its operations and its cash flows for the period from inception (July 1, 1994) to December 31, 1994 and for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
July 30, 1996

                                  PSINET INC.
                       CONSUMER INTERNET ACCESS SERVICES
                              IN THE UNITED STATES

                                 BALANCE SHEETS
                  DECEMBER 31, 1994 AND 1995 AND JUNE 30, 1996


                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                    1994           1995        JUNE 30, 1996
                                                                  ---------    ------------    -------------
                                                                                                (UNAUDITED)
                              ASSETS
CURRENT ASSETS:
  Cash.........................................................   $       0    $  1,014,029    $     527,247
  Accounts receivable, net of allowance for doubtful accounts of $0, $328,656, and $20,340, at December 31, 1994 and
    1995, and June 30, 1996 respectively.......................       3,408         422,478          363,304
  Prepaid expenses and other assets............................           0          10,566           36,512
                                                                  ---------    ------------    -------------
         Total current assets..................................       3,408       1,447,073          927,063
                                                                  ---------    ------------    -------------
PROPERTY AND EQUIPMENT:
  Computer and telecommunications equipment....................           0       1,233,234        1,614,730
  Less accumulated amortization and depreciation...............           0        (132,158)        (274,872)
                                                                  ---------    ------------    -------------
         Property and equipment, net...........................           0       1,101,076        1,339,858
                                                                  ---------    ------------    -------------
OTHER ASSETS:
  Software development costs, net of accumulated amortization of $0, $80,946, and $119,792, at December 31, 1994 and 1995
    and June 30, 1996, respectively............................      31,624          99,720           60,874
  Goodwill and other intangibles, net of accumulated
    amortization of $0, $3,160,159, and $4,729,802, at December
    31, 1994 and 1995 and June 30, 1996, respectively..........           0       6,666,937        5,097,294
  Other........................................................           0          43,000           43,000
                                                                  ---------    ------------    -------------
         Total other assets....................................      31,624       6,809,657        5,201,168
                                                                  ---------    ------------    -------------
         Total assets..........................................   $  35,032    $  9,357,806    $   7,468,089
                                                                  ==========   =============   =============
                 LIABILITIES AND ACCUMULATED DEFICIT
CURRENT LIABILITIES:
  Current maturities of capital lease obligations..............   $       0    $    280,351    $     398,170
  Current portion of long-term debt............................           0          51,607           54,648
  Trade accounts payable.......................................           0         207,692          703,211
  Accrued expenses.............................................           0         147,241           77,430
  Deferred revenue.............................................     201,498         542,588          899,774
  Due to parent company........................................     185,047      20,926,686       28,684,996
                                                                  ---------    ------------    -------------
         Total current liabilities.............................     386,545      22,156,165       30,818,229
                                                                  ---------    ------------    -------------
  Long-term capital lease obligations..........................           0         569,792          601,353
  Long-term debt...............................................           0          95,439           67,315
                                                                  ---------    ------------    -------------
                                                                          0         665,231          668,668
                                                                  ---------    ------------    -------------
         Total liabilities.....................................     386,545      22,821,396       31,486,897
COMMITMENTS AND CONTINGENCIES (Notes 1, 4, and 8)
ACCUMULATED DEFICIT............................................    (351,513)    (13,463,590)     (24,018,808)
                                                                  ---------    ------------    -------------
         Total liabilities and accumulated deficit.............   $  35,032    $  9,357,806    $   7,468,089
                                                                  ==========   =============   =============

      The accompanying notes are an integral part of these balance sheets.

                                  PSINET INC.
                       CONSUMER INTERNET ACCESS SERVICES
                              IN THE UNITED STATES

                            STATEMENTS OF OPERATIONS
       FOR THE PERIOD FROM INCEPTION (JULY 1, 1994) TO DECEMBER 31, 1994,
  THE YEAR ENDED DECEMBER 31, 1995, AND THE SIX MONTHS ENDED JUNE 30, 1995 AND
                                      1996


                                                                           SIX MONTHS       SIX MONTHS
                                                                              ENDED            ENDED
                                               1994           1995        JUNE 30, 1995    JUNE 30, 1996
                                             ---------    ------------    -------------    -------------
                                                                           (UNAUDITED)      (UNAUDITED)
REVENUES:
  Membership revenue......................   $ 408,578    $  5,701,749     $  1,793,030    $   7,793,705
  Start-up revenue........................      90,794         786,542          462,110          161,761
                                             ---------    ------------    -------------    -------------
          Total revenues..................     499,372       6,488,291        2,255,140        7,955,466
                                             ---------    ------------    -------------    -------------
COSTS AND EXPENSES:
  Selling, general, and administrative....     599,104      11,321,248        3,302,353       12,017,951
  Cost of revenue.........................     251,781       4,873,604        1,525,882        4,678,895
  Depreciation and amortization...........           0       3,373,263        1,511,142        1,751,203
                                             ---------    ------------    -------------    -------------
                                               850,885      19,568,115        6,339,377       18,448,049
                                             ---------    ------------    -------------    -------------
OPERATING LOSS............................    (351,513)    (13,079,824)      (4,084,237)     (10,492,583)
INTEREST EXPENSE..........................           0          32,253            1,443           62,635
                                             ---------    ------------    -------------    -------------
NET LOSS..................................   $(351,513)   $(13,112,077)    $ (4,085,680)   $ (10,555,218)
                                             =========    ============    =============    =============

        The accompanying notes are an integral part of these statements.

                                  PSINET INC.
                       CONSUMER INTERNET ACCESS SERVICES
                              IN THE UNITED STATES

                       STATEMENTS OF ACCUMULATED DEFICIT
       FOR THE PERIOD FROM INCEPTION (JULY 1, 1994) TO DECEMBER 31, 1994, THE YEAR ENDED DECEMBER 31, 1995, AND THE SIX MONTHS ENDED JUNE 30, 1996

                                                                                 ACCUMULATED
                                                                                   DEFICIT
                                                                                 ------------
BALANCE, July 1, 1994 (inception).............................................   $          0
  Net loss....................................................................       (351,513)
                                                                                 ------------
BALANCE, December 31, 1994....................................................       (351,513)
  Net loss....................................................................    (13,112,077)
                                                                                 ------------
BALANCE, December 31, 1995....................................................    (13,463,590)
  Net loss....................................................................    (10,555,218)
                                                                                 ------------
BALANCE, June 30, 1996 (unaudited)............................................   $(24,018,808)
                                                                                  ===========

        The accompanying notes are an integral part of these statements.

                                  PSINET INC.
                       CONSUMER INTERNET ACCESS SERVICES
                              IN THE UNITED STATES

                            STATEMENTS OF CASH FLOWS
       FOR THE PERIOD FROM INCEPTION (JULY 1, 1994) TO DECEMBER 31, 1994,
  THE YEAR ENDED DECEMBER 31, 1995, AND THE SIX MONTHS ENDED JUNE 30, 1995 AND
                                      1996

                                                                              SIX MONTHS      SIX MONTHS
                                                                                 ENDED          ENDED
                                                                               JUNE 30,        JUNE 30,
                                                   1994           1995           1995            1996
                                                 ---------    ------------    -----------    ------------
                                                                              (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss....................................   $(351,513)   $(13,112,077)   $(4,085,680)   $(10,555,218)
                                                 ---------    ------------    -----------    ------------
  Adjustments to reconcile net loss to net
    cash used in operating activities:
       Depreciation and amortization..........           0       3,373,263      1,511,142       1,751,203
       Changes in current assets and
         liabilities:
       Accounts receivables, net..............      (3,408)       (215,670)        53,616          59,174
       Other current assets...................           0          (3,366)       (21,864)        (25,946)
       Trade accounts payable.................           0         207,692        293,968         495,519
       Accrued expenses.......................           0         147,241         72,006         (69,811)
       Deferred revenue.......................     201,498         341,090         (4,814)        357,187
                                                 ---------    ------------    -----------    ------------
         Total adjustments....................     198,090       3,850,250      1,904,054       2,567,326
                                                 ---------    ------------    -----------    ------------
         Net cash used in operating
           activities.........................    (153,423)     (9,261,827)    (2,181,626)     (7,987,892)
                                                 ---------    ------------    -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment and
    software development costs................     (31,624)       (425,491)      (259,941)        (20,378)
  Other.......................................           0         (43,000)       (43,000)              0
                                                 ---------    ------------    -----------    ------------
         Net cash used in investing
           activities.........................     (31,624)       (468,491)      (302,941)        (20,378)
                                                 ---------    ------------    -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances from parent company, net...........     185,047      10,665,637      2,893,521       7,758,310
  Proceeds from the issuance of long-term
    debt......................................           0         190,055         59,770               0
  Principal payments on notes payable.........           0         (43,009)       (14,393)        (25,083)
  Principal payments on capital leases........           0         (68,336)        (2,364)       (211,739)
                                                 ---------    ------------    -----------    ------------
         Net cash provided by financing
           activities.........................     185,047      10,744,347      2,936,534       7,521,488
                                                 ---------    ------------    -----------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.................................           0       1,014,029        451,967        (486,782)
CASH AND CASH EQUIVALENTS, beginning of
  period......................................   $       0    $          0    $         0    $  1,014,029
                                                 ---------    ------------    -----------    ------------
CASH AND CASH EQUIVALENTS, end of period......   $       0    $  1,014,029    $   451,967    $    527,247
                                                 ==========   =============   ============   =============
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest......................   $       0    $     32,253    $     1,443    $     62,635
                                                 ==========   =============   ============   =============

        The accompanying notes are an integral part of these statements.

                 PSINET INC. CONSUMER INTERNET ACCESS SERVICES
                              IN THE UNITED STATES

                         NOTES TO FINANCIAL STATEMENTS
             DECEMBER 31, 1994 AND 1995 AND JUNE 30, 1995 AND 1996

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX-MONTH PERIODS
                   ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

1.  ORGANIZATION AND NATURE OF BUSINESS

     PSINet Inc. (formerly Performance Systems International, Inc.) ("PSINet") was organized in October 1988 and is engaged in providing Internet access, services, and software. The financial statements and related footnotes contained herein reflect the operations of PSINet's customer base of consumer Internet access subscribers in the United States, which includes subscribers to PSINet's "Pipeline New York," "Pipeline U.S.A.," and "InterRamp" services. InterRamp service began in July 1994; PSINet Pipeline New York, Inc. (formerly the Pipeline Network Inc., "Pipeline"), was acquired February 7, 1995 by PSINet Inc.; and Pipeline U.S.A. service began in June 1995. The accompanying financial statements present the financial position and results of operations of the PSINet Inc. Consumer Internet Access Services in the United States by PSINet Inc. (the "Consumer Access Business"). The Consumer Access Business, including the Harrisburg customer service facility, is being acquired in a transaction accounted for as a purchase by MindSpring Enterprises, Inc. ("MindSpring") (Note
8).

     The Consumer Access Business has experienced operating losses since its inception as a result of costs related to acquisitions, efforts to build its network infrastructure, development of its systems, and expansion into new markets. The Consumer Access Business expects to continue to focus on increasing its subscriber base and geographic coverage. Accordingly, the Consumer Access Business expects that its cost of revenues; selling, general, and administrative expenses; and capital expenditures will continue to increase significantly, all of which will have a negative impact on short-term operating results. In addition, the Consumer Access Business may change its pricing policies to respond to a changing competitive environment. There can be no assurance that growth in the Consumer Access Business' revenue or subscriber base will continue after the acquisition by MindSpring or that the Consumer Access Business will be able to achieve or sustain profitability or positive cash flow.

     See "Risk Factors" located elsewhere in this prospectus.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRESENTATION

     The Consumer Access Business is not a separate subsidiary of PSINet nor has it been operated as a separate division of PSINet. The financial statements of the Consumer Access Business have been derived from the consolidated financial statements of PSINet and have been prepared to present its financial position, results of operations, and cash flows on a stand-alone basis. Accordingly, the accompanying financial statements include certain costs and expenses which have been allocated to the Consumer Access Business from PSINet (Note 6). These costs have been allocated on a pro rata basis based primarily on revenues. Such allocated expenses may not be indicative of what such expenses would have been had the Consumer Access Business been operated as a separate entity.

     The interim financial data is unaudited. However, in the opinion of management, the interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Consumer Access Business considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The cash and cash equivalents reflected in the accompanying balance sheets represent specific accounts associated with the Consumer Access Business. Certain other cash accounts are commingled with PSINet funds and the PSINet portion is reflected in "Due to parent company" in the accompanying balance sheets.

REVENUE RECOGNITION

     The Consumer Access Business recognizes revenues when services are provided. Advance billings are reflected as deferred revenue in the accompanying financial statements.

     During 1994, InterRamp offered a program whereby subscribers could prepay for several months of service. This revenue was deferred until the services were provided. This program was discontinued as of January 1, 1995. Accordingly, there is no deferred revenue from this program at December 31, 1995 or June 30, 1996.

CREDIT RISK

     The Consumer Access Business' accounts receivable potentially subject it to credit risk, as collateral is generally not required. The Consumer Access Business' risk of loss is limited due to advance billings to customers for services, the use of preapproved charges to customer credit cards, and the ability to terminate access on delinquent accounts. The concentration of credit risk is mitigated by the large number of customers comprising the customer base. The carrying amount of the Consumer Access Business' receivables approximates their fair value.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated using the straight-line method over an estimated useful life of five years. The Consumer Access Business' portion of the assets acquired as part of the Pipeline acquisition were recorded at the estimated fair value at the acquisition date and depreciated over the estimated remaining useful lives of the assets.

EQUIPMENT UNDER CAPITAL LEASE

     The Consumer Access Business leases certain of its data communications equipment under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. These leases are initially recorded as noncash transactions in the Consumer Access Business' statements of cash flows. Assets under these capital leases are depreciated over their estimated useful lives of five years, which are generally longer than the terms of the leases.

     The following is a detail of assets under capital lease as of December 31, 1995 and June 30, 1996:

                                                                1995           1996
                                                              ---------     ----------
        Cost................................................  $ 956,785     $1,317,903
        Accumulated Amortization............................   (103,687)      (217,510)
                                                              ---------     ----------
                                                              $ 853,098     $1,100,393
                                                              =========     ==========

SOFTWARE DEVELOPMENT COSTS

     The Consumer Access Business capitalizes costs incurred for the production of computer software used in the sale of its services, including direct labor and related overhead. All costs in the software development process that are classified as research and development are expensed as incurred until technological feasibility has been established. Once technological feasibility has been established, such costs are capitalized until the software is commercially available. Amortization is provided using the greater of the straight-line method over three years or the ratio that current gross revenues bear to the total of current and anticipated future gross revenues, commencing in the month of product release. It is reasonably possible that the estimates of anticipated future revenues, the remaining estimated economic life of the product, or both will be reduced significantly in the near term due to competitive pressures.

GOODWILL AND OTHER INTANGIBLES

     Goodwill is being amortized over three years, and other intangibles including subscriber lists, trademarks, and non-compete agreements are being amortized over two to three years. The Consumer Access Business' portion of the goodwill and other intangibles were acquired in connection with PSINet's acquisition of Pipeline on February 7, 1995.

LONG-LIVED ASSETS

     The Consumer Access Business periodically reviews the values assigned to long-lived assets such as property and equipment, software development costs, and goodwill and other intangibles to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

DUE TO PARENT COMPANY

     PSINet either advances funds to or borrows funds from the Consumer Access Business. Funds advanced to the Consumer Access Business are used to cover fixed asset expansion, acquisitions, and working capital requirements. The advances and borrowings are netted and are reflected in Due to parent company in the accompanying balance sheets (Note 6).

ACCUMULATED DEFICIT

     The Consumer Access Business' accumulated deficit represents an amount equivalent to the net assets of the Consumer Access Business at inception (July 1, 1994), decreased by the net loss in each period.

ADVERTISING COSTS

     The Consumer Access Business expenses all advertising costs as incurred.

INCOME TAXES

     The income tax returns of PSINet include the operations of the Consumer Access Business. For purposes of these financial statements, income taxes related to the Consumer Access Business have been computed and recorded on a separate return basis based on the statutory rates in effect (Note 5).

     Deferred income taxes are recorded using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting.

SOURCES OF SUPPLIES

     The Consumer Access Business has few long-term contracts with its suppliers. The Consumer Access Business is dependent on third party suppliers for its leased line connections, or bandwidth. Certain of these suppliers are or may become competitors of the Consumer Access Business, and such suppliers are not subject to any restrictions upon their ability to compete with the Consumer Access Business. To the extent that these suppliers change their pricing structures, the Consumer Access Business may be adversely affected. Regulatory proposals are pending that may affect the prices charged by certain suppliers to the Consumer Access Business. Although management feels alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     The Consumer Access Business is also dependent on certain third-party suppliers of hardware components. Although the Consumer Access Business attempts to maintain a minimum of two vendors for each required product, certain components used by the Consumer Access Business in providing its networking services are currently acquired or available from only one source. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could materially adversely affect the Consumer Access Business. As the Consumer Access Business's suppliers revise and upgrade their equipment technology, the Consumer Access Business may encounter difficulties in integrating the new technology into its network.

3.  LONG-TERM DEBT

     PSINet has entered into a borrowing facility with a bank for the acquisition of equipment. While the Consumer Access Business does not specifically enter into debt arrangements, the debt reflected in the accompanying table relates to borrowings associated with equipment retained at the Harrisburg customer service facility at December 31, 1995:

    Allocation of PSINet's borrowing facility with a bank, interest at prime
      plus 2.5%; monthly principal installments of $4,729 plus interest.......   $147,046
    Less current portion......................................................     51,607
                                                                                 --------
    Long-term portion.........................................................   $ 95,439
                                                                                 ========

     Borrowings under this facility are repayable in 36 monthly installments from the dates of equipment purchases and are secured by a lien on the equipment. Interest is payable monthly at a rate of prime plus 2.5%; the interest rate was 11% at December 31, 1995.

     The fair value of long-term debt, including current maturities, at December 31, 1995 is estimated to be approximately $151,808, based on a valuation technique that considers cash flows discounted at current rates.

     Maturities of long-term debt relating to the equipment retained at the Harrisburg customer service facility outstanding at June 30, 1996 are as follows:

    1996 (six months ended December 31).......................................   $ 22,731
    1997......................................................................     59,289
    1998......................................................................     39,101
    1999......................................................................        842
                                                                                 --------
              Total maturities of long-term debt at June 30, 1996.............   $121,963
                                                                                 ========

4.  COMMITMENTS AND CONTINGENCIES

LEASES

     PSINet leases certain equipment under agreements which are classified as capital leases. These leases have original terms of three years and contain bargain purchase options at the end of the original lease terms. While the Consumer Access Business does not specifically enter into capital lease arrangements, the capital leases reflected in the accompanying table relate specifically to leases associated with equipment retained at the Harrisburg customer service facility.

     Future minimum payments, by year and in the aggregate, under noncancelable capital leases and operating leases with initial or remaining terms of one year or more consist of the following at June 30, 1996:

                                                                       CAPITAL     OPERATING
                                                                       LEASES       LEASES
                                                                      ---------    --------
    1996 (six months ended December 31)............................   $ 243,207    $129,000
    1997...........................................................     523,275      79,800
    1998...........................................................     400,731
    1999...........................................................      22,510
                                                                      ---------    --------
              Total minimum lease payments.........................   1,189,723    $208,800
                                                                                   ========
    Amounts representing interest..................................     190,200
                                                                      ---------
    Present value of net minimum payments..........................     999,523
                                                                      ---------
    Current portion................................................     398,170
                                                                      ---------
    Long-term capitalized lease obligations........................   $ 601,353
                                                                       ========

     The Consumer Access Business' rental expense for operating leases relates to the lease of office and equipment space. Rental expense was approximately $0, $183,000, $54,000 and $132,000 for the period from inception (July 1, 1994) to December 31, 1994, the year ended December 31, 1995, and the six months ended June 30, 1995 and 1996, respectively.

LEGAL PROCEEDINGS

     PSINet and the Consumer Access Business are subject to legal proceedings and claims which arise in the ordinary course of business.

5.  INCOME TAXES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Consumer Access Business is included in the consolidated return of PSINet. No tax-sharing arrangement exists between PSINet and the Consumer Access Business, as the Individual Internet Access Business is not a separate legal entity. The significant components of the Consumer Access Business' allocated deferred tax assets and liabilities as of December 31, 1994 and 1995 are as follows (in thousands):

                                                                           1994     1995
                                                                           ----    -------
    Deferred tax assets:
         Net operating loss carryforwards...............................   $102    $ 3,730
         Other..........................................................      7        168
                                                                           ----    -------
              Total deferred tax assets.................................    109      3,898
                                                                           ----    -------
    Deferred tax liabilities:
         Acquired intangibles...........................................      0       (670)
         Depreciation/amortization......................................    (12)      (101)
                                                                           ----    -------
              Total deferred tax liabilities............................    (12)      (771)
                                                                           ----    -------
    Net deferred tax asset..............................................     97      3,127
    Valuation allowance.................................................    (97)    (3,127)
                                                                           ----    -------
    Net deferred taxes..................................................   $  0    $     0
                                                                           ====    =======

     The Consumer Access Business' portion of PSINet's net operating loss carryforwards will expire between 2009 and 2010 unless utilized. Due to the fact that the Consumer Access Business has incurred losses since inception, the Consumer Access Business has not recognized the income tax benefit of the net operating loss carryforwards. Management has provided a 100% valuation reserve against its net deferred tax asset, consisting primarily of net operating loss carryforwards.

     A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the period from inception (July 1, 1994) to December 31, 1994 and for the year ended December 31, 1995, is as follows:

                                                                               1994    1995
                                                                               ----    ----
    Income tax benefit at statutory rate....................................    34%     34%
    State income taxes, net of federal benefit..............................     4       4
    Nondeductible goodwill..................................................     0     (10)
    Deferred tax asset valuation allowance..................................   (38)    (28)
                                                                               ----    ----
                                                                                 0%      0%
                                                                               ====    ====

     The Consumer Access Business paid no taxes in the periods presented herein.

6.  RELATED-PARTY TRANSACTIONS

     Transactions of the Consumer Access Business are performed and certain management and administrative services are executed by PSINet. Services provided to the Consumer Access Business include support in major functional areas such as accounting, finance, human resources, legal, risk management, network management, engineering, payroll, and taxes. Costs attributable to these support functions are included in selling, general, and administrative expenses. These costs are allocated to the Consumer Access Business based on various factors, primarily revenue streams, as management feels this best represents relative cost streams. The costs allocated to the Consumer Access Business were approximately $633,000, $6,475,000, $1,851,000, and $7,797,000 for the period from inception (July 1, 1994) to December 31, 1994, the year ended December 31, 1995, and the six months ended June 30, 1995 and 1996, respectively.

     Certain costs, such as payroll for the Harrisburg customer service facility, advertisements for the Consumer Access Business, and depreciation and amortization, have been specifically identified, are reflected in the accompanying statements of operations and are excluded from the cost allocation model described previously.

     Revenues reflected in the accompanying statements of operations represent specifically identified revenues and that there have been no allocations of revenues from PSINet.

7.  ACQUISITION

     On February 7, 1995, PSINet issued an aggregate of approximately 2,690,218 shares of its common stock to shareholders of Pipeline, a New York-based Internet service provider, in exchange for all of the outstanding common stock and preferred stock of Pipeline. The Pipeline shareholders were also granted certain registration rights in respect of PSINet's common stock issued to them. In addition, in exchange for their options to purchase Pipeline common stock, certain employees of Pipeline were issued approximately 98,255 shares of PSINet's common stock and options to purchase approximately 133,627 shares of PSINet's common stock at an exercise price of $4.15 per share.

     The acquisition was accounted for using the purchase method of accounting. At February 7, 1995, the fair value of the 2,788,473 shares of PSINet's common stock exchanged was based on $4.15 per share, or $11,572,000. Based on the ratio of corporate revenue to individual subscriber revenue at the time of the acquisition, $10,415,000 of this amount related to the Consumer Access Business and is reflected on the accompanying balance sheets. The following table summarizes the net assets allocated to the Consumer Access Business in connection with the acquisition and the amount allocated to goodwill (in thousands):

    Purchase price.............................................................   $10,415
    Assets.....................................................................    (1,000)
    Liabilities................................................................       412
    Identifiable intangibles...................................................    (2,847)
                                                                                  -------
    Goodwill...................................................................   $ 6,980
                                                                                  =======

     The acquisition of these assets has been accounted for as a non-cash transaction for purposes of the cash flow statements.

     The following presents the Consumer Access Business' unaudited pro forma condensed consolidated income statement data for the period from inception (July 1, 1994) to December 31, 1994 and for the year ended December 31, 1995 as if the acquisition had occurred at the beginning of the periods presented. The revenue and net loss below are not intended to reflect the results of operations that would actually have been obtained if the acquisition had occurred at the beginning of the periods presented:

                                                                          YEAR ENDED
                                                            --------------------------------------
                                                            DECEMBER 31, 1994    DECEMBER 31, 1995
                                                            -----------------    -----------------
    Revenue..............................................        $ 1,115              $ 7,205
    Net loss.............................................           (704)             (11,302)

8.  SUBSEQUENT EVENT


     On June 28, 1996, MindSpring (the "Company") entered into a Purchase Agreement with PSINet (as amended, the "Purchase Agreement") pursuant to which the Company agreed to acquire up to 100,000 subscriber accounts and other assets from PSINet (the "Acquisition"). The maximum aggregate purchase price for the Acquisition is $21,129,000 (excluding accrued interest and increases in principal amount under promissory notes issued to PSINet), with the actual purchase price dependent on the number of acquired subscriber accounts that remain MindSpring subscriber accounts for a specified period. Management currently expects that fewer than 100,000 subscriber accounts will actually be purchased, due to subscriber attrition over such period. The Company acquired 15,000 of these subscriber accounts for $1,000,000 in cash and a $2,000,000 one-year promissory note on June 28, 1996. The Company expects to acquire substantially all of the remaining subscriber accounts and related assets as of September 1, 1996, at which time the Company issued an additional one-year promissory note in the amount of $9,929,000. The balance of the purchase price is expected to be paid out of the net proceeds from the Offering at specified intervals during the fourth quarter of 1996 and the first quarter of 1997. The completion of the Acquisition is not contingent upon consummation of the Offering.



     In connection with the Acquisition, the Company and PSINet also entered into a Network Services Agreement (as amended, the "Services Agreement"), which will enable MindSpring to offer nationwide Internet access through PSINet's network of over 200 POPs. Pursuant to the Services Agreement, PSINet agreed, among other things, to provide to the Company: (i) Internet connection services which meet reasonable commercial standards, including with respect to access and reliability; and (ii) access to PSINet's network monitoring systems and subscriber log-in and accounting information.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of PSINet Pipeline New York, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of PSINet Pipeline New York, Inc. (formerly The Pipeline Network Inc.) at December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Washington, D.C.
February 24, 1995

                         PSINET PIPELINE NEW YORK, INC.

                                 BALANCE SHEET

                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                 --------------
                                                                                 (IN THOUSANDS)
ASSETS
Current assets:
  Cash.........................................................................      $  322
  Accounts and other receivables, net of allowance for doubtful accounts of
     $80,000...................................................................         226
  Prepaid expenses.............................................................           8
                                                                                     ------
          Total current assets.................................................         556
Property and equipment, net....................................................         555
Capitalized software costs, net of accumulated amortization of $24,000.........         155
Other assets and deferred charges..............................................          26
                                                                                     ------
                                                                                     $1,292
                                                                                     ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses........................................      $  288
  Deferred revenue.............................................................          49
                                                                                     ------
          Total current liabilities............................................         337
  Accrued stock compensation...................................................         383
                                                                                     ------
          Total liabilities....................................................         720
                                                                                     ------
Commitments (Note 6)
Shareholders' equity:
  Convertible preferred stock, $0.01 par value, 129 shares authorized, issued
     and outstanding...........................................................           0
  Common stock, $0.01 par value, 3,000 shares authorized, 1,240 issued and
     outstanding...............................................................           0
  Capital in excess of par value...............................................       1,064
  Retained deficit.............................................................        (492)
                                                                                     ------
          Total shareholders' equity...........................................         572
                                                                                     ------
                                                                                     $1,292
                                                                                     ======

   The accompanying notes are an integral part of these financial statements.

                         PSINET PIPELINE NEW YORK, INC.

                            STATEMENT OF OPERATIONS

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                 --------------
                                                                                 (IN THOUSANDS)
Revenue:
  Service....................................................................        $  940
  Licensing..................................................................           180
  Royalty....................................................................            40
                                                                                     ------
          Total revenue......................................................         1,160
                                                                                     ------
Operating costs and expenses:
  Data communications and operations.........................................           729
  Sales and marketing........................................................           238
  General and administrative.................................................           557
  Depreciation and amortization..............................................            95
                                                                                     ------
          Total operating costs and expenses.................................         1,619
                                                                                     ------
Loss from operations.........................................................          (459)
Interest income..............................................................            11
                                                                                     ------
Loss before income taxes.....................................................          (448)
Income taxes.................................................................            --
                                                                                     ------
Net Loss.....................................................................        $ (448)
                                                                                     ======

   The accompanying notes are an integral part of these financial statements.

                         PSINET PIPELINE NEW YORK, INC.

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                           CAPITAL
                                                                             IN                      TOTAL
                                     PREFERRED    PAR    COMMON    PAR    EXCESS OF   RETAINED   SHAREHOLDERS'
                                       STOCK     VALUE   STOCK    VALUE   PAR VALUE   DEFICIT       EQUITY
                                     ---------   -----   ------   -----   ---------   --------   -------------
Balance, December 31, 1993.........       0       $ 0    1,000     $ 0     $    95     $  (44)       $  51
  Issuance of common stock pursuant
     to exercise of options........                        240       0           0                       0
  Issuance of convertible preferred
     stock.........................     129         0                          969                     969
  Net loss.........................                                                      (448)        (448)
                                       -----     ----    -----    ----     -------     -------     --------
Balance, December 31, 1994.........     129       $ 0    1,240     $ 0     $ 1,064     $ (492)       $ 572
                                       =====     ====    =====    ====     =======     =======     ========

   The accompanying notes are an integral part of these financial statements.

                         PSINET PIPELINE NEW YORK, INC.

                            STATEMENT OF CASH FLOWS

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                 --------------
                                                                                 (IN THOUSANDS)
Cash flows from operating activities:
  Net loss.....................................................................      $ (448)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation and amortization.............................................          95
     Provision for doubtful accounts...........................................          80
     Increase in accounts receivable...........................................        (294)
     Increase in prepaid expenses..............................................          (7)
     Increase in other assets and deferred charges.............................         (16)
     Increase in accounts payable and accrued expenses.........................         263
     Increase in deferred revenue..............................................          40
     Increase in accrued stock compensation....................................         383
                                                                                      -----
          Net cash provided by operating activities............................          96
                                                                                      -----
Cash flows from investing activities:
  Purchase of property and equipment, net......................................        (553)
  Capitalized software costs...................................................        (178)
                                                                                      -----
          Net cash used in investing activities................................        (731)
                                                                                      -----
Cash flows from financing activities:
  Proceeds from loan from shareholder..........................................         200
  Repayments of loan from shareholder..........................................        (250)
  Proceeds from issuance of Series A convertible preferred stock...............         969
  Proceeds from exercise of common stock options...............................           0
                                                                                      -----
          Net cash provided by financing activities............................         919
                                                                                      -----
Net increase in cash...........................................................         284
Cash, beginning of year........................................................          38
                                                                                      -----
Cash, end of year..............................................................      $  322
                                                                                      =====

   The accompanying notes are an integral part of these financial statements.

                         PSINET PIPELINE NEW YORK, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization


     PSINet Pipeline New York Inc. (formerly The Pipeline Network Inc.) (the "Company") was incorporated in the state of New York in June 1993. The Company provides Internet access services, principally in New York City.


     Revenue Recognition

     Service revenue is recognized over the period services are provided. Licensing revenue is recognized when the software is installed at the licensee's site. Royalty revenue is recognized in the month earned. Cash received in advance of revenues earned is recorded as deferred revenue.

     Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

     Property and Equipment

     Property and equipment are recorded at cost and depreciated using the straight-line method over an estimated useful life of five years.

     Software Development Costs

     The Company capitalizes internal software development costs in accordance with Statement of Financial Accounting Standards No. 86. Significant development costs incurred beyond the point of demonstrated technological feasibility are capitalized until the product or service is available for general release to customers. Amortization is computed on an individual product basis and is the greater of: (a) the ratio of current gross revenues for a product to the total current and anticipated future gross revenues for the product or (b) the straight-line method over the estimated economic life of the product. Currently, the Company is using an economic life of three years for all capitalized software costs.

     The Company capitalized software development costs of $178,000 in 1994. Amortization of these costs was $24,000 in 1994.

     Income Taxes

     The Company was an S Corporation from its inception through August 22, 1994. Because the individual shareholders and not the entity are subject to income taxes on S Corporation taxable income, no provision for federal income taxes has been recorded through August 22, 1994. On August 22, 1994, the Company's S Corporation status was terminated. Accordingly, during the period form August 23, 1994 through December 31, 1994, the Company was taxed as a C corporation for federal and state purposes.

     Income taxes are provided using the asset and liability approach. Under this approach, deferred taxes represent the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the assets and liabilities.

NOTE 2 -- PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                          DECEMBER 31,
                                                                              1994
                                                                         --------------
                                                                         (IN THOUSANDS)
        Data communications equipment and software.....................       $488
        Office and other equipment.....................................        144
                                                                              ----
                                                                               632
        Less accumulated depreciation and amortization.................        (77)
                                                                              ----
        Property and equipment, net....................................       $555
                                                                              ====

Total depreciation expense during 1994 was $70,000.

NOTE 3 -- CONVERTIBLE PREFERRED STOCK

     On August 22, 1994, the Company entered into a securities purchase agreement with investors. Pursuant to this agreement, the investors purchased 129 shares of Series A convertible participating preferred stock (Series A) for a purchase price of $7,752 per share. Each share of Series A is convertible into one share of common stock at any time (subject to adjustment under certain conditions). Holders of Series A are entitled to vote as a class on all actions to be taken by the shareholders of the Company. Stock issuance costs of $31,000 have been charged to capital in excess of par.

     Liquidation Privileges -- In the event of liquidation, consolidation, merger or winding up of the Company prior to conversion, all holders of preferred stock are entitled to receive, in preference to the holders of the common stock, an equal amount to their liquidation amount or a pro rata share of the remaining assets based on their ownership of the Company.

     Automatic Conversion -- Each share of the preferred stock automatically converts to one share of common stock (subject to adjustment under certain conditions) at the earlier of (i) August 18, 1995 or (ii) the closing of the sale of shares of common stock by the Company pursuant to a firm commitment underwritten public offering.

NOTE 4 -- STOCK OPTIONS

     In 1994, the Company established the 1994 Stock Incentive Plan under which it is authorized to grant up to 120 of either incentive stock options or non-qualified stock options. Options become exercisable over one to three years following the date of grant and all options expire ten years after the date of grant. The Company did not grant any stock appreciation rights or restricted stock during 1994 as allowed under the Plan. At December 31, 1994, there were 120 shares reserved for issuance under this Plan, of which 62 shares were subject to options outstanding and 58 shares were available for future grants of options. Compensation expense of $383,000 was recorded for certain options granted in 1994. At December 31, 1994, no options were exercisable.

     The following table summarizes stock option activity:

                                                            NUMBER OF
                                                            SHARES OF         OPTION PRICE
                                                           COMMON STOCK        PER SHARE
                                                           ------------      --------------
    Balance, December 31, 1993...........................       240              $0.10
      Granted............................................        62           100.00-7,752
      Exercised..........................................      (240)              0.10
      Forfeited..........................................        --
                                                              ------
    Balance, December 31, 1994...........................        62          $100.00-$7,752
                                                              ======

NOTE 5 -- INCOME TAXES

     At its inception, the Company elected to be treated as an S Corporation as permitted under the Internal Revenue Code. Accordingly, in lieu of corporate income taxes, the shareholders were taxed on their share of the Company's distributive share of the Company's income or loss. On August 22, 1994, the Company changed from S Corporation status to C Corporation status. Accordingly, during 1994, the Company was treated as an S Corporation from January 1, 1994 through August 22, 1994 and a C Corporation from August 23, 1994 through December 31, 1994.

     Deferred tax liabilities (assets) were comprised of the following at December 31, 1994:

                                                                           (IN THOUSANDS)
                                                                           --------------
    Depreciation.........................................................      $   22
    Software development.................................................          61
                                                                               -------
    Gross deferred tax liabilities.......................................          83
                                                                               -------
    Other................................................................         (19)
    Expense on options...................................................        (149)
    Loss carryforwards...................................................         (32)
                                                                               -------
    Gross deferred tax assets............................................        (200)
                                                                               -------
    Net deferred tax asset...............................................        (117)
    Valuation allowance..................................................         117
                                                                               -------
    Deferred tax asset after valuation allowance.........................      $    0
                                                                               =======

     A full valuation allowance has been placed on the net deferred tax asset since realization of these benefits cannot be reasonably assured. Accordingly, the net change in the valuation allowance for deferred tax assets was an increase of $117,000.

     At December 31, 1994, the Company had net operating loss carryforwards of approximately $81,000 for income tax purposes.

     Pro forma income taxes for the periods the Company operated as an S Corporation would not differ materially from the C Corporation income taxes because of the operating losses experienced by the Company.

NOTE 6 -- COMMITMENTS

     The Company leases its facilities under non-cancellable operating leases expiring in various years through 2000. Total rent expense for all operating leases amounted to $27,000 in 1994.

     Future minimum lease payments under non-cancellable operating leases as of December 31, 1994 are as follows:



                                 YEAR ENDING                         OPERATING
                                DECEMBER 31,                           LEASES
            -----------------------------------------------------  --------------
                                                                   (IN THOUSANDS)
                                                                        $ 76
            1996.................................................         76
            1997.................................................         76
            1998.................................................         68
            1999.................................................         57
            Thereafter...........................................         14
                                                                      ------
                                                                        $367
                                                                      ======

NOTE 7 -- SUBSEQUENT EVENTS

     Sale of the Company to PSINet Inc. (formerly Performance Systems International, Inc.)

     On February 7, 1995, the Company and its shareholders completed an agreement whereby all of the Company's outstanding shares of common stock and preferred stock were exchanged for shares of common stock of PSINet Inc.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the Acquisition. The accompanying pro forma condensed statements of operations of the Company for the six-month period ended June 30, 1996 and the year ended December 31, 1995 give effect to the Acquisition as if it had occurred at the beginning of the respective periods. The accompanying pro forma condensed consolidated balance sheet as of June 30, 1996 has been prepared as if the Acquisition had occurred as of that date. The pro forma adjustments are based upon available information and certain assumptions that management believes to be reasonable. Final purchase adjustments may differ from the pro forma adjustments herein.

     The pro forma condensed consolidated financial statements set forth below should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto and other financial information and operating information included elsewhere in this Prospectus. The pro forma condensed consolidated financial statements and notes thereto are provided for informational purposes only and do not purport to be indicative of actual results had the Acquisition been completed on the dates indicated or of future results.

     The Company is currently acquiring certain other subscriber accounts. Including the balance of the purchase price to be paid in connection with the Nando.net Transaction, the Company currently estimates that it will need to use approximately $740,000 (excluding $100,000 expected to be paid at the closing of the Nando.net Transaction) of the net proceeds from the Offering if such transactions, as currently contemplated, are consummated.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1996


                                                             HISTORICAL PSINET
                                             HISTORICAL          CONSUMER         TRANSACTION         MINDSPRING
                                            MINDSPRING(a)       SERVICES(a)       ADJUSTMENTS          PRO FORMA
                                            -------------    -----------------    ------------        -----------
CURRENT ASSETS:
    Cash & cash equivalents..............    $ 5,693,611       $     527,247      $  8,141,715 (f)    $12,320,326
                                                                                      (527,247)(e)
                                                                                    (1,515,000)(b)
    Trade receivables....................      1,159,367             363,304          (363,304)(e)      1,159,367
    Inventory............................         36,478                   0                 0             36,478
    Prepaids and other...................        347,129              36,512           (36,512)(e)        347,129
                                            -------------    -----------------    ------------        -----------
         Total current assets............      7,236,585             927,063         5,699,652         13,863,300
                                            -------------    -----------------    ------------        -----------
PROPERTY AND EQUIPMENT:
    Property.............................      7,716,928           1,795,396         1,515,000 (b)     10,361,229
                                                                                      (394,664)(e)
                                                                                      (271,431)(h)
    Less: accumulated depreciation and
      amortization.......................       (843,055)           (394,664)          394,664 (e)       (843,055)
                                            -------------    -----------------    ------------        -----------
    Property and equipment, net..........      6,873,873           1,400,732         1,243,569          9,518,174
                                            -------------    -----------------    ------------        -----------
Product development costs................         95,920                   0                 0             95,920
Intangibles, net.........................      3,000,000           5,097,294        17,970,000 (c)     20,970,000
                                                                                    (5,097,294)(e)
Other assets.............................          8,481              43,000           (43,000)(e)          8,481
                                            -------------    -----------------    ------------        -----------
         Total assets....................    $17,214,859       $   7,468,089      $ 19,772,927        $44,455,875
                                            =============    ================     =============       ===========
CURRENT LIABILITIES:
    Notes payable to PSINet..............    $ 2,000,000       $           0      $ (2,000,000)(g)    $         0
    Current amount of capital lease
      obligations........................              0             398,170          (398,170)(e)              0
    Current portions of long term debt...              0              54,648           (54,648)(e)              0
    Due to parent........................              0          28,684,996       (28,684,996)(e)              0
    Trade accounts payable...............      1,680,910             703,211          (703,211)(e)      1,680,910
    Accrued expenses.....................        708,938              77,430           (77,430)(e)        708,938
    Deferred revenue.....................        692,332             899,774          (899,774)(e)        692,332
                                            -------------    -----------------    ------------        -----------
         Total current liabilities.......      5,082,180          30,818,229       (32,818,229)         3,082,180
                                            -------------    -----------------    ------------        -----------
LONG TERM LIABILITIES:
    Long term capital lease
      obligations........................              0             601,353          (601,353)(e)              0
    Long term notes payable..............              0              67,315           (67,315)(e)              0
                                            -------------    -----------------    ------------        -----------
         Total long term liabilities.....              0             668,668          (668,668)                 0
                                            -------------    -----------------    ------------        -----------
         Total liabilities...............      5,082,180          31,486,897       (33,486,897)         3,082,180
                                            -------------    -----------------    ------------        -----------
STOCKHOLDERS' EQUITY:
    Class C preferred stock..............        638,000                   0                 0            638,000
    Common stock.........................         51,258                   0            24,417(d)          86,258
                                                                                         1,813(b)
                                                                                         8,770(f)
    Additional paid-in capital...........     15,976,226                   0        20,374,884(d)      45,182,242
                                                                                     1,513,187(b)
                                                                                     7,317,945(f)
    Accumulated deficit..................     (4,532,805)        (24,018,808)       24,018,808(e)      (4,532,805)
                                            -------------    -----------------    ------------        -----------
         Total equity....................     12,132,679         (24,018,808)       53,259,824         41,373,695
                                            -------------    -----------------    ------------        -----------
         Total liabilities &
           stockholders' equity..........    $17,214,859       $   7,468,089      $ 19,772,927        $44,455,875
                                            =============    ================     =============       ===========


- ---------------
(a) Derived from the financial statements of the Company and the PSINet Consumer Services appearing elsewhere in this Prospectus.

(b) Additional capital expenditures recorded by the Company to support the PSINet subscribers being acquired to be financed by a portion of the 3,500,000 shares of Common Stock offered hereby.

(c) Reflects the allocation of the purchase price to tangible and intangible assets based on the estimated fair value of such assets and to identifiable liabilities. The intangible asset resulting from the acquisition has been determined to relate primarily to the acquired customer base, and will be amortized over a three year period.


(d) Reflects the portion of the 3,500,000 shares of Common Stock offered hereby utilized for the acquisition of PSINet. The Company's indebtedness to PSINet under the First PSINet Note is estimated to be approximately $2,160,000 (including accrued interest and increases in principal amount) as of the completion of the Offering. Assumes that the Company acquires 100,000 PSINet subscriber accounts and the Harrisburg Facility at the Second Closing, resulting in principal and interest outstanding under the remaining PSINet Notes of approximately $18,239,000. The pro forma intangible assets have been adjusted to reflect this assumption. It is the Company's intention to repay the PSINet Notes in full with the net proceeds from the Offering. Under the terms of the Purchase Agreement, the number of subscribers that PSINet must pay for is not to exceed 100,000, but could be less depending on various factors described elsewhere herein. For example, if 66,000 subscriber accounts were acquired, then the net cash proceeds would be increased by $7,038,000 and the intangible assets reduced by the same amount. Cost of the acquisition also includes the cost of certain contractual obligations of the Company entered into in connection with the acquisition to convert PSINet subscribers to MindSpring's operating system.


(e) Reflects the removal of assets and liabilities of the PSINet Consumer Services that are not being acquired and/or assumed by MindSpring as part of the Acquisition.

(f) Reflects net proceeds of the Offering hereby after repayment of debt and capital expenditures discussed in (d) and (b) that are available for general corporate purposes (see "Use of Proceeds").

(g) Reflects repayment of debt with net proceeds of Offering hereby as discussed in (d).


(h) Reflects adjustments to fixed asset total determined at the Second Closing as discussed elsewhere herein.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME


                                                              YEAR ENDED DECEMBER 31, 1995
                                            -----------------------------------------------------------------
                                                             HISTORICAL PSINET
                                             HISTORICAL          CONSUMER         TRANSACTION          MINDSPRING
                                            MINDSPRING(a)       SERVICES(a)       ADJUSTMENTS          PRO FORMA
                                            -------------    -----------------    -----------         ------------
Revenues.................................    $ 2,226,844       $   6,786,291      $         0         $  9,013,135
Costs and expenses
    Selling, general and administrative
      expenses...........................      2,230,102          11,397,248       (4,626,340)(c)        9,001,010
    Cost of revenues.....................        965,773           5,039,604       (1,646,458)(g)        4,358,919
    Depreciation.........................        264,683             229,105          303,000 (e)          796,788
    Amortization.........................              0           3,160,158       (3,160,158)(h)        6,990,000
                                                                                    6,990,000 (f)
                                            -------------    -----------------    -----------         ------------
Total costs and expenses.................      3,460,558          19,826,115       (2,139,956)          21,146,717
                                            -------------    -----------------    -----------         ------------
Income (loss) from operations............     (1,233,714)        (13,039,824)       2,139,956          (12,133,582)
Interest income (expense)................       (724,817)            (29,523)          29,253 (d)         (724,817)
                                            -------------    -----------------    -----------         ------------
Net income (loss)........................    $(1,958,531)      $ (13,069,077)     $ 2,169,209         $(12,858,399)
                                            =============    ================     ============        =============
    Weighted average common shares
      outstanding........................      3,175,376                                                 3,175,376
    Offering Shares......................                                           3,500,000            3,500,000
                                                                                                      ------------
    Total pro forma common shares
      outstanding........................      3,175,376                                                 6,675,376
    Historical net loss per share(b).....    $     (0.62)
                                            =============
    Pro Forma net loss per share(b)......                                                             $      (1.93)
                                                                                                      =============



                                                          SIX MONTH PERIOD ENDED JUNE 30, 1996
                                            -----------------------------------------------------------------
                                                             HISTORICAL PSINET
                                             HISTORICAL          CONSUMER         TRANSACTION          MINDSPRING
                                             MINDSPRING         SERVICES(a)       ADJUSTMENTS          PRO FORMA
                                            -------------    -----------------    -----------         ------------
Revenues.................................    $ 4,306,523       $   7,955,466      $         0         $ 12,261,989
Costs and expenses
    Selling, general and administrative
      expenses...........................      4,340,953          12,017,951       (3,997,270)(c)       12,361,634
    Cost of revenues.....................      1,912,323           4,678,895         (701,162)(g)        5,890,056
    Depreciation.........................        596,343             181,560          151,500 (e)          929,403
    Amortization.........................              0           1,569,643       (1,569,643)(h)        3,495,000
                                                                                    3,495,000 (f)
                                            -------------    -----------------    -----------         ------------
Total costs and expenses.................      6,849,619          18,448,049       (2,621,576)          22,676,093
                                            -------------    -----------------    -----------         ------------
Income (loss) from operations............     (2,543,096)        (10,492,583)       2,621,576          (10,414,103)
Interest income (expense)................         43,883             (62,635)          62,635 (d)           43,883
                                            -------------    -----------------    -----------         ------------
Net income (loss)........................    $(2,499,213)      $ (10,555,218)     $(2,684,211)        $(10,370,220)
                                            =============    ================     ============        =============
    Weighted average common shares
      outstanding........................      4,309,859                                                 4,309,859
    Offering Shares......................                                           3,500,000            3,500,000
                                                                                                      ------------
    Total pro forma common shares
      outstanding(i).....................      4,309,859                                                 7,809,859
    Historical net loss per share(i).....    $     (0.58)
                                            =============
    Pro Forma net loss per share(i)......                                                             $      (1.33)
                                                                                                      =============


- ---------------
(a) Derived from the financial statements of the Company and the PSINet Consumer Services appearing elsewhere in this Prospectus. The 1995 PSINet Consumer Services amounts include the results of operations of PSI Pipeline New York Inc. for the period (January 1 through February 6, 1995) prior to its acquisition by PSINet Consumer Services.

(b) Historical net loss per share is computed using the weighted average number of shares of Common Stock and dilutive Common Stock equivalent shares from convertible preferred stock (using the if-converted method) and from stock options (using the treasury stock method). Common Stock and Common Stock equivalent shares issued at prices below the initial public offering price during the twelve-month period prior to the Company's initial public offering have been included in the calculation as if they were outstanding for all periods prior to the initial public offering, regardless of whether they are dilutive. Accordingly, all stock options granted and the Class C Preferred are included in the earnings per share calculations for all periods presented, even though the effect on net loss is antidilutive. The Class A Preferred and the Class B Preferred have been included for the respective weighted average periods for which such shares were outstanding, even though their effect is antidilutive. The shares of Common Stock offered hereby have been included in the pro forma calculations as if they were outstanding for the entire period.

(c) Reflects reduction of PSINet historical selling, general, and administrative expenses to the historical relationship of such expenses experienced by MindSpring as a percentage of revenues. A majority of PSINet's historical selling, general, and administrative expenses result from functions not being acquired by MindSpring, including certain allocations of PSINet corporate level expenses (see historical PSINet financial statements elsewhere in this Prospectus). The impact of expected economies of scale to reduce selling, general, and administrative expenses below MindSpring's historical relationship of such expenses to revenue have not been reflected, as the amount is not determinable on a pro forma historical basis.

(d) Reflects the reversal of interest expense since the fixed assets to be acquired by the Company as a result of the Acquisition will be free of any encumbrances pursuant to the Purchase Agreement and the Company will not be financing asset purchases with debt.

(e) Reflects additional depreciation expense associated with capital expenditures detailed in Note (b) to the Unaudited Pro Forma Balance Sheet appearing elsewhere in this Prospectus.

(f) Reflects the amortization of the excess of the purchase price over the estimated fair value of the tangible and intangible assets to be acquired in the Acquisition. The assigned lives of the acquired tangible and intangible assets is three years. The above is based on the assumption that 100,000 subscriber accounts are acquired. If only 66,000 PSINet subscriber accounts are acquired, this amount would be reduced by $2,346,000 and $1,173,000 for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively.

(g) Reflects the difference between the Company's historical costs and the costs that would have been incurred under the terms of the Services Agreement. See "Recent Transactions -- Acquisition of PSINet Assets" elsewhere in the Prospectus for a discussion of the Services Agreement.

(h) Reflects the elimination of PSINet historical amortization associated with the Pipeline NY acquisition.

(i) Historical loss per share is computed using the weighted average number of shares of Common Stock adjusted for the dilutive effect of Common Stock equivalents (Class C Preferred and stock options). Such Common Stock equivalents are excluded from this calculation as their effect is antidilutive. Common Stock equivalents are calculated using the treasury stock method. The shares of Common Stock offered hereby have been included in the pro forma calculation as if they were outstanding for all of the period.

[A graphic depiction of MindSpring's front-end Internet access panel appears on the inside back cover.]

- ------------------------------------------------------
- ------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION OR OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     6
Recent Transactions...................    19
Use of Proceeds.......................    22
Price Range of Common Stock and
  Dividend Policy.....................    23
Capitalization........................    24
Selected Financial and Operating
  Data................................    25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    27
Business..............................    34
Management............................    48
Certain Transactions..................    54
Principal Stockholders................    55
Description of Capital Stock..........    56
Shares Eligible for Future Sale.......    58
Underwriting..........................    59
Legal Matters.........................    60
Experts...............................    60
Available Information.................    60
Glossary of Technical Terms...........   G-1
Index to Financial Statements.........   F-1


- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                                3,500,000 SHARES

                                [MINDSPRING LOGO]


                                  COMMON STOCK


                         ------------------------------
                              P R O S P E C T U S
                         ------------------------------

                               J.C. Bradford & Co.

                           Wheat First Butcher Singer

                             The Robinson-Humphrey
                                 Company, Inc.


                                          , 1996

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts except the SEC Registration Fee and the NASD Filing Fee are estimated.


        SEC Registration Fee...............................................  $14,227
        NASD Filing Fee....................................................    4,626
        Nasdaq Stock Market Listing Fee....................................   17,500
        Blue Sky Fees and Expenses.........................................     *
        Accounting Fees and Expenses.......................................     *
        Legal Fees and Expenses............................................     *
        Printing and Engraving Expenses....................................     *
        Registrar and Transfer Agent Fees..................................     *
        Miscellaneous......................................................     *
                                                                             -------
                  Total....................................................  $  *
                                                                             =======


- ---------------

* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware Corporation Law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     The Restated Certificate contains provisions that provide that no director of the Company shall be liable for breach of fiduciary duty as a director except for: (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) liability under
Section 174 of the Delaware Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. The Restated Certificate contains provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the Delaware Corporation Law. Under the Bylaws, the Company is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. In addition, the Company has entered into indemnity agreements with each of its directors pursuant to which the Company has agreed to indemnify the directors as permitted by the Delaware Corporation Law and has obtained directors and officers liability insurance.

     The Underwriting Agreement provides for indemnification by the Underwriters of the directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act, under certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     From the Company's inception on February 24, 1994, through August 31, 1996, the Company has issued and sold the securities described below in the following unregistered transactions:


           (1) In February 1994, the Company issued 1,032,951 shares of Common Stock to its founder, Charles M. Brewer. The price per share was $0.0002, for an aggregate consideration of $200.

           (2) In March 1994, the Company issued 103,296 shares of Common Stock to Technologic, Inc. The price per share was $0.0002, for an aggregate consideration of $20.

           (3) In November 1994, the Company issued 1,187,895 shares of the Company's Class A Preferred Stock to ITC Holding. The price per share was $0.64, for an aggregate consideration of $765,000.


           (4) In February 1995, the Company granted to ten of its employees, pursuant to the Company's Stock Option Plan, stock options to purchase an aggregate of 157,519 shares of Common Stock at an exercise price of $0.64 per share. As of August 31, 1996, 12,912 of these stock options were exercisable.


           (5) In April 1995, the Company issued 77,472 shares of Common Stock to Michael G. Misikoff. The price per share was $0.64, for an aggregate consideration of $50,000.


           (6) In April 1995, the Company granted to two of its employees, pursuant to the Company's Stock Option Plan, stock options to purchase an aggregate of 37,702 shares of Common Stock at an exercise price of $0.64 per share. As of August 31, 1996, none of these stock options was exercisable.


           (7) In June 1995, the Company issued 645,594 shares of the Company's Class B Preferred Stock to ITC Holding. The price per share was $1.55, for an aggregate consideration of $1,000,000.

           (8) In June 1995, the Company issued 48,420 shares of Common Stock to Michael S. McQuary. The price per share was $1.55, for an aggregate consideration of approximately $75,000.


           (9) In June 1995, the Company granted to six of its employees, pursuant to the Company's Stock Option Plan, stock options to purchase an aggregate of 62,490 shares of Common Stock at an exercise price of $1.55 per share. As of August 31, 1996, none of these stock options was exercisable.


          (10) In August 1995, the Company issued 5,165 shares of Common Stock to J. Fredrick Nixon. The price per share was $1.55, for an aggregate consideration of $8,000.


          (11) In August 1995, the Company granted to five of its employees, pursuant to the Company's Stock Option Plan, stock options to purchase an aggregate of 22,206 shares of Common Stock at an exercise price of $1.55 per share. As of August 31, 1996, none of these stock options was exercisable.



          (12) In October 1995, the Company granted to five of its employees, pursuant to the Company's Stock Option Plan, stock options to purchase an aggregate of 9,811 shares of Common Stock at an exercise price of $2.85 per share. As of August 31, 1996, none of these stock options was exercisable.



          (13) In November 1995, the Company granted to fourteen of its employees, pursuant to the Company's Stock Option Plan, stock options to purchase an aggregate of 52,155 shares of Common Stock at an exercise price of $3.56 per share. As of August 31, 1996, none of these stock options was exercisable.



          (14) In December 1995, the Company granted to five of its employees, pursuant to the Company's Stock Option Plan, stock options to purchase an aggregate of 3,354 shares of Common Stock at an exercise price of $6.38 per share. As of August 31, 1996, none of these stock options was exercisable.


          (15) In December 1995, the Company granted to three of its non-employee directors, pursuant to the Company's Director Stock Option Plan, stock options to purchase an aggregate of 30,000 shares of

     Common Stock at an exercise price of $6.38 per share, of which 10,000 were granted to O. Gene Gabbard, 10,000 were granted to Campbell B. Lanier, III, and 10,000 were granted to William H. Scott, III. As of August 31, 1996, none of these stock options was exercisable.


          (16) On December 27, 1995, the Company issued to ITC Holding a warrant to purchase 100,000 shares of Class C Preferred, at an exercise price of $.01 per share in consideration of ITC Holding's agreement not to exercise its rights and remedies upon default by the Company on an outstanding $2,000,000 loan from ITC Holding. By December 31, 1995, ITC Holding had exercised such warrant, for an aggregate consideration of $1,000.


          (17) In January 1996, pursuant to the Company's Stock Option Plan, the Company granted to 19 of its employees stock options to purchase an aggregate of 26,632 shares of Common Stock at an exercise price of $6.38 per share. As of August 31, 1996, none of these stock options was exercisable.



          (18) In February 1996, pursuant to the Company's Stock Option Plan, the Company granted to 53 of its employees stock options to purchase an aggregate of 37,750 shares of Common Stock at an exercise price of $6.38 per share. As of August 31, 1996, none of these stock options was exercisable.



          (19) In March 1996, pursuant to the Company's Stock Option Plan, the Company granted to one of its employees stock options to purchase an aggregate of 500 shares of Common Stock at an exercise price of $6.38 per share. As of August 31, 1996, none of these stock options was exercisable.



          (20) In March 1996, pursuant to the Company's Stock Option Plan, the Company granted to two of its employees stock options to purchase an aggregate of 1,000 shares of Common Stock at an exercise price of $8.00 per share. As of August 31, 1996, none of these stock options was exercisable.



          (21) In April 1996, pursuant to the Company's Stock Option Plan, the Company granted to ten of its employees stock options to purchase an aggregate of 6,000 shares of Common Stock at an exercise price of $7.88 per share. As of August 31, 1996, none of these stock options was exercisable.



          (22) In May 1996, pursuant to the Company's Stock Option Plan, the Company granted to 12 of its employees stock options to purchase an aggregate of 10,000 shares of Common Stock at an exercise price of $12.38 per share. As of August 31, 1996, none of these stock options was exercisable.



          (23) In June 1996, pursuant to the Company's Stock Option Plan, the Company granted to ten of its employees stock options to purchase an aggregate of 10,000 shares of Common Stock at an exercise price of $10.63 per share. As of August 31, 1996, none of these stock options was exercisable.



          (24) In August 1996, pursuant to the Company's Stock Option Plan, the Company granted to 39 of its employees stock options to purchase an aggregate of 43,102 shares of Common Stock at an exercise price of $9.75 per share. As of August 31, 1996, none of these stock options was exercisable.


     Each issuance of securities described above was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS.


EXHIBIT
NUMBER                                         EXHIBIT DESCRIPTION
- ------           --------------------------------------------------------------------------------
    1        --  Form of Underwriting Agreement by and among MindSpring Enterprises, Inc., J.C.
                 Bradford & Co., Wheat, First Securities, Inc., and The Robinson-Humphrey
                 Company, Inc.
    2(a)     --  Asset Purchase Agreement dated June 28, 1996 by and between MindSpring
                 Enterprises, Inc. and PSINet, Inc. (Filed as Exhibit 10.1 to Current Report on
                 Form 8-K dated June 28, 1996, File No. 0-27890, and incorporated herein by reference.)
    2(b)     --  Amendment No. 1 to Asset Purchase Agreement and Network Services Agreement dated
                 August 23, 1996 by and between PSINet Inc. and MindSpring Enterprises, Inc., effective as of June 28, 1996. (Filed as Exhibit 10.3 to Current Report on Form
                 8-K/A dated August 23, 1996, File No. 0-27890, and incorporated herein by reference.)
    2(c)     --  Amended and Restated Asset Purchase Agreement by and between MindSpring
                 Enterprises, Inc. and The News and Observer Publishing Company dated as of
                 September 11, 1996.
    3(a)     --  Amended and Restated Certificate of Incorporation of MindSpring Enterprises,
                 Inc. (Filed as Exhibit 3(a) to Quarterly Report on Form 10-Q dated May 3, 1996,
                 File No. 0-27890, and incorporated herein by reference.)
    3(b)     --  Amended and Restated Bylaws of MindSpring Enterprises, Inc. (Filed as Exhibit
                 3(b) to Quarterly Report on Form 10-Q/A dated August 30, 1996, File No. 0-27890, and incorporated herein by reference.)
    4(a)     --  Form of Common Stock Certificate of the Company. (Filed as Exhibit 4 to
                 Registration Statement on Form S-1, File No. 333-0010G ("Initial Form S-1"), and
                 incorporated herein by reference.)
    4(b)     --  Convertible Note dated June 28, 1996, as amended on August 23, 1996, effective as of June 28, 1996.(Filed as Exhibit 4 to Current Report on Form 8-K/A dated
                 August 23, 1996, File No. 0-27890, and incorporated herein by reference.)
   *5        --  Opinion of Hogan & Hartson L.L.P.
   10(a)     --  Loan Agreement by and between MindSpring Enterprises, Inc. and ITC Holding
                 Company, Inc. dated as of December 21, 1995. (Filed as Exhibit 10(a) to Initial
                 Form S-1, and incorporated herein by reference.)
   10(b)     --  First Amendment to Loan Agreement by and between MindSpring Enterprises, Inc.
                 and ITC Holding Company, Inc. (Filed as Exhibit 10(a)(1) to Initial Form S-1,
                 and incorporated herein by reference.)
   10(c)     --  Security Agreement by and between MindSpring Enterprises, Inc. and ITC Holding
                 Company, Inc. dated as of December 27, 1995. (Filed as Exhibit 10(b) to Initial
                 Form S-1, and incorporated herein by reference.)
   10(d)     --  Promissory Note by MindSpring Enterprises, Inc. in favor of ITC Holding Company,
                 Inc. dated December 27, 1995. (Filed as Exhibit 10(c) to Initial Form S-1, and
                 incorporated herein by reference.)
   10(e)     --  Internet Service Provider Navigator Distribution Agreement dated June 21, 1995 between Netscape Communications Corporation and MindSpring Enterprises, Inc., as
                 amended by Amendment No. 1 dated September 29, 1995 and by Amendment No. 2 dated
                 March 28, 1996. (Filed as Exhibit 10 to Quarterly Report on Form 10-Q/A dated
                 August 30, 1996, File No. 0-27890, and incorporated herein by reference.)
   10(f)     --  Eudora(R) Freeware Distribution Agreement dated as of September 28, 1995 between
                 MindSpring Enterprises, Inc. and Qualcomm Incorporated. (Filed as Exhibit 10(e)
                 to Initial Form S-1, and incorporated herein by reference.)
   10(g)     --  Agreement dated as of October 1, 1995 between Netsurfer, Inc. and MindSpring
                 Enterprises, Inc. (Filed as Exhibit 10(f) to Initial Form S-1, and incorporated herein by reference.)
   10(h)     --  Lease and Service Agreement dated as of January 1, 1995 between AvData Systems,
                 Inc. and MindSpring Enterprises, Inc. (Filed as Exhibit 10(i) to Initial Form
                 S-1, and incorporated herein by reference.)

EXHIBIT
NUMBER                                         EXHIBIT DESCRIPTION
- ------           --------------------------------------------------------------------------------
   10(i)     --  Lease Agreement commencing on November 1, 1995 between West Peachtree Point
                 Partners, L.P. and MindSpring Enterprises, Inc. (Filed as Exhibit 10(j) to
                 Initial Form S-1, and incorporated herein by reference.)
   10(j)     --  First Amendment dated February 6, 1996 to Lease Agreement dated November 1, 1995 between John Marshall Law School, Inc. (assignee of West Peachtree Point
                 Partners, L.P.) and MindSpring Enterprises, Inc. (Filed as Exhibit 10(cc) to
                 Initial Form S-1, and incorporated herein by reference.)
   10(k)     --  Agreement dated January 31, 1995 between Agis Net99 and MindSpring Enterprises,
                 Inc. (Filed as Exhibit 10(k) to Initial Form S-1, and incorporated herein by reference.)
   10(l)     --  Data Communications Service Agreement dated July 23, 1995 between Sprint
                 Communications Company L.P. and MindSpring Enterprises, Inc. (Filed as Exhibit
                 10(l) to Initial Form S-1, and incorporated herein by reference.)
   10(m)     --  LVIEW Pro Software Distribution License Agreement dated November 22, 1995 between MMedia Research and MindSpring Enterprises, Inc. (Filed as Exhibit 10(m)
                 to Initial Form S-1, and incorporated herein by reference.)
   10(n)     --  Subscription Agreement dated as of April 27, 1995 between Michael G. Misikoff and MindSpring Enterprises, Inc. (Filed as Exhibit 10(p) to Initial Form S-1,
                 and incorporated herein by reference.)
   10(o)     --  Subscription Agreement dated as of August 28, 1995 between Michael S. McQuary and MindSpring Enterprises, Inc. (Filed as Exhibit 10(q) to Initial Form S-1,
                 and incorporated herein by reference.)
   10(p)     --  Subscription Agreement dated as of August 29, 1995 between J. Fredrick Nixon and
                 MindSpring Enterprises, Inc. (Filed as Exhibit 10(r) to Initial Form S-1, and
                 incorporated herein by reference.)
   10(q)     --  Second Amended and Restated Stockholders' Agreement dated as of December 21,
                 1995 among MindSpring Enterprises, Inc. and Certain Stockholders. (Filed as
                 Exhibit 10(s) to Initial Form S-1, and incorporated herein by reference.)
   10(r)     --  Stock Purchase Agreement dated as of November 15, 1994 among ITC Holding
                 Company, Inc., MindSpring Enterprises, Inc., and Charles Brewer. (Filed as
                 Exhibit 10(t) to Initial Form S-1, and incorporated herein by reference.)
   10(s)     --  MindSpring Enterprises, Inc. 1995 Stock Option Plan. (Filed as Exhibit 10(u) to
                 Initial Form S-1, and incorporated herein by reference.)
   10(t)     --  Form of Stock Option Agreement. (Filed as Exhibit 10(v) to Initial Form S-1, and
                 incorporated herein by reference.)
   10(u)     --  MindSpring Enterprises, Inc. 1995 Directors Stock Option Plan. (Filed as Exhibit
                 10(w) to Initial Form S-1, and incorporated herein by reference.)
   10(v)     --  Form of Director Stock Option Agreement. (Filed as Exhibit 10(x) to Initial Form
                 S-1, and incorporated herein by reference.)
   10(w)     --  Form of MindSpring Service Agreement. (Filed as Exhibit 10(y) to Initial Form
                 S-1, and incorporated herein by reference.)
   10(x)     --  Service Provider Agreement dated December 13, 1995 between BBN Planet
                 Corporation and MindSpring Enterprises, Inc. (Filed as Exhibit 10(z) to Initial
                 Form S-1, and incorporated herein by reference.)
   10(y)     --  Software License Agreement dated September 1, 1995 between Ipswitch, Inc. and
                 MindSpring Enterprises, Inc. (Filed as Exhibit 10(aa) to Initial Form S-1, and
                 incorporated herein by reference.)
   10(z)     --  Software License Agreement dated December 13, 1995 between Network TeleSystems,
                 Inc. and MindSpring Enterprises, Inc. (Filed as Exhibit 10(bb) to Initial Form
                 S-1, and incorporated herein by reference.)
   10(aa)    --  Form of MindSpring Director or Officer Indemnity Agreement. (Filed as Exhibit
                 10(dd) to Initial Form S-1, and incorporated herein by reference.)

EXHIBIT
NUMBER                                         EXHIBIT DESCRIPTION
- ------           --------------------------------------------------------------------------------
   10(bb)    --  Network Services Agreement dated June 28, 1996 by and between MindSpring
                 Enterprises, Inc. and PSINet Inc. (Filed as Exhibit 10.2 to Current Report on
                 Form 8-K dated June 28, 1996, File No. 0-27890, and incorporated herein by reference.)
 **10(cc)    --  Master Services Agreement dated July 15, 1996 between BellSouth
                 Telecommunications, Inc. and MindSpring Enterprises, Inc.
 **10(dd)    --  Software License Agreement dated as of March 29, 1996 between Clarify Inc. and
                 MindSpring Enterprises, Inc.
   10(ee)    --  Assignment and Assumption of Contracts and Leases by and between MindSpring
                 Enterprises, Inc. and PSINet, Inc. dated as of September 1, 1996.
   10(ff)    --  Service Provider Agreement dated December 13, 1995 between BBN Planet
                 Corporation and MindSpring Enterprises, Inc.
 **11        --  Statement regarding Computation of Per Share Earnings.
   23(a)     --  Consent of Arthur Andersen LLP.
   23(b)     --  Consent of Price Waterhouse LLP.
  *23(c)     --  Consent of Hogan & Hartson L.L.P. (included in Exhibit 5)
 **24        --  Powers of Attorney for the following individuals: Charles M. Brewer, Michael S.
                 McQuary, Michael G. Misikoff, Campbell B. Lanier, III, William H. Scott, III and
                 O. Gene Gabbard (included on signature page).
 **27        --  Financial Data Schedule.


- ---------------
 * To be filed by amendment


** Previously filed



(b) FINANCIAL STATEMENT SCHEDULES.


     The following financial statement schedules are filed herewith:

          Schedule II -- Valuation and Qualifying Accounts -- MindSpring Enterprises, Inc.

          Schedule II -- Valuation and Qualifying Accounts -- PSINet Inc. -- Consumer Internet Access Services in the United States.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h)
     under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Company has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 12th day of September, 1996.


                                          MINDSPRING ENTERPRISES, INC.

                                          By        /s/ CHARLES M. BREWER
                                            -----------------------------------
                                                     CHARLES M. BREWER
                                               Chairman and Chief Executive
                                                          Officer


     Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed by the following persons in the capacities and on this 12th day of September, 1996.



               SIGNATURE                                                 TITLE
- ----------------------------------------                ---------------------------------------
         /s/ CHARLES M. BREWER                           Chairman, Chief Executive Officer and
- ----------------------------------------                               Director
           CHARLES M. BREWER                                 (Principal executive officer)



                    *                                   President, Chief Operating Officer and
- ----------------------------------------                               Director
           MICHAEL S. MCQUARY


                    *                                       Vice President, Chief Financial
- ----------------------------------------                   Officer, Secretary, Treasurer and
          MICHAEL G. MISIKOFF                                          Director
                                                           (Principal financial officer and
                                                             principal accounting officer)



                    *                                                  Director
- ----------------------------------------
        CAMPBELL B. LANIER, III

                    *                                                  Director
- ----------------------------------------
         WILLIAM H. SCOTT, III

                    *                                                  Director
- ----------------------------------------
            O. GENE GABBARD

       *By: /s/ CHARLES M. BREWER
- ----------------------------------------
           CHARLES M. BREWER
            Attorney-in-fact

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS AS TO SCHEDULES

     We have audited, in accordance with generally accepted auditing standards, the financial statements of MINDSPRING ENTERPRISES, INC. included in this Registration Statement and have issued our report thereon dated February 16, 1996 (except with respect to Note 10, as to which the date is August 20, 1996). Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 16, 1996

                                                                     SCHEDULE II

                          MINDSPRING ENTERPRISES, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (AMOUNTS IN THOUSANDS)

                COLUMN A                    COLUMN B            COLUMN C             COLUMN D      COLUMN E
- -----------------------------------------  ----------   ------------------------   ------------   ----------
                                                               ADDITIONS
                                                        ------------------------
                                                                     CHARGED TO
                                           BALANCE AT   CHARGED TO      OTHER                     BALANCE AT
                                           BEGINNING    COSTS AND    ACCOUNTS --   DEDUCTIONS --    END OF
               DESCRIPTION                 OF PERIOD     EXPENSES     DESCRIBE     DESCRIBE(A)      PERIOD
- -----------------------------------------  ----------   ----------   -----------   ------------   ----------
DEDUCTION IN THE BALANCE SHEET FROM THE
  ASSET TO WHICH IT APPLIES:
  Allowance for uncollectible accounts
     receivable..........................     $ 15         $ 41          $ 0           $(10)         $ 46

- ---------------

(a) Represents collections of accounts previously written-off as considered to be uncollectible.

                          MINDSPRING ENTERPRISES, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                             (AMOUNTS IN THOUSANDS)

                COLUMN A                    COLUMN B            COLUMN C             COLUMN D      COLUMN E
- -----------------------------------------  ----------   ------------------------   ------------   ----------
                                                               ADDITIONS
                                                        ------------------------
                                                                     CHARGED TO
                                           BALANCE AT   CHARGED TO      OTHER                     BALANCE AT
                                           BEGINNING    COSTS AND    ACCOUNTS --   DEDUCTIONS --    END OF
               DESCRIPTION                 OF PERIOD     EXPENSES     DESCRIBE       DESCRIBE       PERIOD
- -----------------------------------------  ----------   ----------   -----------   ------------   ----------
DEDUCTION IN THE BALANCE SHEET FROM THE
  ASSET TO WHICH IT APPLIES:
  Allowance for uncollectible accounts
     receivable..........................      $0          $ 15          $ 0            $0           $ 15

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS AS TO SCHEDULES

     We have audited, in accordance with generally accepted auditing standards, the financial statements of PSINET INC. -- CONSUMER INTERNET ACCESS SERVICES IN THE UNITED STATES included in this Registration Statement and have issued our report thereon dated July 30, 1996. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applies in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
July 30, 1996

                                                                     SCHEDULE II

                    PSINET INC. -- CONSUMER INTERNET ACCESS
                         SERVICES IN THE UNITED STATES

                       VALUATION AND QUALIFYING ACCOUNTS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                             (AMOUNTS IN THOUSANDS)

                COLUMN A                    COLUMN B            COLUMN C             COLUMN D      COLUMN E
- -----------------------------------------  ----------   ------------------------   ------------   ----------
                                                               ADDITIONS
                                                        ------------------------
                                                                     CHARGED TO
                                           BALANCE AT   CHARGED TO      OTHER                     BALANCE AT
                                           BEGINNING    COSTS AND    ACCOUNTS --   DEDUCTIONS --    END OF
               DESCRIPTION                 OF PERIOD     EXPENSES     DESCRIBE     DESCRIBE(A)      PERIOD
- -----------------------------------------  ----------   ----------   -----------   ------------   ----------
DEDUCTION (INCREASE) IN THE BALANCE SHEET
  FROM THE ASSET TO WHICH IT APPLIES:
  Allowance for uncollectible accounts
     receivable..........................     $  0         $  0          $ 0           $ (0)         $  0

- ---------------

(a) Represents collections of accounts previously written-off as considered to be uncollectible.

                    PSINET INC. -- CONSUMER INTERNET ACCESS
                         SERVICES IN THE UNITED STATES

                       VALUATION AND QUALIFYING ACCOUNTS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (AMOUNTS IN THOUSANDS)

                COLUMN A                    COLUMN B            COLUMN C             COLUMN D      COLUMN E
- -----------------------------------------  ----------   ------------------------   ------------   ----------
                                                               ADDITIONS
                                                        ------------------------
                                                                     CHARGED TO
                                           BALANCE AT   CHARGED TO      OTHER                     BALANCE AT
                                           BEGINNING    COSTS AND    ACCOUNTS --   DEDUCTIONS --    END OF
               DESCRIPTION                 OF PERIOD     EXPENSES     DESCRIBE       DESCRIBE       PERIOD
- -----------------------------------------  ----------   ----------   -----------   ------------   ----------
DEDUCTION (INCREASE) IN THE BALANCE SHEET
  FROM THE ASSET TO WHICH IT APPLIES:
  Allowance for uncollectible accounts
     receivable..........................      $0          $391          $ 0           $(62)         $329

- ---------------

(a) Represents collections of accounts previously written-off as considered to be uncollectible.

                               INDEX TO EXHIBITS


EXHIBIT                                                                                    EXHIBIT
NUMBER                                                                                   DESCRIPTION
- ------                                                                                   ------------
    1        --  Form of Underwriting Agreement by and among MindSpring Enterprises,
                 Inc., J.C. Bradford & Co., Wheat, First Securities, Inc., and The
                 Robinson-Humphrey Company, Inc. ......................................
    2(a)     --  Asset Purchase Agreement dated June 28, 1996 by and between MindSpring
                 Enterprises, Inc. and PSINet, Inc. (Filed as Exhibit 10.1 to Current
                 Report on Form 8-K dated June 28, 1996, File No. 0-27890, and incorporated herein by reference.)....................................
    2(b)     --  Amendment No. 1 to Asset Purchase Agreement and Network Services
                 Agreement dated August 23, 1996 by and between PSINet Inc. and
                 MindSpring Enterprises, Inc., effective as of June 28, 1996. (Filed as
                 Exhibit 10.3 to Current Report on Form 8-K/A dated August 23, 1996,
                 File No. 0-27890, and incorporated herein by reference.)..............
    2(c)     --  Amended and Restated Asset Purchase Agreement by and between
                 MindSpring Enterprises, Inc. and The News and Observer Publishing
                 Company dated as of September 11, 1996. ..............................
    3(a)     --  Amended and Restated Certificate of Incorporation of MindSpring
                 Enterprises, Inc. (Filed as Exhibit 3(a) to Quarterly Report on Form
                 10-Q dated May 3, 1996, File No. 0-27890, and incorporated herein by reference.) ..........................................................
    3(b)     --  Amended and Restated Bylaws of MindSpring Enterprises, Inc. (Filed as
                 Exhibit 3(b) to Quarterly Report on Form 10-Q/A dated August 30, 1996,
                 File No. 0-27890, and incorporated herein by reference.)..............
    4(a)     --  Form of Common Stock Certificate of the Company. (Filed as Exhibit 4
                 to Registration Statement on Form S-1, File No. 333-00108 ("Initial
                 Form S-1"), and incorporated herein by reference.)....................
    4(b)     --  Convertible Note dated June 28, 1996, as amended on August 23, 1996, effective as of June 28, 1996. (Filed as Exhibit 4 to Current Report
                 on Form 8-K/A dated August 23, 1996, File No. 0-27890, and incorporated herein by reference.)....................................
   *5        --  Opinion of Hogan & Hartson L.L.P. ....................................
   10(a)     --  Loan Agreement by and between MindSpring Enterprises, Inc. and ITC
                 Holding Company, Inc. dated as of December 21, 1995. (Filed as Exhibit
                 10(a) to Initial Form S-1, and incorporated herein by reference.).....
   10(b)     --  First Amendment to Loan Agreement by and between MindSpring
                 Enterprises, Inc. and ITC Holding Company, Inc. (Filed as Exhibit
                 10(a)(1) to Initial Form S-1, and incorporated herein by
                 reference.)...........................................................
   10(c)     --  Security Agreement by and between MindSpring Enterprises, Inc. and ITC
                 Holding Company, Inc. dated as of December 27, 1995. (Filed as Exhibit
                 10(b) to Initial Form S-1, and incorporated herein by reference.).....
   10(d)     --  Promissory Note by MindSpring Enterprises, Inc. in favor of ITC
                 Holding Company, Inc. dated December 27, 1995. (Filed as Exhibit 10(c)
                 to Initial Form S-1, and incorporated herein by reference.)...........
   10(e)     --  Internet Service Provider Navigator Distribution Agreement dated June
                 21, 1995 between Netscape Communications Corporation and MindSpring
                 Enterprises, Inc., as amended by Amendment No. 1 dated September 29,
                 1995 and by Amendment No. 2 dated March 28, 1996. (Filed as Exhibit 10 to Quarterly Report on Form 10-Q/A dated August 30, 1996, File No.
                 0-27890 and incorporated herein by reference.)........................
   10(f)     --  Eudora(R) Freeware Distribution Agreement dated as of September 28,
                 1995 between MindSpring Enterprises, Inc. and Qualcomm Incorporated.
                 (Filed as Exhibit 10(e) to Initial Form S-1, and incorporated herein by reference.)........................................................

EXHIBIT                                                                                    EXHIBIT
NUMBER                                                                                   DESCRIPTION
- ------                                                                                   ------------
   10(g)     --  Agreement dated as of October 1, 1995 between Netsurfer, Inc. and
                 MindSpring Enterprises, Inc. (Filed as Exhibit 10(f) to Initial Form
                 S-1, and incorporated herein by reference.)...........................
   10(h)     --  Lease and Service Agreement dated as of January 1, 1995 between AvData
                 Systems, Inc. and MindSpring Enterprises, Inc. (Filed as Exhibit 10(i)
                 to Initial Form S-1, and incorporated herein by reference.)...........
   10(i)     --  Lease Agreement commencing on November 1, 1995 between West Peachtree
                 Point Partners, L.P. and MindSpring Enterprises, Inc. (Filed as
                 Exhibit 10(j) to Initial Form S-1, and incorporated herein by reference.)...........................................................
   10(j)     --  First Amendment dated February 6, 1996 to Lease Agreement dated
                 November 1, 1995 between John Marshall Law School, Inc. (assignee of
                 West Peachtree Point Partners, L.P.) and MindSpring Enterprises, Inc.
                 (Filed as Exhibit 10(cc) to Initial Form S-1, and incorporated herein by reference.)........................................................
   10(k)     --  Agreement dated January 31, 1995 between Agis Net99 and MindSpring
                 Enterprises, Inc. (Filed as Exhibit 10(k) to Initial Form S-1, and
                 incorporated herein by reference.)....................................
   10(l)     --  Data Communications Service Agreement dated July 23, 1995 between
                 Sprint Communications Company L.P. and MindSpring Enterprises, Inc.
                 (Filed as Exhibit 10(l) to Initial Form S-1, and incorporated herein by reference.)........................................................
   10(m)     --  LVIEW Pro Software Distribution License Agreement dated November 22,
                 1995 between MMedia Research and MindSpring Enterprises, Inc. (Filed
                 as Exhibit 10(m) to Initial Form S-1, and incorporated herein by reference.)...........................................................
   10(n)     --  Subscription Agreement dated as of April 27, 1995 between Michael G.
                 Misikoff and MindSpring Enterprises, Inc. (Filed as Exhibit 10(p) to
                 Initial Form S-1, and incorporated herein by reference.)..............
   10(o)     --  Subscription Agreement dated as of August 28, 1995 between Michael S.
                 McQuary and MindSpring Enterprises, Inc. (Filed as Exhibit 10(q) to
                 Initial Form S-1, and incorporated herein by reference.)..............
   10(p)     --  Subscription Agreement dated as of August 29, 1995 between J. Fredrick
                 Nixon and MindSpring Enterprises, Inc. (Filed as Exhibit 10(r) to
                 Initial Form S-1, and incorporated herein by reference.)..............
   10(q)     --  Second Amended and Restated Stockholders' Agreement dated as of
                 December 21, 1995 among MindSpring Enterprises, Inc. and Certain
                 Stockholders. (Filed as Exhibit 10(s) to Initial Form S-1, and
                 incorporated herein by reference.)....................................
   10(r)     --  Stock Purchase Agreement dated as of November 15, 1994 among ITC
                 Holding Company, Inc., MindSpring Enterprises, Inc., and Charles
                 Brewer. (Filed as Exhibit 10(t) to Initial Form S-1, and incorporated herein by reference.).................................................
   10(s)     --  MindSpring Enterprises, Inc. 1995 Stock Option Plan. (Filed as Exhibit
                 10(u) to Initial Form S-1, and incorporated herein by reference.).....
   10(t)     --  Form of Stock Option Agreement. (Filed as Exhibit 10(v) to Initial
                 Form S-1, and incorporated herein by reference.)......................
   10(u)     --  MindSpring Enterprises, Inc. 1995 Directors Stock Option Plan. (Filed
                 as Exhibit 10(w) to Initial Form S-1, and incorporated herein by reference.)...........................................................
   10(v)     --  Form of Director Stock Option Agreement. (Filed as Exhibit 10(x) to
                 Initial Form S-1, and incorporated herein by reference.)..............
   10(w)     --  Form of MindSpring Service Agreement. (Filed as Exhibit 10(y) to
                 Initial Form S-1, and incorporated herein by reference.)..............
   10(x)     --  Service Provider Agreement dated December 13, 1995 between BBN Planet
                 Corporation and MindSpring Enterprises, Inc. (Filed as Exhibit 10(z)
                 to Initial Form S-1, and incorporated herein by reference.)...........

EXHIBIT                                                                                    EXHIBIT
NUMBER                                                                                   DESCRIPTION
- ------                                                                                   ------------
   10(y)     --  Software License Agreement dated September 1, 1995 between Ipswitch,
                 Inc. and MindSpring Enterprises, Inc. (Filed as Exhibit 10(aa) to
                 Initial Form S-1, and incorporated herein by reference.)..............
   10(z)     --  Software License Agreement dated December 13, 1995 between Network
                 TeleSystems, Inc. and MindSpring Enterprises, Inc. (Filed as Exhibit
                 10(bb) to Initial Form S-1, and incorporated herein by reference.)....
   10(aa)    --  Form of MindSpring Director or Officer Indemnity Agreement. (Filed as
                 Exhibit 10(dd) to Initial Form S-1, and incorporated herein by reference.)...........................................................
   10(bb)    --  Network Services Agreement dated June 28, 1996 by and between
                 MindSpring Enterprises, Inc. and PSINet Inc. (Filed as Exhibit 10.2 to
                 Current Report on Form 8-K dated June 28, 1996, File No. 0-27890, and incorporated herein by reference.)....................................
 **10(cc)    --  Master Services Agreement dated July 15, 1996 between BellSouth
                 Telecommunications, Inc. and MindSpring Enterprises, Inc. ............
 **10(dd)    --  Software License Agreement dated as of March 29, 1996 between Clarify
                 Inc. and MindSpring Enterprises, Inc. ................................
   10(ee)    --  Assignment and Assumption of Contracts and Leases by and between
                 MindSpring Enterprises, Inc. and PSINet, Inc. dated as of September 1,
                 1996. ................................................................
   10(ff)    --  Service Provider Agreement dated December 13, 1995 between BBN Planet
                 Corporation and MindSpring Enterprises, Inc. .........................
 **11        --  Statement regarding Computation of Per Share Earnings. ...............
   23(a)     --  Consent of Arthur Andersen LLP. ......................................
   23(b)     --  Consent of Price Waterhouse LLP. .....................................
  *23(c)     --  Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).............
 **24        --  Powers of Attorney for the following individuals: Charles M. Brewer,
                 Michael S. McQuary, Michael G. Misikoff, Campbell B. Lanier, III,
                 William H. Scott, III and O. Gene Gabbard (included on signature page). ...............................................................
 **27        --  Financial Data Schedule


- ---------------
 * To be filed by amendment


** Previously filed